UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A/A
(Amendment No. 3)
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MORTON INDUSTRIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Class A common stock, par value $0.01; Class B common stock, par value $0.01
(2)	Aggregate number of securities to which transaction applies:
4,880,878 shares of Class A common stock; options to purchase 518,820 shares of Class A common stock; warrants to purchase 290,278 shares of Class A common stock; 15,580 shares of Class A common stock issuable under the Company’s Non-employee Directors’ Compensation Plan (the “Directors’ Plan”); and 100,000 shares of Class B common stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was calculated based on the sum of (a) an aggregate cash payment of $38,903,780 for the proposed merger consideration of $10.00 per share for 3,890,378 outstanding shares of Class A common stock (which excludes shares held by parties to the merger agreement), (b) an aggregate cash payment of $5,002,822 to holders of outstanding options to acquire 518,820 shares of Class A common stock, based on a payment of $10.00 per share underlying the option less the option exercise price, (c) an aggregate cash payment of $2,896,974 to holders of outstanding warrants to acquire 290,278 shares of Class A common stock, based on a payment of $10.00 per share underlying the warrant less the warrant exercise price, (d) an aggregate cash payment of $1,000,000 for the proposed merger consideration of $10.00 per share for 100,000 outstanding shares of Class B common stock, (e) an aggregate cash payment of $155,800 to current and former non-employee directors for 15,580 shares of Class A common stock issuable pursuant to the Directors’ Plan calculated based upon $10.00 per share, and (f) the issuance of an aggregate of 9,905,000 shares of common stock of MMC Precision Holdings Corp. having a value of $1.00 per share, or $9,905,000 in the aggregate, to five officers and directors of the Company or its subsidiaries (or their affiliates) in exchange for 990,500 shares of the Company’s Class A common stock. The payment of the filing fee, calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, equals $107.00 per million dollars of the aggregate amount calculated under the preceding sentence.
(4)	Proposed maximum aggregate value of transaction:
$57,864,376
(5)	Total fee paid:
$6,192

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MORTON INDUSTRIAL GROUP, INC.
1021 West Birchwood, Morton, Illinois 61550
(309) 266-7176
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
DEAR MORTON INDUSTRIAL GROUP, INC. SHAREHOLDER:
     You are cordially invited to attend a special meeting of the shareholders of Morton Industrial Group, Inc. (the “Company”) to be held at 9:00 a.m., Central Daylight Savings Time, on August 25, 2006, at 1021 West Birchwood, Morton, Illinois 61550. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 22, 2006, among the Company, MMC Precision Holdings Corp. and MMC Precision Merger Corp. (entities organized by Brazos Private Equity Partners, LLC to effect the merger and related transactions discussed below). Under the merger agreement, MMC Precision Holdings Corp. will acquire the Company through a merger of its wholly owned subsidiary into the Company, which will be the surviving company in the merger. The completion of the merger is conditioned upon approval of the merger agreement.
     If the merger is completed, the Company will no longer be a publicly-traded company, and you will no longer have an equity interest in the Company. In the merger, each outstanding share of the Company’s Class A and Class B common stock (other than shares owned by MMC Precision Holdings Corp., MMC Precision Merger Corp., the Company and any of its subsidiaries and shares owned by shareholders who exercise dissenters’ rights) will convert into the right to receive $10.00 in cash. The merger agreement has been entered into in connection with certain other transactions pursuant to which, among other things, Mark W. Mealy, a director and shareholder of the Company, and I will retain a continuing ownership interest in the Company. These transactions are more fully described in the accompanying proxy statement. The proxy statement also describes the actions and determinations of a special committee of the board of directors formed to evaluate and make recommendations to the board of directors regarding the merger and related transactions.
     The Company’s board of directors, after considering various factors described in the attached proxy statement, including the recommendation of the special committee, unanimously approved the merger and the merger agreement. The Company’s board of directors recommends that you vote FOR the approval of the merger agreement. Under Georgia law and the Company’s bylaws, the merger agreement must be approved by the affirmative vote of the holders of a majority of the votes of the outstanding shares of Class A common stock and Class B common stock, voting as one class. Additionally, the special committee recommended, and the board has required, that the merger agreement be approved by a majority of the shares of Class A common stock and Class B common stock (voting together as a class) not held by the shareholders that will continue as investors in MMC Precision Holdings Corp. following the merger and their affiliates and family members.
     The Company and its board of directors urge you to read the accompanying Notice of Special Meeting and proxy statement carefully. Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the special meeting, it is important that your shares are represented at the special meeting. Please complete, sign, date and mail the enclosed proxy card or vote via telephone or the Internet.
     If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us as the proxy solicitation agent and information agent in connection with the merger, toll-free at 1-800-322-2885.
     This solicitation for your proxy is being made by the Company on behalf of its board of directors.

Sincerely,

/s/ William D. Morton

William D. Morton
Chairman, President and Chief Executive Officer
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in the enclosed proxy statement. Any representation to the contrary is a criminal offense.
     The attached proxy statement is dated July 10, 2006 and is first being mailed to shareholders on or about July 12, 2006.

MORTON INDUSTRIAL GROUP, INC.
1021 West Birchwood
Morton, Illinois 61550
(309) 266-7176
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 25, 2006
July 10, 2006
To the Shareholders of Morton Industrial Group, Inc.:
     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Morton Industrial Group, Inc. (the “Company”) will be held at 1021 West Birchwood, Morton, Illinois 61550, on August 25, 2006, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, as it may be amended from time to time, dated as of March 22, 2006, by and among the Company, MMC Precision Holdings Corp. and MMC Precision Merger Corp., pursuant to which, among other things, MMC Precision Merger Corp., a wholly-owned subsidiary of MMC Precision Holdings Corp., will be merged with and into the Company, with the Company continuing as the surviving corporation.

2. To consider and vote upon any adjournment or postponement of the special meeting to allow solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the above proposal.

3. To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     The board of directors has fixed the close of business on July 10, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only shareholders of record at the close of business on such record date will be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. A complete list of such shareholders will be open for the examination of any shareholder during regular business hours at the offices of the Company at 1021 West Birchwood, Morton, Illinois 61550 for a period of ten days prior to the special meeting and at the special meeting.
     The merger agreement and the merger are described in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.
     The Company’s holders of Class A common stock and Class B common stock are entitled to assert dissenters’ rights under Article 13 of the Georgia Business Corporation Code. If the merger is consummated, shareholders who elect to dissent from the merger are entitled to receive the “fair value” of their shares of Company common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code. This right is explained more fully under “Special Factors — Dissenters’ Rights of Shareholders” in the accompanying proxy statement. A copy of Article 13 of the Georgia Business Corporation Code is attached as Appendix C to the accompanying proxy statement.
     Your vote is very important. Whether or not you plan to attend the special meeting, you should complete, sign, date and return the enclosed proxy card in the accompanying envelope, or vote via telephone or the Internet, as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors,

/s/ Daryl R. Lindemann
Daryl R. Lindemann
Secretary
NOTICE
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

PROXY STATEMENT
for
SPECIAL MEETING OF MORTON INDUSTRIAL GROUP, INC. SHAREHOLDERS
TO BE HELD ON AUGUST 25, 2006
SUMMARY TERM SHEET
      This summary highlights selected information in this proxy statement and may not contain all of the information that is important to you in your consideration of the proposed merger. You are urged to read this entire proxy statement carefully, including the appendices and the documents incorporated by reference, before voting. Where appropriate, we have included page and section references to direct you to more complete descriptions of the topics presented in this summary.
Purpose of the Shareholder Vote

•	We are asking you to consider and vote upon a proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of March 22, 2006, among Morton Industrial Group, Inc. (which we refer to as the “Company,” “Morton,” “we,” “us,” “our,” and “ours,” alone, or as the context may require, with any of our subsidiaries), MMC Precision Holdings Corp. (which we refer to as “Acquisition”), and MMC Precision Merger Corp. (which we refer to as “Sub”). Pursuant to the merger agreement, Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Acquisition following the merger. See “The Special Meeting” beginning on page 46.
The Parties

•	We are a contract manufacturer of highly engineered metal components and subassemblies for construction, industrial, and agricultural original equipment manufacturers. Our products include engine enclosures, panels, platforms, frames, tanks and other components used in backhoes, excavators, tractors, wheel loaders, power generators, turf care equipment and similar industrial equipment. Acquisition and Sub are affiliates of Brazos Private Equity Partners, LLC, a Dallas, Texas-based private equity firm (which we refer to as “Brazos”) and are corporations organized for the sole purpose of effecting the merger and the related transactions. See “Information Concerning the Company” beginning on page 62 and “Information Concerning Acquisition and Sub” beginning on page 67.
Special Meeting

•	We are sending this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at a special meeting of shareholders. We are first mailing this proxy statement, together with the enclosed proxy card, to shareholders on or about July 12, 2006.

•	The special meeting of our shareholders will begin at 9:00 a.m., Central Daylight Savings Time, on August 25, 2006, at 1021 West Birchwood, Morton, Illinois.

•	We are asking that you consider and vote upon a proposal to approve the merger agreement. We encourage you to read the merger agreement (attached as Appendix A to this proxy statement) in its entirety before voting.

•	The record date for shares of our Class A common stock and Class B common stock (which we refer to collectively as our “common stock”) entitled to vote at the special meeting is July 10, 2006. As of that date, there were 4,880,878 shares of our Class A common stock issued and outstanding, and 100,000 shares of our Class B common stock issued and outstanding.

•	A quorum of shareholders is necessary to hold a valid meeting. The presence in person or represented by proxy of shareholders entitled to vote a majority of the votes entitled to be cast by shareholders at the special meeting will constitute a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. Shares held by us in our treasury do not count towards a quorum.

•	We will have a list of shareholders of record entitled to vote at the special meeting available at our offices at 1021 West Birchwood, Morton, Illinois for inspection by any shareholder for any purpose germane to the special meeting both during ordinary business hours for ten days prior to the special meeting and at the special meeting.

•	Each share of Class A common stock will have one vote. Each share of Class B common stock will have 3.72909 votes as of the record date, a number determined based on a formula included in the Company’s articles of incorporation. See “The Special Meeting — Voting Requirements” beginning on page 47.
The Merger

•	Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Acquisition. Sub is a new corporation organized for the sole purpose of effecting the merger, and is a wholly-owned subsidiary of Acquisition. Acquisition is an affiliate of Brazos and is a new corporation formed for the purpose of entering into the transactions contemplated by the merger agreement. Immediately following the merger, the Company, as the surviving corporation in the merger, will become a privately-held company, indirectly owned primarily by a Brazos affiliate and the rollover shareholders (as defined below), through their ownership of Acquisition. See “Special Factors — Structure and Steps of the Merger” beginning on page 21 and “Special Factors — Effects of the Merger” beginning on page 25.
Effects of the Merger

•	If the merger is completed, you will receive $10.00 in cash for each of your shares of common stock, unless you are a rollover shareholder or a dissenting shareholder and you perfect your dissenters’ rights. As a result of the merger, the Company’s shareholders, other than the rollover shareholders, will no longer have an equity interest in the Company, the Company’s common stock will no longer be traded on the OTC Bulletin Board, and the registration of the Company’s common stock under Section 12 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) will be terminated. See “Special Factors — Structure and Steps of the Merger” beginning on page 21 and “Special Factors — Effects of the Merger” beginning on page 25.
Rollover Shareholders

•	When we use the term “rollover shareholders,” we mean: (i) William D. Morton (“Mr. Morton”), our President, Chief Executive Officer and Chairman; (ii) Mark W. Mealy (“Mr. Mealy”), one of our directors and shareholders, and Eastover Group LLC, a limited liability company of which Mr. Mealy is the majority member and sole manager (which we refer to as “Eastover”); (iii) Daryl R. Lindemann (“Mr. Lindemann”), the Company’s Chief Financial Officer and Secretary; (iv) Brian R. Doolittle (“Mr. Doolittle”), Vice President of Sales and Engineering of Morton Metalcraft Co., a wholly-owned subsidiary of the Company; and (v) Brian L. Geiger (“Mr. Geiger”), Vice President of Operations of Morton Metalcraft Co. When we use the term “non-rollover shareholders,” we mean our shareholders other than the rollover shareholders, Acquisition and their respective affiliates and family members. The rollover shareholders will include only those shareholders identified above as “rollover shareholders.”

•	Immediately prior to the merger, the rollover shareholders, pursuant to a Contribution Agreement dated March 22, 2006 with Acquisition (which we refer to as the “contribution agreement”), will exchange a portion of their shares of the Company’s common stock for shares of Acquisition common stock. Any shares of the Company’s common stock not exchanged for equity interests in Acquisition by the rollover shareholders will be converted into the right to receive $10.00 per share in cash in the merger. See “Special Factors — Structure and Steps of the Merger” and “Special Factors — Interests of Certain Persons in the Merger — Interests of rollover shareholders in the Surviving Corporation” beginning on pages 21, and 29, respectively.
Voting and Support Agreements

•	Pursuant to Voting and Support Agreements with Acquisition and Sub (which we refer to as the “voting and support agreements”), each of the rollover shareholders, as well as David A. Nicholson, Vice President — Strategic Business Development of our Morton Metalcraft Co. subsidiary, and Rodney B. Harrison, Vice President — Finance and Treasurer of the Company, who are expected to continue their roles with the surviving corporation following the merger, have agreed to vote all of their shares of Company common stock in favor of the approval of the merger agreement. The shareholders who have signed the voting and support agreements collectively hold, directly or indirectly, common stock representing approximately 61.7% of the total votes of all issued and outstanding shares of Company common stock. See “Special Factors — Structure and Steps of the Merger — Voting and Support Agreements” beginning on page 23.
Required Vote

•	Under Georgia law, approval of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of all common stock (Class A and Class B) outstanding on the record date, voting together as one class. The rollover shareholders and their family members and affiliates hold in the aggregate shares of common stock having approximately 59% of the votes of the issued and outstanding shares of Class A common stock and Class B common stock. Accordingly, the affirmative votes of the rollover shareholders are sufficient to approve the merger under Georgia law. As described in “Voting and Support Agreements” above, the rollover shareholders have committed to vote their shares in favor of the approval of the merger agreement.

•	In addition, the merger agreement requires the affirmative vote of a majority of the shares of Class A common stock held by the non-rollover shareholders for approval of the merger. The non-rollover shareholders hold 2,040,214 shares of Class A common stock with one vote per share. The vote of 1,020,108 of those shares is needed to satisfy this condition to the closing and effectiveness of the merger. As described in “Voting and Support Agreements” above, Mr. Nicholson and Mr. Harrison, who constitute non-rollover shareholders, have committed to vote their shares (representing approximately 1.4% of the votes entitled to be cast by the non-rollover shareholders) in favor of the approval of the merger agreement. In addition, Fred W. Broling, the sole member of the special committee of our board of directors and a non-rollover shareholder, has indicated his intention to vote in favor of the merger agreement. Mr. Broling’s shares of Class A common stock constitute approximately 8.7% of the votes entitled to be cast by the non-rollover shareholders. See “The Special Meeting — Voting Requirements” beginning on page 47.
Treatment of Outstanding Stock Options

•	Each outstanding option to purchase shares of Class A common stock will be deemed vested immediately prior to the effective time of the merger and, if not exercised prior to the merger, each such option will be terminated at the effective time of the merger. We will pay each option holder cash (without interest) equal to $10.00 per share of Class A common stock underlying such stock option, less the applicable exercise price for such stock option. We will deduct any required income tax or employment tax withholding from that amount. At the closing of the transactions contemplated by the merger agreement, an amount sufficient to make the required payments to the option holders will be deposited with a trustee and will be held in trust by such trustee for a period of ninety days following the consummation of the merger, at which point the payments will be made by the trustee to the option holders. See “The Merger Agreement — Treatment of Company Stock Options” beginning on page 51.

Treatment of Outstanding Warrants

•	Each warrant to purchase shares of Class A common stock that has not been exercised prior to the time the merger is effective will be terminated. We will pay each warrant holder cash (without interest) equal to $10.00 per share of Class A common stock underlying such warrant, less the applicable exercise price for such warrant. We will deduct any required income tax withholding from that amount. See “The Merger Agreement — Treatment of Outstanding Warrants” beginning on page 51.
Treatment of Directors’ Plan Shares

•	The right of each of our current and former non-employee directors to receive 3,895 shares of Class A common stock pursuant to our Non-employee Directors’ Compensation Plan (which we refer to as the “Directors’ Plan”) will terminate at the effective time of the merger, and each such director will receive a payment in cash (without interest) equal to $10.00 for each share that was issuable to him under the plan. We will deduct any required income tax withholding from that amount. See “The Merger Agreement — Treatment of Directors’ Plan Shares” beginning on page 51.
Treatment of Preferred Stock

•	Before the consummation of the merger, the Company will redeem all of the outstanding redeemable preferred stock of the Company at a price no greater than $150.00 per share, and the existing redemption agreement between the Company and the holders of the preferred stock will terminate. At the close of business on July 10, 2006, 1,334 shares of redeemable preferred stock were outstanding. See “The Merger Agreement — Treatment of Preferred Stock” beginning on page 52.
Financing

•	Acquisition and Sub estimate that the total amount of funds necessary to consummate the merger and the related transactions (including the refinancing of the Company’s existing senior secured credit facility and senior secured subordinated notes and payment of all fees and expenses incurred in connection with the merger) will be approximately $105 million, of which approximately $10 million will be funded through the contribution of shares of Company common stock by the rollover shareholders pursuant to the contribution agreement and approximately $95 million will be funded in cash. The cash amount will be funded by a new senior credit facility, the issuance of senior subordinated notes, and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “Special Factors — Financing of Merger and Related Transactions” beginning on page 34. The following arrangements are in place to provide the necessary financing for the merger and the related transactions:

•	Equity Financing. Acquisition has received an equity commitment letter from Brazos pursuant to which, subject to the conditions contained therein, Brazos has agreed to make or cause to be made a cash capital contribution to Acquisition of up to $25 million.

•	Senior Credit Facility. Brazos has received a commitment letter from National City Bank, pursuant to which, subject to the satisfaction of the conditions contained therein, National City Bank has committed to provide senior secured debt financing to Sub in an aggregate principal amount of $62 million.

•	Senior Subordinated Debt Financing. Brazos has received a commitment letter from Massachusetts Mutual Life Insurance Company, pursuant to which, subject to the satisfaction of the conditions contained therein, it has committed to purchase through one or more affiliates or related entities (which we collectively refer to as the “MassMutual Group”) senior subordinated notes to be issued by Sub in an aggregate principal amount of $22.375 million. In connection with the purchase of the notes, MassMutual Group will also purchase $1 million of common stock of Acquisition and be issued warrants to purchase additional common stock of Acquisition at a nominal exercise price.
Interests of Certain Persons in the Merger

•	In considering the proposed transactions, you should be aware that some Company shareholders, directors, officers and employees have interests in the merger that may be different from, or in addition to, your interests as a Company shareholder generally, including:

•	As described above, pursuant to the contribution agreement, certain officers and directors of the Company and its subsidiaries (or their affiliates) who are the rollover shareholders will exchange a portion of their shares of common stock in the Company for shares of common stock of Acquisition immediately before the merger is effective, and thereafter will own approximately 27% of the issued and outstanding shares of common stock of Acquisition. The shares of Company common stock held by the rollover shareholders and not exchanged for shares of common stock of Acquisition will be treated in the same manner in the merger as shares held by the non-rollover shareholders and will be entitled to receive the same consideration received by the non-rollover shareholders in the merger. These shares will consist of 1,814,164 shares of Class A common stock and 100,000 shares of Class B common stock, representing a majority of the shares held by the rollover shareholders, and will be converted into the right to receive a total of $19,141,640 in cash.

•	As described above, the rollover shareholders, along with David A. Nicholson, an officer of a Company subsidiary, and Rodney B. Harrison, an officer of the Company, have entered into voting and support agreements with Acquisition and Sub pursuant to which they have agreed, among other things, to vote their shares in favor of the merger.

•	Under a 1998 voting agreement between Mr. Morton and certain shareholders, including but not limited to officers and directors of the Company and our subsidiaries (which we refer to as the “1998 voting agreement”), such shareholders have granted Mr. Morton an irrevocable proxy to vote their shares of Class A common stock (including shares subsequently obtained upon the exercise of options) in all matters subject to a shareholder vote. With respect to the vote on the merger at the special meeting, however, Mr. Morton has waived his right to vote the shares subject to the 1998 voting agreement.

•	Mr. Morton has entered into a new employment agreement with the Company, which shall only become effective upon the consummation of the merger, under which Mr. Morton will serve as president, chief executive officer and chairman of the board of the Company, as the surviving corporation following the merger, for a term of three years.

•	Mr. Lindemann, Mr. Geiger and Mr. Doolittle (each of whom is a rollover shareholder and officer of the Company or one of its subsidiaries) have also entered into new employment agreements with the Company, which shall only become effective upon the consummation of the merger. Pursuant to such agreements, Mr. Lindemann will serve as vice president-finance, secretary and treasurer, Mr. Doolittle will serve as vice president-sales and engineering, and Mr. Geiger will serve as vice president-operations of the Company, as the surviving corporation following the merger, for a term of three years.

•	Other members of the management of the Company or its subsidiaries are likely to continue in their current positions after the merger is effective.

v

•	The merger agreement provides for indemnification and insurance coverage for the Company’s current and former officers and directors for six years after the effective time of the merger and requires the Company to purchase a “tail policy” under its existing directors and officers policy continuing for six years after the effective time of the merger.

•	Pursuant to our 1997 Stock Option Plan, immediately before the merger, all outstanding options to purchase shares of our Class A common stock that are unvested or otherwise unexercisable automatically will be deemed vested and exercisable. In accordance with the merger agreement and agreements between the Company and each option holder, all options (which are held by our current and former directors, officers, and employees) will be terminated by virtue of the merger and each option holder will cease to have any rights with respect to such options, except for the right to receive a payment in cash (without interest) equal to $10.00 per share of Class A common stock underlying such stock option, less the applicable exercise price for such stock option. We will deduct any required income tax or employment tax withholding from that amount. The rollover shareholders will receive cash payments (net of the applicable exercise price) totaling approximately $2,012,721 for the termination of their options to purchase 211,688 shares of Class A common stock.

•	After the effective time of the merger, Mr. Morton and Mr. Mealy will continue to serve as members of the board of directors of the Company, as the surviving corporation, and will receive the following:

•	At the effective time of the merger, Mr. Morton will receive options to purchase 400,000 shares of Acquisition common stock, with an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at such time). Mr. Morton will receive no additional fees for his service as a member of the Company’s board of directors.

•	At the effective time of the merger, Mr. Mealy will receive options to purchase 200,000 shares of Acquisition common stock, with an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at such time). In addition, Mr. Mealy will be entitled to receive an annual fee of at least $100,000 for each year in which he serves as a member of the Company’s board of directors.

•	In addition to the options to be issued to Mr. Morton and Mr. Mealy described above, Mr. Lindemann, Mr. Geiger and Mr. Doolittle will each be issued options to purchase 300,000 shares of Acquisition common stock, with an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at such time), upon consummation of the merger. It is also contemplated that other officers and employees of the Company and its subsidiaries will be issued options in Acquisition following the merger. All of such options will be issued pursuant to a stock option plan to be adopted by Acquisition concurrently with the consummation of the merger.

•	Mr. Mealy and Fred W. Broling (the independent director constituting the special committee of the board of directors appointed to evaluate the merger and the merger agreement on behalf of the non-rollover shareholders), together with Alfred R. Glancy III and Willem F.P. de Vogel, two former non-employee directors of the Company, will each receive $38,950 in the merger in exchange for their right to receive 3,895 shares of our Class A common stock pursuant to rights granted to them in 1998 and 1999 under the Directors’ Plan.

•	The following table sets forth certain quantifiable information with respect to the interests of the Company’s directors and executive officers in the merger that are different from or in addition to the interests of other shareholders:

							Company Shares to
							be Exchanged for
							Acquisition Shares

	Shares to be		Options to be		Directors Shares				Options to	Annual Base
	Converted		Converted		to be Converted			No. of	Purchase	Salary Under
	in the Merger		in the Merger		in the Merger			Acquisition	Acquisition	New Employment
								Shares (%	Shares (to	Agreement with
				Merger				Ownership of	be Issued	the Company as
		Merger		Consid-	No. of	Merger	No. of	Acquisition	Upon	the Continuing
	No. of	Consid-	No. of	eration	Directors	Consid-	Company	After	Closing of	Corporation or
Individual	Shares	eration	Options	(approximate)	Shares	eration	Shares	Merger)(1)	Merger)(2)	Director’s Fee

William D. Morton	803,990	$8,039,900	—	—	—	—	550,000	5,500,000 (15.0)%	400,000	$420,000 base salary
Mark W. Mealy/ Eastover	802,584	$8,025,840	56,667	$557,003	3,895	$38,950	360,000	3,600,000 (9.8)%	200,000	$100,000 director’s fee
Daryl R. Lindemann	91,196	$911,960	52,501	$490,531	—	—	25,000	250,000 (0.68)%	300,000	$170,000 base salary
Brian R. Doolittle	104,197	$1,041,970	40,001	$376,176	—	—	25,500	255,000 (0.70)%	300,000	$170,000 base salary
Brian L. Geiger	112,197	$1,121,970	62,499	$589,011	—	—	30,000	300,000 (0.82)%	300,000	$170,000 base salary
Fred W. Broling	177,778	$1,777,780	95,000	$932,250	3,895	$38,950	—	—	—	—

(1)	Does not give effect to any warrants or options to purchase Acquisition Shares to be granted by Acquisition after the merger.
(2)	With an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at the effective time of the merger).

•	These arrangements are more fully described under “Special Factors — Interests of Certain Persons in the Merger” beginning on page 29.

•	As described above, a portion of the funds necessary to consummate the merger and the related transactions will be funded in cash, which cash will be obtained in part by the issuance of senior subordinated notes by Sub. Subject to the satisfaction of certain conditions, the MassMutual Group has committed to purchase these notes, and, in connection with such purchase, MassMutual Group will also purchase $1 million of common stock of Acquisition and be issued warrants to purchase 3.75% of the fully-diluted common stock of Acquisition (which will constitute approximately 1,591,636 shares of Acquisition common stock based on the current estimated sources and uses for the transaction) at an exercise price of $.01 per share. The members of the MassMutual Group have not determined the allocation of the warrants among themselves. An undetermined portion of the purchase price of the notes will be allocated to the warrants as their purchase price.

•	The special committee and our board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement and the merger.
Our Purposes and Reasons for the Merger

•	We entered into the merger agreement for a number of purposes and reasons, including:

•	To provide a liquidity opportunity for the holders of our Class A common stock, which trades relatively infrequently and in small amounts, in the form of an immediate cash payment that we believe is fair and that is above trading prices since March 16, 1999.

•	To allow us to realize cost savings by eliminating the requirements that we comply with the periodic public reporting requirements under the Exchange Act and by reducing the expenses of shareholder communications.

•	To permit the Company to operate as a non-public company.

•	Our purposes and reasons for entering into the merger are more fully described under “Special Factors — Purpose of the Merger; Reasons for the Merger” beginning on page 1.
Determination and Recommendation of the Special Committee

•	Because of the potential for conflicts of interest in evaluating the merger, a special committee of our board of directors, consisting of Fred W. Broling (which we refer to as the “special committee”), a member of our board who is not employed by, or otherwise affiliated with, the Company, the rollover shareholders or Acquisition or their respective affiliates, was formed to review, evaluate, and make recommendations to our board of directors with respect to, the merger and the merger agreement on behalf of the non-rollover shareholders. The special committee and its independent counsel also participated in the negotiation of the terms of the transaction. The special committee determined that the merger is advisable, and fair to and in the best interests of the Company and the holders of our Class A common stock (other than the rollover shareholders, Acquisition and their respective affiliates and family members), and recommended to our full board of directors that the board of directors approve the merger and the merger agreement. This determination was based on a number of factors, including the fairness opinion received from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (which we refer to as “Houlihan Lokey”), the financial advisor to the special committee. See “Special Factors — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending the Merger” beginning on page 6. A copy of Houlihan Lokey’s opinion is attached as Appendix B to this proxy statement.

Determination, Approval and Recommendation of Our Board of Directors

•	The members of our board of directors determined unanimously that the merger agreement and the related transactions, including the merger, are advisable, and fair to and in the best interests of the Company and our shareholders, including our unaffiliated shareholders (who are those non-rollover shareholders who are not also directors or officers of the Company or its subsidiaries). This determination was based on a number of factors, including the fairness opinion received from Houlihan Lokey, the special committee’s recommendation to our board of directors, and procedures used by the Company and Edgeview Partners, LLC (which we refer to as “Edgeview”), an investment banking firm that advised us in connection with the merger to identify and contact interested parties. See “Special Factors — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending the Merger” beginning on page 6.

•	Our board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement.
Opinion of Financial Advisor

•	The special committee retained Houlihan Lokey to act as its financial advisor in connection with the merger. As part of this engagement, Houlihan Lokey provided its opinion that, as of the date of its opinion, and based upon and subject to certain assumptions, limitations and qualifications set forth in its opinion, the merger consideration of $10.00 per share to be received in the merger by the non-rollover shareholders is fair to them from a financial point of view. A copy of the Houlihan Lokey opinion is attached as Appendix B to this proxy statement. See “Special Factors — Opinion of Financial Advisor” beginning on page 12. We encourage you to carefully read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.
Projected Financial Information

•	As a matter of course, the Company does not create multi-year financial projections or publicly disclose forward-looking information about future revenues, earnings or other financial information. Nevertheless, in connection with our engagement of Edgeview, our management prepared financial projections for the Company for the fiscal years ending December 31, 2006 through December 31, 2009 (we refer to these projections, as subsequently updated for the year ending December 31, 2006, as the “financial projections”). The financial projections were provided (i) to Edgeview in connection with its due diligence and subsequent recommendation as to a course of action for the Company, (ii) to Houlihan Lokey in connection with its services as financial advisor to the special committee and (iii) to Brazos in connection with its due diligence investigation of the Company. Because such information was provided to Brazos, the projected financial information is included in this proxy statement. See “Special Factors — Projected Financial Information” beginning on page 42.
Conditions to Completing the Merger

•	We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others, the obtaining of necessary financing by Acquisition, approval of the merger agreement by our shareholders (including approval by a majority of the shares held by the non-rollover shareholders), the receipt of any required governmental authorizations, our obtaining certain specified consents of third parties, the absence of any event since the date of the merger agreement that has had or would reasonably be expected to have a material adverse effect on the Company, the exercise of dissenters’ rights under Georgia law by shareholders representing no more than 5% of the Company’s issued and outstanding common stock, and the absence of any law or governmental order prohibiting or enjoining the merger.

•	If these and other conditions are not satisfied or waived, the merger will not be completed, even if our shareholders approve the merger agreement.

•	At any time before the merger, to the extent legally allowed, the board of directors of either the Company or Acquisition may waive compliance with any of the conditions contained in the merger agreement without the approval of their respective shareholders. As of the date of this proxy statement, neither Morton nor Acquisition expects that any condition will be waived.

•	The foregoing provisions are described more fully under “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 58.
No Solicitation of Transactions

•	The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances we may respond to an unsolicited bona fide written proposal with respect to such a transaction or terminate the merger agreement and enter into an agreement with respect to such a transaction, so long as the Company complies with certain terms of the merger agreement, which may include payment of a termination fee of $2.6 million to Acquisition. See “The Merger Agreement — Covenants of the Company” and “The Merger Agreement — Termination Fee” beginning on pages 54 and 60, respectively.
Termination of the Merger Agreement

•	Acquisition and the Company may agree in writing to terminate the merger agreement at any time before completing the merger, even after our shareholders have approved the merger agreement. The merger agreement may also be terminated in certain other circumstances, including, among others if the merger is not completed by September 30, 2006, if any governmental authority prohibits the consummation of the merger, if the non-rollover shareholders fail to approve the merger agreement at the special meeting, or if an event occurs that has had, or would reasonably be expected to have, a material adverse effect on the Company.

•	The merger agreement may also be terminated in certain circumstances involving the failure of the board of directors or the special committee to continue to recommend the merger or the merger agreement or our entry into discussions, negotiations or agreements with a third party regarding specified transactions involving the Company.

•	Subject to certain limitations, Acquisition has the right to terminate the merger agreement upon the threat or commencement of certain proceedings or litigation involving the merger.

•	The rights of termination set forth in the merger agreement are more fully described under “The Merger Agreement — Termination” beginning on page 59.
Termination Fee and Expenses

•	If the merger agreement is terminated under certain circumstances involving the failure of the board of directors or the special committee to continue to recommend the merger and the merger agreement or our entry into discussions, negotiations or agreements with a third party regarding specified transactions involving the Company, the Company will be obligated to pay a termination fee of $2.6 million to Acquisition.

•	If the merger agreement is terminated under certain circumstances related to the Company’s failure to obtain the approval of the Company’s shareholders or the threat or commencement of certain proceedings or litigation involving the merger, then the Company will be obligated to reimburse Acquisition for its fees and expenses incurred in connection with the transactions up to $250,000.

x

•	The termination fees and expenses payable pursuant to the merger agreement are more fully described under “The Merger Agreement — Termination Fee” and “The Merger Agreement — Expense Reimbursement” beginning on pages 60 and 61, respectively.
Material U.S. Federal Income Tax Consequences

•	For U.S. federal income tax purposes, the merger will be treated as a taxable transaction to holders of our Class A common stock who are non-rollover shareholders. Holders of Class A or Class B common stock (other than the rollover shareholders) who receive cash in the merger will recognize gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference between the amount of cash received by such holder in the merger and such holder’s tax basis in the stock surrendered in the merger.

•	Shareholders should consult their tax advisors as to the tax consequences of the merger to them in light of their particular circumstances.

•	Tax matters are very complicated. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. See “Special Factors — Material United States Federal Income Tax Consequences” beginning on page 43.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What do I Need to do Now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote by completing, signing and mailing your proxy card or vote via telephone or the Internet as soon as possible so that your shares can be represented at the special meeting. Whether or not you plan to attend the special meeting, you should sign and return your proxy card or vote via telephone or the Internet. If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against approval of the merger agreement.

Q:	Should I Send in My Stock Certificates Now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Q:	If My Shares are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will vote your shares for you only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	May I Change My Vote After I Have Mailed My Signed Proxy Card?

A:	Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later dated proxy card to the Secretary of the Company before the meeting, or by casting a new vote on the Internet or by telephone. You also may revoke your proxy by attending the special meeting and voting your shares in person. If your shares are held in street name, you must follow the directions provided by your broker to change your voting instructions.

Q:	When do You Expect the Merger to be Completed?

A:	We are working to complete the merger as quickly as possible after the special meeting if the merger agreement is approved by our shareholders at the special meeting. We hope to complete the merger in the third quarter of 2006, although there can be no assurance that we will be able to do so.

Q:	Do I have dissenters’ rights with respect to my shares and the merger?

A:	Yes. If (i) you deliver to the Company before the vote is taken a written notice of your intent to demand payment for your shares if the merger is consummated, (ii) you do not vote in favor of the merger and (iii) you fulfill several procedural requirements, Georgia law entitles you to a judicial appraisal of the “fair value” of your shares of Company common stock. Any Company shareholder who wishes to exercise dissenters’ rights must not vote in favor of the approval of the merger agreement and must comply with all of the procedural requirements specified in Article 13 of the Georgia Business Corporation Code (which we refer to as the “GBCC”). These procedures are summarized in greater detail in “Special Factors — Dissenters’ Rights of Shareholders” beginning on page 40 and the relevant text of Article 13 of the GBCC is attached as Appendix C to this proxy statement. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

Q:	Who Can Help Answer My Questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
800-322-2885

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
      This proxy statement, including information incorporated by reference in this document, contains “forward-looking statements” concerning, among other things, the ability of the Company to complete the merger. These statements relate to expectations concerning matters that are not historic facts. Words such as “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar words and expressions are intended to identify forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements or that may adversely affect the completion of the merger. These factors include, among others, the following:

•	risks associated with the closing of merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

•	the inability of Acquisition to obtain the financing necessary to complete the merger;

•	the failure of the Company to obtain required shareholder approval;

•	the occurrence of events that would have a material adverse affect on the Company as described in the merger agreement;

•	the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees; and

•	other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission (which we refer to as the “SEC”).
      In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this proxy statement. We disclaim any obligation to update any such factors or publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Page

TRANSACTIONS IN SHARES OF COMPANY COMMON STOCK BY CERTAIN PERSONS	72
OTHER MATTERS	73
INCORPORATION BY REFERENCE	73
WHERE YOU CAN FIND ADDITIONAL INFORMATION	74
DISCLAIMER	75

APPENDIX A Agreement and Plan of Merger, dated as of March 22, 2006, among Morton Industrial Group, Inc., MMC Precision Holdings Corp., and MMC Precision Merger Corp.	A-1

APPENDIX B Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. dated March 22, 2006, with respect to the fairness of the merger consideration of $10.00 per share	B-1

APPENDIX C Article 13 of the Georgia Business Corporation Code	C-1

SPECIAL FACTORS
Purpose of the Merger; Reasons for the Merger
      We believe that the merger will allow our shareholders to obtain liquidity, without paying trading commissions, for shares that are otherwise illiquid and thinly traded. We also believe that the merger represents an opportunity for the Company’s unaffiliated shareholders to receive fair value for their shares of Company common stock. The merger consideration of $10.00 per share represents a 64% premium over the closing sale price on the OTC Bulletin Board for the Company’s Class A common stock on March 22, 2006 (the last trading day before the merger was announced) and a 44.9%, 43.6% and 48.6% premium over the three, six and twelve month average closing sale prices before March 22, 2006. In addition, the merger consideration of $10.00 per share exceeds the highest trading price of the Company’s Class A common stock since March 16, 1999. We believe that the terms of the merger offer the best available price for our common stock at this time.
      Additionally, as a “reporting company” under the Exchange Act, the Company is obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements that comply with the provisions of the Exchange Act. It also must have disclosure procedures that will assure appropriate management review of information that forms the basis of its SEC reports and the Company is subject to other increased regulatory requirements imposed as a result of the Sarbanes-Oxley Act of 2002. In addition, our ability to raise capital in the public markets is hindered by, among other factors, a relatively small market capitalization, concentrated share ownership, the absence of any major securities analyst coverage and the fact that our stock trades infrequently and at low volumes. Accordingly, management determined that the Company derives minimal benefit from its current OTC Bulletin Board listing or its status as a reporting company. Moreover, management’s time and attention associated with SEC reports and related requirements are considerable. Management believes that current annual expenses associated with being a reporting company are approximately $650,000.
      As a result, the Company decided to pursue the merger to provide a liquidity opportunity for its shareholders, to realize the cost savings associated with becoming a non-reporting company and to allow its management to spend more time on business matters that bear a direct relationship to its operations and profitability.
      Acquisition and the rollover shareholders decided to pursue the merger because they believe that the Company can be operated more profitably as a privately-held company. As a privately-held company, the Company will be relieved of the burdens and constraints imposed on public companies and will be able to reduce its regulatory and compliance costs and expenses.
Background of the Merger
      In early 2005, the board of directors of the Company began considering the advisability of identifying an investor to assist in the recapitalization of the Company in a manner that would provide the Company’s shareholders with a liquidity opportunity and relieve the Company of its SEC reporting obligations. The board discussed possible recapitalization transactions, including a sale of the Company or a transaction in which an investor would make a material investment in the Company. During discussions among board members, Mr. Morton, the Company’s President, Chief Executive Officer and Chairman, and Mr. Mealy indicated that if the Company decided to undertake a sale or recapitalization transaction, they would consider either (i) divesting all of their ownership positions in the Company, or (ii) selling less than all of their stock, depending on the nature of the transaction and the requirements, if any, of the potential acquirers and investors. Mr. Broling indicated his preference, if afforded the opportunity with the Company’s other shareholders, to sell all of his equity in the Company.
      In May 2005, the Company decided to consider the possibility of hiring an investment banking firm to help it identify and evaluate recapitalization strategies and opportunities. The Company contacted and the board received presentations from five investment banking firms during the latter part of May. After evaluating these firms, the board engaged Edgeview, an investment banking firm based in Charlotte, North

Carolina, effective as of June 29, 2005. Prior to and following its engagement, Edgeview conducted due diligence on the Company and advised the Company’s board of directors about the range of transactions in which the Company might engage. Edgeview recommended that the Company undertake a structured process that involved approaching a number of potential strategic and financial investors to determine their interest in a transaction with the Company on terms acceptable to the board. The board authorized Edgeview to implement such a process, with the express understanding that the Company was under no obligation to pursue or accept any proposal that might emerge.
      During July 2005, Edgeview collected information about the Company and its industry and prepared a confidential information memorandum about the Company appropriate for distribution to interested parties.
      On August 4, 2005, the Company filed a Current Report on Form 8-K with the SEC disclosing the Company’s engagement of Edgeview to assist it in evaluating recapitalization options. Following the announcement, two parties engaged in the lines of business in which the Company operates contacted Edgeview and expressed an interest in pursuing a transaction with the Company. Both parties signed confidentiality agreements and received a copy of the confidential information memorandum.
      Edgeview identified four additional potential strategic investors, for a total of six potential strategic investors, and 88 potential financial investors. In early August 2005, Edgeview contacted all such potential strategic and financial investors. Of the 94 contacted, three potential strategic investors and 44 potential financial investors signed confidentiality agreements and received copies of the confidential information memorandum.
      Upon distribution of the confidential information memorandum, Edgeview requested that interested parties submit non-binding indications of interest reflecting their estimates of the Company’s total enterprise value. In September 2005, eight potential investors submitted initial indications of interest ranging from $92.5 million to $125.0 million. As the value range reflected by one such indication of interest was clearly inferior to the other seven, the Company eliminated from consideration the potential financial investor that submitted such indication.
      The remaining seven potential investors were invited to undertake business and legal due diligence of the Company. Two of these investors were strategic and five were financial. All seven of the potential investors conducted due diligence, including visits to the Company’s facilities, in September and October 2005.
      In anticipation of the possibility that an investor might require that Mr. Morton, Mr. Mealy and members of senior management retain an ongoing ownership interest in the Company (particularly in light of the fact that five of the seven potential investors were financial investors), the board, acting by unanimous written consent on September 23, 2005, formed a special committee of the board, consisting of Mr. Broling. The board determined that there were no relationships between Mr. Broling and the Company that would interfere with Mr. Broling’s consideration of a potential transaction. The board delegated to the special committee the power and authority to (i) review and evaluate the terms and conditions of all possible transactions presented to the Company resulting in the recapitalization or sale of the Company or other material transactions involving the Company, (ii) communicate with the full board of directors with respect to the terms and conditions of such transactions, (iii) participate in the negotiations of the terms of any such transaction, and (iv) make a recommendation to the full board about what action, if any, should be taken by the Company with respect to any such transaction. The board reserved the power to decline a transaction, even if recommended by the special committee, but resolved that it would not approve any transaction without the special committee’s recommendation. The board also authorized and empowered the special committee to retain and compensate independent counsel to advise it and assist it in fulfilling its duties, as well as a financial advisor to perform such services and render such opinions as the special committee deemed necessary or appropriate.
      The special committee retained Winston & Strawn LLP (which we refer to as “Winston & Strawn”) as its legal counsel and Houlihan Lokey as its financial advisor. The special committee selected Winston & Strawn based on the firm’s extensive work in transactions of the kind contemplated, including its representation of special committees of boards of directors. In selecting Houlihan Lokey, the special committee considered that Houlihan Lokey is a leading investment bank with substantial experience in evaluating and advising on transactions such as those sought by the Company.
      On September 23, 2005, Husch & Eppenberger, LLC, counsel for the Company, the special committee’s counsel, and the board of directors met (with Mr. Mealy participating by telephone) at the Chicago offices of Winston & Strawn to discuss possible structures of a transaction. Following the meeting, Company counsel, with input from counsel to the special committee, completed a draft form of Agreement and Plan of Merger to be submitted for comment to potential investors making formal proposals to the Company.
      Edgeview prepared a detailed bid instruction letter for distribution, together with the form of merger agreement, to each of the seven potential investors that had conducted due diligence reviews of the Company. Edgeview specified certain topics that the recipients were required to address in their proposals and set October 17, 2005 as a submission date for formal proposals, which were to include comments on the form of merger agreement. Among other things, the potential investors making proposals were required to (i) provide evidence that they had the financial resources to consummate the transaction, (ii) state the value per share to be paid for the Company’s securities, (iii) provide guidance on intentions about the Company’s operations, employees, and management, including any requirements relating to employment agreements or for existing shareholders to continue as equity owners of the Company, (iv) articulate the due diligence, if any, remaining to be completed, (v) list approvals required to complete a transaction, and (vi) describe other terms and conditions of the proposed transaction.
      On October 10, 2005, one of the two potential strategic investors withdrew from the process, indicating to Edgeview that it intended to pursue a different transaction. Two potential financial investors also withdrew, in one case indicating it failed to receive the requisite financing support, and in the other case due to expressed concerns about the level of leverage required to successfully conclude a transaction.
      On October 14, 2005, the remaining strategic party (which we refer to as “Party A”) sent Edgeview an e-mail largely repeating the contents of its initial indication of interest. Edgeview requested that Party A prepare a proposal more responsive to the bid instruction letter. On October 17, 2005, Party A sent Edgeview a second e-mail that reiterated its initial indication of interest and stated that it was not in a position to be more responsive to the bid instruction letter or Edgeview’s request for more detail.
      On October 18, 2005, Edgeview received proposals from the three remaining financial parties, Brazos, Party B (which we refer to as “Party B”) and Party C (which we refer to as “Party C”). During the next several days, Edgeview sought clarification of such proposals on various points and prepared a summary and comparison of the three proposals and Party A’s indication of interest, which it distributed to the special committee, our board of directors and their respective counsel on October 21, 2005.
      On October 24, 2005, the board met telephonically with representatives of Edgeview, counsel for the Company, and Winston & Strawn. Edgeview reviewed the process undertaken to obtain the four proposals as well as the contents of the proposals. It was noted that the proposal by Party A, although it proposed a higher valuation than the proposals by Brazos, Party B or Party C, was not comparable to the other proposals in that it remained a preliminary indication of interest with limited detail as to proposed terms and structure. In view of the preliminary and non-responsive nature of the proposal submitted by Party A, the board unanimously elected not to pursue such proposal. With respect to the remaining three proposals, it was noted that such bids were distinguishable primarily on the basis of price and the level of due diligence completed by the parties. Brazos and Party B submitted bids containing proposed purchase prices of $10.49 and $9.57 per share of common stock, respectively. Party C proposed a purchase price of $7.29 per share. Each proposal required that Mr. Morton and Mr. Mealy retain a substantial portion of their equity interests in the Company and that Messrs. Morton, Lindemann, Geiger and Doolittle, each members of senior management of the Company or its subsidiaries, enter into long-term employment agreements with the purchasers. The board discussed the proposals and questioned Edgeview and counsel on various matters. After further discussion and consultation with counsel, including counsel to the special committee, the board unanimously decided not to continue discussions with Party C because of the relatively low valuation reflected in its bid. The board and its advisors discussed various aspects of the Party B and Brazos proposals and identified subjects that required clarification. The board directed Edgeview to contact both Party B and Brazos to encourage each of them to submit their best and final offers. The board also directed Edgeview to contact Party A and Party C and advise them that the Company would not be continuing discussions with them, but to offer each of them the opportunity to submit a more competitive proposal. Neither party responded with a revised proposal.
      Following Edgeview’s discussions with Party B and Brazos, Edgeview received revised formal proposals from Brazos on November 2, 2005 and Party B on November 3, 2005. Conferring by telephone, the board instructed Edgeview to prepare an analysis of the proposals and distribute them to the board, to counsel for the Company and to counsel for the special committee. The proposal from Brazos was $11.00 per share of common stock, while the proposal from Party B was $10.50 per share of common stock. Both proposals continued to require that Messrs. Morton and Mealy retain a substantial equity interest in the Company and that senior management of the Company, including Mr. Morton, enter into long-term employment agreements.
      The board, counsel to the special committee and Edgeview met telephonically on November 4, 2005 following receipt of Edgeview’s summary and comparison of the final proposals from Brazos and Party B. At this time, the board of directors determined that the offer from Brazos was superior to the offer from Party B. In reaching this determination, the board noted that Brazos presented the higher price per share, had expended significantly more effort in obtaining financing than Party B, was further advanced in its due diligence, and appeared to have devoted more resources and incurred greater expense in preparing its proposal. It was also noted that the bids were not materially distinguishable in terms of their proposed treatment of Messrs. Morton and Mealy and senior management, including the requirements for employment agreements and the retention of an equity interest in the Company. After further discussion, the board authorized the Company to begin to negotiate with Brazos. The board directed Edgeview to contact Brazos and Party B and advise them of the board’s determination.
      As a condition to moving forward, Brazos informed the Company that it required a period of exclusivity in order to complete due diligence and negotiate the merger agreement and related documents. The board determined that the Company would enter into an agreement with Brazos providing for exclusivity through December 2, 2005, but asked that counsel to the Company and the special committee first attempt to (i) narrow the circumstances upon which the Company would have to pay a termination fee to Brazos or its affiliates upon a termination of the merger agreement, (ii) limit the scope of the “material adverse effect” definition in the merger agreement, and (iii) increase the cap on premiums for the directors and officers insurance tail policy to be purchased pursuant to the merger agreement from 150% of the Company’s current cost for such insurance to 200%.
      On November 4, 2005 and November 7, 2005, counsel for the Company and Winston & Strawn discussed the merger agreement with Brazos’ counsel, Weil, Gotshal & Manges LLP (which we refer to as “Weil Gotshal”), and reached preliminary agreement on the issues identified by the board. At that time, Company counsel sent Weil Gotshal a form of exclusivity agreement approved by counsel to the special committee. On November 8, 2005, the exclusivity agreement was signed with a term expiring December 2, 2005. Also in early November, Mr. Morton and Mr. Mealy retained separate counsel to represent them in negotiating the terms of the equity rollover.
      During the remainder of November 2005, counsel for the Company, Winston & Strawn and Weil Gotshal exchanged drafts of the merger agreement and negotiated its terms. Weil Gotshal also began discussing the terms of an equity rollover with counsel for Mr. Morton and Mr. Mealy.
      On November 28, 2005, after consultation with the special committee, Winston & Strawn advised the board that the special committee had determined that, in addition to any vote required by Georgia law, the board should require that the proposed merger be subject to the affirmative vote of a majority of the shares of Class A common stock held by persons that were not provided the opportunity to retain an equity interest in the Company. The special committee based this determination on the fact that Mr. Morton and Mr. Mealy owned shares representing a majority of the votes of all outstanding shares of the Company and could therefore satisfy, without the vote of any other shareholder, the shareholder approval requirements for authorization of a merger under Georgia law. In view of the ongoing ownership interest to be retained by Mr. Morton and Mr. Mealy, the special committee determined that the vote of a majority of the shares held by persons that were not provided the opportunity to retain an equity interest in the Company was appropriate. In addition, it was determined that, with respect to any vote by the Company’s shareholders on the proposed transaction, Mr. Morton should be required to waive any rights that he had to vote shares owned by others pursuant to the 1998 voting agreement.
      Mr. Morton and Mr. Mealy agreed with the recommendation of the special committee that approval of the merger be subject to the affirmative vote of a majority of the shares held by persons that were not provided the opportunity to retain an equity interest in the Company. Mr. Morton also agreed to waive any rights he may have under the 1998 voting agreement with respect to the proposed transaction.
      On December 2, 2005, as Brazos continued with its accounting, tax and legal due diligence and the parties continued negotiations on the merger agreement, an agreement was executed extending the exclusivity period to December 14, 2005.
      On December 6, 2005, the Company delivered to Brazos the Company’s EBITDA forecast for the twelve months ended December 31, 2005 that showed an EBITDA shortfall of approximately $1,105,000, or 6%, from the Company’s original forecast (which we refer to as the “EBITDA Shortfall”).
      On December 7, 2005, the special committee held a meeting with Houlihan Lokey and Winston & Strawn at the offices of Winston & Strawn in order to review the status of negotiations on the transaction and Houlihan Lokey’s preliminary analysis regarding the fairness of the proposed merger consideration. At the December 7th meeting, Houlihan Lokey previewed and distributed a draft of its presentation analyzing the transaction and its fairness to the non-rollover shareholders, a summary of which as of December 7, 2005, is provided under “Special Factors — Opinion of Financial Advisor.” The special committee and Winston & Strawn reviewed such presentation with Houlihan Lokey and explored the assumptions and analyses employed by Houlihan Lokey.
      Between December 7, 2005 and January 9, 2006, Brazos conducted due diligence with respect to the EBITDA Shortfall and the Company’s prospects for 2006.
      On January 9, 2006, Brazos delivered a letter to the Company and Edgeview in which it proposed to reduce the merger consideration from $11.00 per share to $10.00 per share. Brazos indicated that the primary reason for the reduction in the offer price was the EBITDA Shortfall, including the impact of such shortfall on reducing the amount of debt financing available in connection with the transaction.
      Following receipt of the January 9, 2006 revised offer, Edgeview called Brazos to discuss and clarify the points made in the revised offer.
      On January 10, 2006, the Company’s board met by telephone conference to discuss the revised offer. Edgeview and Winston & Strawn participated in the meeting. After discussion, the Company’s board decided to continue discussions with Brazos at the reduced purchase price. In reaching this determination, the board considered, among other factors:

•	the likelihood that other potential investors, including Party B, which also was a financial investor dependent on debt financing, would similarly reduce their valuation of the Company due to the EBITDA Shortfall; and

•	that ongoing discussions with Brazos would not be conducted subject to an exclusivity agreement.
      During January 2006, Company counsel and Winston & Strawn exchanged and negotiated drafts of the merger agreement with Weil Gotshal, and Brazos continued to conduct due diligence with respect to financial, accounting, tax, and other matters. Concurrently, Mr. Morton, Mr. Mealy and Brazos negotiated the terms of the equity rollover and/or the employment agreements for Messrs. Morton, Mealy, Lindemann, Geiger and Doolittle. On January 24, 2006, the Company revised its forecast projections for the year ending December 31, 2006 based on the Company’s 2005 year end results and provided these updated financial projections to Brazos and Houlihan Lokey. Compared to the 2006 projections previously provided Brazos, the revenue number for the year ($197.258 million) did not change, but projected quarterly revenues differed slightly due to changes in the forecasted timing. Projected EBITDA for the year was virtually unchanged as well, decreasing by only six thousand dollars to $22.060 million.
      During February and March 2006, Brazos continued its due diligence, and the parties discussed the remaining issues under the merger agreement, employment agreements, and equity rollover documents.
      On March 3, 2006 and March 8, 2006, Brazos delivered to the Company and Edgeview copies of the commitments of senior and subordinated lenders, respectively, providing financing for the transaction at the reduced purchase price.
      During the week of March 14, 2006, the parties negotiated and agreed upon the final terms of the employment agreements, equity rollover documents and shareholders agreement, Brazos conducted final due diligence, and the parties resolved all outstanding issues on the merger agreement.
      On the morning of March 22, 2006, the special committee met at the offices of Winston & Strawn to consider the merger and the merger agreement and to receive the presentation and opinion of Houlihan Lokey. After reviewing the terms of the merger agreement and the other transaction documents (including the employment agreements, equity rollover documents and terms of the shareholder agreement) with Winston & Strawn, the presentation and opinion of Houlihan Lokey, and other matters deemed advisable by the special committee, the special committee concluded that the merger was advisable, and fair to and in the best interests of the Company and the non-rollover shareholders, and recommended that the board of directors approve the merger and recommend the merger agreement to the Company’s shareholders. Houlihan Lokey’s presentation is summarized under “Special Factors — Opinion of Financial Advisor.”
      The board of directors met on the afternoon of March 22, 2006, and received, among other things, a report from the special committee, a review of the transaction process from Edgeview, a review of the terms of the merger agreement and the other transaction documents (including the employment agreements, equity rollover documents and terms of the shareholder agreement) from counsel to the Company and counsel to the special committee, and a presentation by Houlihan Lokey on the work it had performed and its opinion. Following questions and discussion by the directors, the board unanimously voted to approve the merger and recommend the merger agreement to the Company’s shareholders. Following preparation of execution copies of the documents, the parties signed the merger agreement and other agreements in the early evening and the Company announced the transaction the following morning prior to the opening of the markets.
      On March 27, 2006, a purported class action lawsuit was filed against us, our directors, Brazos, Acquisition and Sub in state court in Georgia. The lawsuit seeks injunctive relief to prevent the merger, a declaration that the individuals named therein have breached their fiduciary duties, a declaration that the merger is void and an order rescinding the merger if consummated, relief requiring the parties named to account for all shares, money and “other value improperly received” from the Company, imposition of a constructive trust for certain property and profits received by the named parties, and awards of an unspecified amount of money damages and costs to plaintiffs. See “Special Factors — Certain Legal Matters” beginning on page 39.
Recommendation of the Special Committee and Board of Directors; Reasons for Recommending the Merger
      The Special Committee. The Company’s board of directors established a special committee consisting of one disinterested and independent director, Fred W. Broling, to review, evaluate and make recommendations to the board of directors with respect to the Company’s consideration of possible strategic transactions involving the recapitalization or sale of the Company. The special committee retained Houlihan Lokey as its independent financial advisor, and retained Winston & Strawn as its independent legal counsel. The special committee oversaw the performance of financial and legal due diligence by its advisors, oversaw the process conducted by Edgeview and the Company’s management to solicit proposals relating to the recapitalization or sale of the Company and conducted a review and evaluation of the various proposals submitted as a result of such process. The special committee, with its counsel, also participated in negotiations with Acquisition and its representatives with respect to the merger agreement and the other agreements related to the merger.
      The special committee, at a meeting held on March 22, 2006, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, and fair to and in the best interests of the Company and the non-rollover shareholders. In addition, at the March 22, 2006 meeting, the special committee recommended that the board of directors (1) approve the merger agreement and the consummation of the transactions contemplated thereby, including the merger and (2) recommend that the holders of shares of the Company’s common stock vote in favor of approval of the merger agreement.
      In determining that the merger agreement is advisable, and fair to and in the best interests of the Company and the non-rollover shareholders, and in recommending the approval of the merger agreement and the transactions contemplated thereby, including the merger, to the Company’s board of directors on March 22, 2006, the special committee consulted with and received the advice of its independent financial and legal advisors and considered a number of factors. The material factors are summarized below.
      The special committee viewed the following factors as being generally positive or favorable in making its determination and recommendation:

1. The merger would provide the holders of common stock with cash consideration of $10.00 per share, a price the special committee viewed as fair in light of historical and projected financial performance and the historical trading prices of the Company’s Class A common stock. In this regard, the special committee considered that:

•	The $10.00 per share merger consideration represents a 64% premium over the closing sale price of the Company’s Class A common stock on March 22, 2006 (the last trading day prior to public announcement of the merger on March 23, 2006) and a 44.9%, 43.6% and 48.6% premium, respectively, over the three month, six month and twelve month average closing sale prices of the Company’s Class A common stock before March 22, 2006; and

•	$10.00 per share is higher than the highest trading price for the Company’s Class A common stock since March 16, 1999.

2. The opinion received by the special committee from its financial advisor, Houlihan Lokey, delivered orally at the special committee meeting on March 22, 2006 and subsequently confirmed in writing later that day, to the effect that as of that date, the merger consideration of $10.00 per share to be received by the non-rollover shareholders is fair to them from a financial point of view.

3. The Company’s interest in exploring a recapitalization or strategic transaction was communicated through the efforts of Edgeview to 94 prospective investors, inviting them to engage in strategic discussions with the Company. Of the bids received by the Company, the special committee believed that the offer from Brazos represented the best price that could be obtained at the time.

4. The fact that the merger consideration is all cash, allowing the Company’s shareholders to immediately receive a fair value for their investment and providing such shareholders certainty of value for their shares.

5. The fact that the merger will allow the non-rollover shareholders to obtain liquidity, without paying trading commissions, for shares that are otherwise illiquid and thinly traded. Compared to the Company’s common stock, which does not pay dividends, shareholders who wish to do so will be able to reinvest the cash they receive in interest or dividend bearing securities with more liquidity than the Company’s common stock.

6. The fact that a majority of the shares of common stock held by the rollover shareholders will be converted into cash on the same terms and conditions as the shares of the unaffiliated shareholders, resulting in a substantial alignment of the economic interests of the rollover shareholders and the non-rollover shareholders.

7. The terms of the merger agreement, including:

•	the requirement that the merger be approved by the affirmative vote of a majority of the shares owned by the non-rollover shareholders;

•	that the merger agreement allows the special committee and the board of directors to change or withdraw their recommendation of the merger agreement if a superior proposal is received from a third party or if an intervening event arises after the date of the merger agreement and the special committee or the board of directors determines that such action is necessary in order to fulfill its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances as described in the “The Merger Agreement — Termination Fee;” and

•	that while the merger agreement contains a covenant prohibiting the Company from soliciting third party acquisition proposals, it allows the Company’s board of directors or the special committee a reasonable opportunity to respond to unsolicited superior third party acquisition proposals to the extent necessary to act in a manner consistent with its fiduciary duties under applicable law.

8. The understanding of the special committee, after consultation with its independent legal and financial advisors, that (i) the termination fee and the circumstances when such fee is payable, and (ii) the requirement to reimburse Acquisition for certain expenses up to $250,000 and the circumstances in which such expense reimbursement must be paid are reasonable and customary in light of the benefits of the merger, the auction process conducted by the Company with the assistance of Edgeview, commercial practice and transactions of this size and nature.

9. The fact that holders of the Company’s Class A common stock that do not vote in favor of the merger or otherwise waive their dissenters’ rights will have the opportunity to demand judicial appraisal of the “fair value” of their shares under Article 13 of the GBCC as described under “Special Factors — Dissenters’ Rights of Shareholders.”
      The special committee viewed the following factors as being generally negative or unfavorable in making its determination and recommendation:

1. That the Company’s shareholders, with the exception of the rollover shareholders, will have no ongoing equity participation in the Company following the merger, and that such shareholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s common stock, and will not participate in any potential future sale of the Company to a third party.

2. That there exist known and possible conflicts of interest of certain of the directors and executive officers of the Company who, in part because of the conditions required by Acquisition, will remain equity owners in the Company following the merger.

3. The reduction of the offered per share price by $1.00 (from $11.00 to $10.00) principally as a result of the EBITDA Shortfall.

4. That the Company will be responsible for a termination fee of $2.6 million if the merger agreement is terminated under certain circumstances and will be required to reimburse Acquisition for fees and expenses up to $250,000 in the event the merger agreement is terminated under other specified circumstances.

5. That completion of the transaction is subject to Acquisition and Sub obtaining required debt financing.

6. The risk that the merger might not be completed in a timely manner or at all, and the effects that such delay or failure to complete the merger would have on the Company, including the diversion of management and employee resources, potential employee attrition and the potential effect on the Company’s business and customer relationships.

7. The restrictions on the conduct of the Company’s business prior to completion of the merger, which require the Company to conduct its business only in the ordinary course and subject to specific limitations without the consent of Acquisition, may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

8. The merger consideration consists of cash and will therefore be taxable to the Company’s shareholders for U.S. federal income tax purposes.

9. The fact that $10.00 per share is below $11.89, the low end of the valuation range indicated by the discounted cash flow valuation analysis of Houlihan Lokey, one of several valuation analyses performed by Houlihan Lokey. In its review of the valuation analyses performed by Houlihan Lokey, the special committee did not weigh each analysis prepared by Houlihan Lokey individually, but rather considered all of them taken as a whole.

10. The limited nature of the Company’s recourse against Acquisition, a company with no material assets, in the event of a wrongful termination or material breach of the merger agreement.
      The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive, but includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. On balance, the special committee believed that the positive factors discussed above outweighed the negative factors discussed above.
      The special committee did not consider liquidation value in determining the fairness of the merger to the non-rollover shareholders because of its belief, after consultation with its financial advisor, that liquidation value does not present a meaningful valuation for the Company and its business, as the Company’s value is derived from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by Houlihan Lokey to the special committee (as described in “Special Factors — Opinion of Financial Advisor”) were based on the operation of the Company as a continuing business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations.
      The special committee believes that the merger is procedurally fair despite the fact that the board of directors did not retain an unaffiliated representative other than the special committee and its counsel to act solely on behalf of the non-rollover shareholders for purposes of negotiating the terms of the merger agreement. The special committee believes that it was not necessary for the Company’s board of directors to retain any additional unaffiliated representative to act on behalf of the non-rollover shareholders, in light of the independence, absence of conflicts of interest and role of the special committee and Edgeview and the special committee’s retention of independent legal and financial advisors. The special committee also believes that the process it followed in making its determination and recommendation with respect to the merger agreement was fair because:

1. The special committee consists solely of a director who is not an officer or controlling shareholder of the Company, or affiliated with the rollover shareholders, or Acquisition or its affiliates, and Mr. Morton waived any rights under the 1998 voting agreement to vote the shares held by the sole member of the special committee with respect to the merger agreement.

2. The sole member of the special committee will not personally benefit from the completion of the merger in a manner different from the non-rollover shareholders, other than the fact that he will receive $38,950 in merger consideration for 3,895 shares of Company common stock issuable to him pursuant to rights granted to him in 1998 and 1999 under the Directors’ Plan.

3. The special committee retained and was advised by Winston & Strawn, its independent legal counsel.

4. The special committee retained and was advised by Houlihan Lokey, its independent financial advisor, which assisted the special committee in its review of the proposal and the special committee’s evaluation of the fairness of the $10.00 per share merger consideration to the non-rollover shareholders.

5. The resolutions establishing the special committee provided that the board of directors would not recommend for approval by the Company’s shareholders or otherwise approve any transaction that was not approved and recommended by the special committee.

6. The approval of the merger agreement and the consummation of the transactions contemplated thereby require the affirmative vote of a majority of the shares owned by the non-rollover shareholders.

7. The fact that the special committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independently of members of management, and with knowledge of the interests of the rollover shareholders and the other officers in the merger, including the terms of employment of the officers with the Company following the closing.

8. The special committee, with the assistance of its legal advisors, participated in arms-length negotiations with Acquisition and its representatives over a period of months, and was provided with access to the Company’s management in connection with the due diligence conducted by its advisors.
      Board of Directors. The board of directors, at a meeting held on March 22, 2006, unanimously determined that the merger and the merger agreement and the transactions contemplated by the merger agreement are advisable, and fair to and in the best interests of the Company and its shareholders, including the unaffiliated shareholders. In addition, at the March 22, 2006 meeting, the board of directors unanimously recommended that all of the Company’s shareholders vote in favor of the merger agreement.
      In determining that the merger agreement is advisable, and fair to and in the best interests of the Company and the unaffiliated shareholders, and recommending the approval of the merger agreement to the Company’s shareholders on March 22, 2006, the board of directors consulted with and received the advice of the special committee, the special committee’s independent financial advisor and the Company’s legal advisors, and considered a number of factors. The material factors are summarized below.

1. The merger had received the recommendation of the special committee. The directors received the verbal report of the special committee outlining the reasons for its recommendation (as outlined above), and the board believed that the special committee, and its financial and legal advisors, had conducted a careful and thorough analysis.

2. The board recognized the independence of the special committee, whose member was not an employee of the Company and who was not participating in the equity rollover as a rollover shareholder. The directors understood that the special committee had been advised by an independent financial advisor and represented by independent counsel that had participated in negotiations of the merger agreement and other transaction documents.

3. The Company’s interest in exploring a recapitalization or strategic transaction was communicated through the efforts of Edgeview to 94 prospective investors, inviting them to engage in strategic discussions with the Company. Of the bids received by the Company, the board believed that the offer from Brazos represented the best price that could be obtained at the time.

4. The board also considered all of the other factors considered by the special committee described above, including the opinion of the special committee’s financial advisor, and adopted the analysis of the special committee.
      As indicated above, the board considered the opinion and analysis of Houlihan Lokey, including the fact that its fairness opinion did not apply to what it called the “Rollover Shareholders,” who it identified as Messrs. Morton, Mealy, Geiger, Doolittle, and Lindemann. The board was cognizant of the inclusion of the fact that Houlihan Lokey’s definition of Rollover Shareholders meant that Mr. Broling and several officers of the Company’s subsidiaries who were also shareholders of the Company were included within the shareholders covered by the Houlihan Lokey opinion and the board’s fairness determination. The board considered the financial interests of Mr. Broling and those officers in the merger to be identical with the interest of all other non-rollover shareholders because they would receive the same dollar amount per share for their equity securities that all of the other non-rollover shareholders would receive for their interests. In the case of Mr. Broling, the board also noted that he received no consideration for his service on the special committee. Finally, neither Mr. Broling nor any of the other subsidiary officers was acquiring any shares in Acquisition in connection with the merger. Accordingly, the board did not view the inclusion of Mr. Broling and the subsidiary officers in the group of non-rollover shareholders as affecting in any way Houlihan Lokey’s fairness determination as it applied to the unaffiliated shareholders. In addition, given the common interests and treatment of the unaffiliated shareholders and the other non-rollover shareholders in the merger, the board concluded that the factors concerning the fairness of the merger to the non-rollover shareholders were identical to the factors relevant to a determination of the fairness of the merger to the unaffiliated shareholders. The board also concluded that a determination concerning the fairness of the merger to the non-rollover shareholders would likewise apply to the unaffiliated shareholders.
      The foregoing discussion of the information and factors considered by the Company’s board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. On balance, the board of directors believed that the positive factors that it considered outweighed the negative factors that it considered.
      The board of directors did not consider liquidation value in determining the fairness of the merger to the unaffiliated shareholders because of its belief, after consultation with the special committee and Houlihan Lokey, that liquidation value does not present a meaningful valuation for the Company and its business, as the Company’s value is derived from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by Houlihan Lokey to the board of directors (as described in “Special Factors — Opinion of Financial Advisor”) were based on the operation of the Company as a continuing business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations. The directors also did not compare the Company’s net book value per share with the merger consideration per share since the net book value of a share of the Company’s common stock at December 31, 2005 on a fully diluted basis was, at approximately sixteen cents per share, nominal and therefore not susceptible to meaningful comparison. Finally, the board did not consider the prices paid by the Company’s officers, directors, and other affiliates in the last two years to purchase shares of common stock to be relevant to its analysis since virtually all of those purchases were made upon the exercise of options issued and priced before that period.
      Based upon its analysis of the foregoing considerations, the board, acting unanimously, concluded that the merger is fair to the Company and the unaffiliated shareholders. The board reached the same conclusion with respect to all non-rollover shareholders. Accordingly the board recommends that all shareholders vote to approve the merger at the special meeting.

Opinion of Financial Advisor
      In connection with the merger, the special committee retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the non-rollover shareholders in the merger is fair to them from a financial point of view. The fairness opinion was used to assist the special committee and the board of directors of the Company in evaluating the terms of the merger.
      In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

1. reviewed the Company’s annual reports on Form 10-K for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and quarterly report on Form 10-Q for the quarter ended October 1, 2005, and Company-prepared interim financial statements for the four-month period ended January 31, 2006, which the Company’s management identified as being the most current financial statements available;

2. spoke with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the merger, and spoke with representatives of the Company’s independent registered public accounting firm and financial advisor, and legal counsel to the special committee, regarding the Company, the merger and related matters;

3. visited the Company’s headquarters and two manufacturing facilities located in Morton, Illinois;

4. reviewed drafts of the following agreements and documents:

•	merger agreement;

•	voting and support agreements; and

•	contribution agreement;

5. reviewed the confidential information memorandum dated August 2005 and the management presentation dated September 2005 prepared by Edgeview;

6. reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ending December 31, 2006 through December 31, 2009;

7. reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past three years and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

8. reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant; and

9. conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate and took into account such other matters as Houlihan Lokey deemed necessary, including an assessment of general economic, market and monetary conditions.
      Houlihan Lokey had no material prior relationship with the Company or its affiliates. Some time after Houlihan Lokey provided its analysis and fairness opinion, ORIX Finance Corp, an affiliate of Houlihan Lokey, was asked by National City Bank to participate as a lender in the $62 million senior credit facility led by National City, which will be used to finance the merger. See “Special Factors — Financing of Merger and Related Transactions.” As of July 10, 2006, ORIX Finance Corp. intends to participate as a lender of up to $10 million of this $62 million facility, subject to customary closing conditions. Each of Houlihan Lokey and ORIX Finance Corp. are subsidiaries of Fram Holdings, Inc., and operate under separate management. ORIX Finance Corp provides senior secured, unsecured, mezzanine, and structured finance credit products to companies throughout the United States and Canada.

      The opinion is directed to the special committee and the board of directors of the Company, addresses only the fairness, from a financial point of view, of the consideration to be received by the non-rollover shareholders and is not intended to constitute and does not constitute a recommendation as to how any shareholder should vote on the merger, whether any such shareholder should or should not exercise dissenters’ rights or any other matters relating to the merger. The consideration to be received by the non-rollover shareholders was determined on the basis of negotiations between the Company and Acquisition, and was recommended by the special committee and approved by the board of directors. The shareholders are urged to read the fairness opinion attached as Appendix B to this proxy statement carefully in its entirety.
      As a matter of course, the Company does not create multi-year financial projections or publicly disclose forward-looking information as to future revenues, earnings or other financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections prepared by the management of the Company in connection with its engagement of Edgeview. The financial projections were prepared by our management under market conditions as they existed in August 2005, except for the projections for the year ended December 31, 2006 which were updated on January 24, 2006. The financial projections do not take into account any circumstances or events occurring after the date they were prepared or updated, as applicable. Projections of this type are based on estimates and assumptions and are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described above under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. See “— Projected Financial Information.”
      In arriving at its opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey’s opinion is based on the business, economic, market and other conditions as they existed as of March 22, 2006, and on the financial projections of the Company provided to Houlihan Lokey. In rendering its opinion, Houlihan Lokey assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to Houlihan Lokey, discussed or reviewed by or for Houlihan Lokey, or publicly available, and Houlihan Lokey has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor has Houlihan Lokey evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Houlihan Lokey has not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts and projections furnished to or discussed with Houlihan Lokey by the Company, Houlihan Lokey has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management, at the time of their preparation or update, as applicable, as to the expected future financial performance of the Company.
      Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the tax or legal consequences of the merger; (ii) the realizable value of the Company’s common stock or the prices at which the Company’s common stock may trade; and (iii) the fairness of any aspect of the transaction not expressly addressed in its fairness opinion.
      The Houlihan Lokey opinion does not address Acquisition’s underlying business decision to effect the merger or the special committee’s or the board’s underlying business decision to recommend the merger, nor does it constitute a recommendation to any shareholders as to how they should vote their shares in the merger. Furthermore, Houlihan Lokey did not negotiate any portion of the merger.

      The summary set forth below describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In its analyses, Houlihan Lokey made numerous assumptions with respect to the Company, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. Specifically, Houlihan Lokey relied on management’s representation regarding the expected value of the Company’s net operating loss tax carry forward, including management’s estimate that net operating loss utilization will total as much as $19.1 million during fiscal years 2006 to 2009. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of the Company are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.
      At the March 22, 2006 meeting of the special committee, Houlihan Lokey rendered to the special committee its oral opinion (later confirmed in writing) that as of such date, and based on and subject to the matters described in the fairness opinion, the aggregate consideration to be received by the non-rollover shareholders pursuant to the merger is fair to such non-rollover shareholders from a financial point of view. The full text of the written opinion of Houlihan Lokey, which sets forth assumptions made, matters considered and limits on the review undertaken by Houlihan Lokey, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. The description of the opinion below sets forth the material terms of the opinion.
      A copy of Houlihan Lokey’s March 22, 2006 presentation to the special committee and the board of directors is filed as an exhibit to the Schedule 13E-3 filed in connection with the merger, copies of which may be obtained from the SEC. For instructions on how to obtain materials from the SEC, see “Where You Can Find Additional Information” beginning on page 74.
      Houlihan Lokey used the methodologies described below to assess the fairness of the aggregate consideration to be received by the non-rollover shareholders in connection with the merger. The following is a summary of the presentations provided to the special committee on December 7, 2005, and to the special committee and board of directors on March 22, 2006, except that the March 2006 analysis and presentations were updated for the new financial projections and changes in stock prices and the resulting multiples, and the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger. Houlihan Lokey used each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies given the Company’s trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from management of the Company, and available information regarding similar transactions in the fabricated metal components industry. Each analysis provides an indication of the Company’s per share equity value in order to assess the fairness of the consideration to be received by the non-rollover shareholders in connection with the merger. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. Houlihan Lokey selected a number of public companies that it considered comparable to the Company to perform its analyses. Houlihan Lokey deemed the selected companies, all of which are engaged in the fabricated metal components or related industries, to be reasonably comparable to the Company based on the industry in which the Company operates and its principal competitors.
      Houlihan Lokey’s analyses included the calculation and comparison of the following: (i) an analysis of the Company’s stock price as determined by the public market; (ii) an analysis of the Company’s stock price as determined by Houlihan Lokey using the methodologies described below; and (iii) an analysis of the premium being paid in the merger compared to other, similar transactions.
      Houlihan Lokey performed the following analyses in order to assess a per share market value of the Company.

Public Market Pricing and Premiums Paid in Other Going-Private Transactions Analysis
      Houlihan Lokey reviewed the historical market prices and trading volume for the Company’s publicly held common stock and reviewed publicly available news articles and press releases relating to the Company. Houlihan Lokey analyzed the Company’s closing stock price as of August 3, 2005, the last trading day prior to the Company’s announcement that it had hired Edgeview to evaluate options for recapitalizing the Company. Houlihan Lokey considered the Company’s 52-week high, 52-week low and the average closing price over the 52 weeks prior to March 17, 2006, with such pricing ranging from $5.87 to $8.00 per share. Houlihan Lokey also considered the implied premiums the offer price of $10.00 per share represented over the Company’s publicly traded price. In particular, Houlihan Lokey calculated implied premiums at August 3, 2005 and March 17, 2006 and five and 20 days prior to the affected dates as shown below:

			Closing Stock Price	Closing Stock Price
		Closing Stock Price	5 Days Prior to	20 Days Prior to
	Offer Price	on August 3, 2005 (1)	August 4, 2005 (2)	August 4, 2005 (2)

Stock Price	$10.00	$7.80	$6.45	$6.25
Implied Premium		28.2%	55.0%	60.0%

(1)	On August 4, 2005, the Company announced that it had hired Edgeview to evaluate options for recapitalizing the Company.

(2)	Based on actual trading days prior to August 4, 2005.

			Closing Stock Price	Closing Stock Price
		Closing Stock Price	5 Days Prior to	20 Days Prior to
	Offer Price	on March 17, 2006	March 17, 2006 (1)	March 17, 2006 (1)

Stock Price	$10.00	$6.01	$6.15	$6.13
Implied Premium		66.4%	62.6%	63.3%

(1)	Based on actual trading days prior to March 17, 2006.
      These implied premiums compare favorably to actual premiums observed in similar going-private transactions. In particular, an analysis of going-private transactions since January 2001 showed average premiums between 14.8% and 24.8%. In interpreting the implied premiums, Houlihan Lokey noted that the public market price for the Company may not reflect fair market value based on the lack of analyst coverage, the significant insider ownership, and the low trading volume.

Market Multiple Approach
      Houlihan Lokey reviewed certain financial information of publicly traded comparable companies engaged in the manufacture and/or supply of fabricated metal components or in a related industry selected by Houlihan Lokey. Houlihan Lokey deemed the selected companies to be reasonably comparable to the Company based on the industry in which the Company operates and its principal competitors. Selected comparable companies included ArvinMeritor, Inc., Cascade Corp., Sauer-Danfoss Inc., Sun Hydraulics Corp., and Twin Disc, Inc. Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including the multiples of:

(i) enterprise value, the equity value of the comparable company plus all interest-bearing debt and preferred stock less cash and cash equivalents (“EV”), to latest twelve months ended January 31, 2006 (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”); and

(ii) EV to projected next fiscal year ended December 31, 2006 (“NFY”) EBITDA.

      The analysis showed that the multiples exhibited by the comparable companies as of March 17, 2006 were as follows:

Comparable Companies

	LTM EV/	NFY EV/
	EBITDA	EBITDA

Low	5.2	5.3
High	10.8	8.3
Median	7.8	6.7
Mean	7.9	6.8
      Houlihan Lokey derived indications of the EV of the Company by applying selected EBITDA multiples to the Company’s LTM EBITDA as well as to NFY EBITDA. The selected multiples presented below are lower than the mean and median comparable company multiples because, among other things, the Company, when compared to the comparable companies selected, has revenues at the lower end of the range, has EBITDA margins near the middle of the peer group and has significantly higher customer concentration. Further, the present value of the net operating loss carry forward (“NOL”) was added to determine equity value because NOLs are not captured in the selected multiples. Houlihan Lokey believes inclusion of the NOLs are appropriate for determining the EV of the Company.
(dollars in millions, except per share value)

		Selected		Indicated Enterprise
	Company	Multiple Range		Value Range

LTM EBITDA	$17.9	5.0x – 5.5	x	$89.5 – $ 98.5
NFY EBITDA	$22.7	4.5x – 5.0	x	$102.2 – $113.6
Selected Enterprise Value Range(1), on a Controlling Interest Basis (rounded)(2)				$90.0 – $ 98.0
Add: Estimated Present Value of NOLs(3)				4.0 – 6.0

Enterprise Value, on a Controlling Interest Basis (rounded), Including NOLs(2)				$94.0 – $104.0
Add: Cash from Warrants/ Options				0.2 – 0.2
Less: Total Interest-Bearing Debt				41.2 – 41.2
Less: Preferred Stock				0.4 – 0.4

Indicated Total Equity Value, on a Controlling Interest Basis (rounded)(2)				$52.6 – $ 62.6
Calculated Equity Value per Share (Fully Diluted), on a Controlling Interest Basis (rounded)(2)(4)				$9.07 – $10.79

(1)	Selected EVs are based on LTM EBITDA multiples, which were deemed more representative than NFY EBITDA based on the near-term risk of achieving projected financial result (based on historic performance and other extrinsic factors) and taking into account that the estimate was developed by management in preparation for a potential transaction.

(2)	Houlihan Lokey considered value on a controlling interest basis, which reflects the value of the Company in a transaction involving the sale of 100% of the Company’s shares.

(3)	Based on values implied by management’s expected NOL utilization.

(4)	Based upon 5,805,556 shares outstanding.
      The resulting indications of EV, including NOLs, from the market multiple methodology ranged from approximately $94 million to $104 million. The resulting calculated equity value, including NOLs, from the market multiple methodology ranged from $9.07 to $10.79 per share.

     Comparable Transaction Multiple Approach
      Houlihan Lokey reviewed certain transactions of comparable companies engaged in the manufacture and/or supply of fabricated metal components or in a related industry selected by Houlihan Lokey. Houlihan Lokey deemed the selected companies to be reasonably comparable to the Company based on the industry in which the Company operates and its principal competitors. Houlihan Lokey calculated certain financial ratios of the comparable companies based on publicly available information, including multiples of EV to LTM EBITDA.
      The analysis showed that the multiples exhibited by the comparable companies were as follows:

Comparable Companies

		LTM
	EV	EV/EBITDA

Low	$107.5	4.3
High	$566.3	7.9
Median	$450.6	4.8
Mean	$374.8	5.7
      Houlihan Lokey derived indications of the EV and equity value of the Company by applying selected EBITDA multiples to the Company’s LTM.

(dollars in millions, except per share values)
		Selected		Indicated Enterprise
	Company	Multiple Range		Value Range

LTM EBITDA	$17.9	5.0x – 6.0	x	$89.5 –	$107.4
Selected Enterprise Value Range, on a Controlling Interest Basis (rounded)(1)				$90.0 –	$107.0
Add: Estimated Present Value of NOLs(2)				4.0 –	6.0

Enterprise Value, on a Controlling Interest Basis (rounded), Including NOLs(1)				$94.0 –	$113.0
Add: Cash from Warrants/ Options				0.2 –	0.2
Less: Total Interest-Bearing Debt				41.2 –	41.2
Less: Preferred Stock				0.4 –	0.4

Indicated Total Equity Value, on a Controlling Interest Basis (rounded)(1)				$52.6 –	$ 71.6
Calculated Equity Value per Share (Fully Diluted), on a Controlling Interest Basis (rounded)(1)(3)				$9.07 –	$12.34

(1)	Houlihan Lokey considered value on a controlling interest basis, which reflects the value of the Company in a transaction involving the sale of 100% of the Company’s shares.

(2)	Based on values implied by management’s expected NOL utilization.

(3)	Based upon 5,805,556 shares outstanding.
      The resulting indications of EV, including NOLs, from the comparable transaction multiple approach ranged from approximately $94 million to $113 million. The resulting calculated equity value, including NOLs, from the comparable transaction multiple approach ranged from $9.07 to $12.34 per share.

Discounted Cash Flow Methodology
      Houlihan Lokey used financial projections prepared by the Company’s management with respect to fiscal years ending December 31, 2006 through 2009. Houlihan Lokey did not critically analyze or modify management’s financial projections. These projections were prepared in August 2005 and were the financial projections provided by Edgeview to potential strategic investors and potential financial investors, including Brazos. Houlihan Lokey adjusted the forecasts to reverse the impact of management’s forecasted cost savings from the hypothetical buyout of certain operating leases as the Company had not yet acted on this initiative. On January 24, 2006, the Company provided Houlihan Lokey with updated projections for 2006. It is Houlihan Lokey’s understanding that these January 2006 projections reflected the Company’s 2005 actual performance and the Company’s revised expectations for 2006. Houlihan Lokey did not critically analyze or modify management’s financial projections other than as described above. Specifically, Houlihan Lokey did not modify these projections (or increase the range of potential resulting discount rates) to take into account the near-term risk of achieving these financial results (based on historic performance and other extrinsic factors) or that management prepared them in anticipation of a potential transaction. Houlihan Lokey determined the Company’s EV by first deriving adjusted free cash flow (by adjusting for capital expenditures as well as working capital requirements and any taxes) and discounting free cash flow to the present. Houlihan Lokey analyzed risk-adjusted discount rates ranging from 15.0 percent to 19.0 percent to the projected adjusted free cash flow. To determine the value of the Company at the end of the projection period, Houlihan Lokey analyzed terminal EBITDA multiples of 4.0 to 6.0 in the calculation of the terminal value. This terminal value was discounted to the present. The discount rate used in the discounted cash flow analysis was calculated based on the Company’s weighted average cost of capital, which represents the blended after-tax cost of debt and the cost of equity. Houlihan Lokey focused on the range of EV exhibited by a discount rate in the middle of the analyzed range, or 17.0 percent, and terminal EBITDA multiples in the middle of the analyzed range, or 4.5 to 5.5, which resulted in an EV range (including NOLs) of $110.4 million to $129.5 million. The resulting calculated equity value (including NOLs) from the discounted cash flow methodology was $11.89 to $15.19 per share as summarized below:

(dollars in millions, except per share values)
Selected Enterprise Value Range, on a Controlling Interest Basis (rounded)(1)	$106.4 – $123.5
Add: Estimated Present Value of NOLs(2)	4.0 – 6.0

Enterprise Value, on a Controlling Interest Basis (rounded), Including NOLs(1)	$110.4 – $129.5
Add: Cash from Warrants/ Options	0.2 – 0.2
Less: Total Interest-Bearing Debt	41.2 – 41.2
Less: Preferred Stock	0.4 – 0.4

Indicated Total Equity Value, on a Controlling Interest Basis (rounded)(1)	$ 69.0 – $ 88.2
Calculated Equity Value per Share (Fully Diluted), on a Controlling Interest Basis (rounded)(1)(3)	$11.89 – $15.19

(1)	Houlihan Lokey considered value on a controlling interest basis, which reflects the value of the Company in a transaction involving the sale of 100% of the Company’s shares.

(2)	Based on values implied by management’s expected NOL utilization.

(3)	Based upon 5,805,556 shares outstanding.

Determination of Fairness
      After determining the equity value of the Company, and after consideration of multiples and premiums paid in comparable transactions, Houlihan Lokey noted that, taking the analysis as a whole, the consideration of $10.00 per share as provided for in the merger is within the range of the indications of value that are the result of Houlihan Lokey’s analyses. While values indicated by the discounted cash flow methodology are greater than $10.00 per share, as noted above, Houlihan Lokey did not reflect in its discounted cash flow analysis the near term risk of achieving the forecasts or that management prepared the forecasts in anticipation of a potential transaction. Further, Edgeview conducted a sale process, contacting 94 potential investors, and the Company released a Form 8-K indicating that it had engaged an investment bank to evaluate options for recapitalizing the Company. Accordingly, Houlihan Lokey determined that the consideration to be received by the non-rollover shareholders in the merger is fair to them from a financial point of view.
      The special committee retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with going-private transactions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.
      The Company has agreed to pay Houlihan Lokey a fee of $275,000 for its services, plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey’s fee is contingent upon the conclusions reached in the Houlihan Lokey opinion or the consummation of the merger. The Company has agreed to indemnify and hold harmless Houlihan Lokey and any employee, agent, officer, director, attorney, shareholder or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by the special committee. Houlihan Lokey has consented to the use of its opinion and related disclosures under this section “Special Factors — Opinion of Financial Advisor” of this proxy statement.
Position of Acquisition, Sub, Brazos and the Rollover Shareholders as to the Fairness of the Merger
      Under SEC rules, Acquisition, Sub, Brazos and the rollover shareholders are required to provide certain information regarding their position as to the substantive and procedural fairness of the merger and the merger consideration to be paid to the unaffiliated shareholders in the merger. Acquisition, Brazos, Sub and the rollover shareholders are making the statements included in this section solely for purposes of complying with such requirements. Acquisition’s, Sub’s, Brazos’ and the rollover shareholders’ views as to the fairness of the merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the merger agreement.
      None of Brazos, Acquisition or Sub attended the deliberations of the Company’s board of directors or the special committee regarding, or received advice from the Company’s or the special committee’s legal or financial advisors as to, the substantive or procedural fairness of the merger. Additionally, the rollover shareholders, Acquisition, Sub and Brazos have not performed, or engaged a financial advisor to perform, any valuation or other analysis of the Company for the purposes of assessing the fairness of the merger to the unaffiliated shareholders, but the rollover shareholders, Acquisition, Sub and Brazos believe the merger is substantively fair to the unaffiliated shareholders. Such belief by the rollover shareholders, Acquisition, Sub and Brazos is based primarily upon historical market prices of the Class A common stock, their general knowledge of the contract metal fabrication industry and its market, their view of the going concern value of the Company, and the process used to identify Acquisition and obtain its offer. The rollover shareholders, Acquisition, Sub and Brazos did not take into account certain factors such as the net book value or liquidation value of the Company. The rollover shareholders, Acquisition, Sub and Brazos did consider the following factors in reaching their determination that the merger is substantively fair to the unaffiliated shareholders:

1.	The $10.00 per share merger consideration represents a 64% premium over the closing sale price of the Company’s Class A common stock on March 22, 2006 (the last day prior to public announcement of the merger on March 23, 2006) and a 44.9%, 43.6% and 48.6% premium, respectively, over the three month, six month and twelve month average closing sale prices of the Company’s Class A common stock before March 22, 2006. In addition, $10.00 exceeds the highest trading price for the Company’s Class A common stock since March 16, 1999.

2.	The fact that the merger will allow the non-rollover shareholders to obtain liquidity, without paying trading commissions, for shares that are otherwise illiquid and thinly traded. Compared to the Company’s common stock, which does not pay dividends, shareholders who wish to do so will be able to reinvest the cash they receive in interest or dividend bearing securities with more liquidity than the Company’s common stock.

3.	The fact that the merger consideration is all cash, allowing the Company’s non-rollover shareholders to immediately receive a fair value for their investment and providing such shareholders certainty of value for their shares.

4.	The non-rollover shareholders will avoid the risk of any future decreases in the Company’s value.
      Acquisition, Sub, Brazos and the rollover shareholders believe that the merger is procedurally fair to the unaffiliated shareholders based on the following factors:

1.	The fact that the Company’s board of directors established a special committee consisting of an independent director to review, evaluate and make recommendations to the board of directors with respect to the Company’s consideration of possible strategic transactions involving the recapitalization or sale of the Company, and that the special committee and its counsel acted solely on behalf of the non-rollover shareholders on an arms-length basis in reviewing the terms of the transaction, identifying and requiring changes to the terms of the merger agreement, and making recommendations to the board of directors.

2.	The special committee consists solely of a director who is not an officer or controlling shareholder of the Company, or affiliated with the rollover shareholders, or Acquisition or its affiliates, and Mr. Morton waived any rights under the 1998 voting agreement to vote the shares held by the sole member of the special committee with respect to the merger agreement.

3.	The sole member of the special committee will not personally benefit from the completion of the merger in a manner different from the non-rollover shareholders, other than the fact that he will receive $38,950 in merger consideration for 3,895 shares of Company common stock issuable to him pursuant to rights granted to him in 1998 and 1999 under the Directors’ Plan.

4.	The special committee retained and was advised by Winston & Strawn, its independent legal counsel.

5.	The special committee retained and was advised by Houlihan Lokey, its independent financial advisor, which assisted the special committee in its review of the proposal and the special committee’s evaluation of the fairness of the $10.00 per share merger consideration to the non-rollover shareholders.

6.	The resolutions establishing the special committee provided that the board of directors would not recommend for approval by the Company’s shareholders or otherwise approve any transaction that was not approved and recommended by the special committee.

7.	The approval of the merger agreement and the consummation of the transactions contemplated thereby require the affirmative vote of a majority of the shares owned by the non-rollover shareholders.

8.	The fact that the special committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independently of members of management, and with knowledge of the interests of the rollover shareholders and the other officers in the merger, including the rollover shareholders’ retention of an equity interest in Acquisition and the terms of employment of the officers with the Company following the closing.

9.	The special committee was involved in extensive deliberations over a period of months regarding the transaction, and was provided with access to the Company’s management in connection with the due diligence conducted by its advisors.

10.	The special committee, with the assistance of its legal advisors, participated in an arms-length negotiation with Acquisition and its representatives.

11.	The Company’s interest in exploring a recapitalization or strategic transaction was communicated through the efforts of Edgeview to 94 prospective investors, inviting them to engage in strategic discussions with the Company. Of the bids received by the Company, the special committee believed that the offer from Brazos represented the best price that could be obtained at the time.

12.	Acquisition has no prior relationship with the Company and negotiated the terms of the merger agreement with the Company on an arms-length basis.
      Acquisition, Sub, Brazos and the rollover shareholders did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the substantive and procedural fairness of the merger. Rather, the substantive and procedural fairness determination was made after consideration of all of the foregoing factors as a whole.
      Each of Acquisition, Sub, Brazos and the rollover shareholders believes that these factors provide a reasonable basis for its belief that the merger is fair to the unaffiliated shareholders of the Company. This belief should not, however, be construed as a recommendation to any shareholder as to whether such shareholder should vote in favor of the adoption of the merger agreement, except as expressly set forth elsewhere in this proxy statement. Acquisition, Sub, and Brazos do not make any recommendation as to how the shareholders of the Company should vote their shares relating to this merger.
      While Acquisition, Sub, and Brazos believe that the merger is substantively and procedurally fair to the unaffiliated shareholders of the Company, Acquisition, Sub, and Brazos attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Company’s shareholders. Accordingly, Acquisition, Sub, and Brazos negotiated the merger agreement on an arms-length basis with an objective which is potentially in conflict with the goal of obtaining a transaction that is fair to the Company’s shareholders.
Structure and Steps of the Merger
      If the merger agreement is approved by our shareholders, including by holders of a majority of the shares owned by the non-rollover shareholders, and the other conditions to the closing of the merger are either satisfied or waived, Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Acquisition. Immediately prior to the merger, the rollover shareholders will exchange a minority portion of their shares of our common stock for common stock in Acquisition. When the merger is completed, each outstanding share of our Class A and Class B common stock will be canceled and will be converted (other than shares then held by the Company, Acquisition or Sub or any subsidiary thereof, or by dissenting shareholders who have perfected their dissenters’ rights under Georgia law) into the right to receive the merger consideration of $10.00 in cash. Any shares of our Class A or Class B common stock not exchanged for common stock in Acquisition by the rollover shareholders will be converted into the right to receive $10.00 per share in cash in the merger. The transactions necessary to effectuate the merger will take place in a series of steps that are governed by the agreements described below.
      Contribution Agreement. As of March 22, 2006, Acquisition and each of the rollover shareholders entered into the contribution agreement, pursuant to which each such rollover shareholder has agreed to contribute, immediately before the effective time of the merger, a minority portion of his or its shares of Class A common stock of the Company (collectively, the “Contribution Shares”) to Acquisition in exchange for shares of Acquisition common stock (collectively, the “Acquisition Shares”). The table below sets forth (i) the number of shares of Company common stock and the economic ownership percentage of the rollover shareholders of Company common stock immediately prior to the merger, (ii) the number of shares of Company common stock of the rollover shareholders to be converted in the merger into the right to receive the merger consideration, (iii) the Contribution Shares to be contributed by the rollover shareholders immediately prior to the merger to Acquisition in exchange for Acquisition Shares, and (iv) the ownership percentages of the rollover shareholders in Acquisition immediately following the merger. The Contribution Shares will be valued at the same $10.00 per share merger consideration to be paid for shares converted in the merger for purposes of determining the number of Acquisition Shares to be issued in exchange therefor.

				Sale and Contribution of Shares

	Economic Ownership Prior to the Merger				Merger
					Consideration
		Percentage			Value of		Value of	Percentage
	Number of Shares of	Ownership of		Shares To Be	Shares to be	Shares To Be	Shares to be	Ownership of
	Company Common	Company Common		Converted in the	Converted	Contributed to	Contributed to	Acquisition After
Shareholder	Stock(1)	Stock(1)		Merger(2)	in the Merger	Acquisition	Acquisition	the Merger(3)

Rollover Shareholders
William D. Morton	1,353,990	27.18%		803,990	$8,039,900	550,000	$5,500,000	15.0%
Mark W. Mealy/ Eastover	1,162,584 (4)	23.34	%(4)	802,584	8,025,840	360,000	3,600,000	9.8%
Daryl R. Lindemann	116,196	2.33%		91,196	911,960	25,000	250,000	*
Brian R. Doolittle	129,697	2.60%		104,197	1,041,970	25,500	255,000	*
Brian L. Geiger	142,197	2.85%		112,197	1,121,970	30,000	300,000	*

*	Less than 1.0%

(1)	Does not give effect to any outstanding options to purchase Company common stock.

(2)	The shares of Company common stock held by the rollover shareholders and converted in the merger will be exchangeable for the same $10.00 per share cash merger consideration as shares held by the non-rollover shareholders.

(3)	Does not give effect to any warrants or options to purchase Acquisition Shares to be granted by Acquisition at or following the merger.

(4)	Does not give effect to 3,895 shares of Class A common stock of the Company issuable under the Directors’ Plan.
      The contribution agreement provides that, immediately prior to the effective time of the merger, all of the rollover shareholders’ right, title and interest in and to the Contribution Shares will be transferred to Acquisition. The Acquisition Shares will be issued to the rollover shareholders at a closing to be held substantially concurrently with the closing of the transactions contemplated by the merger agreement or at such other time and location determined by Acquisition, subject to the fulfillment of obligations of Acquisition and the rollover shareholders that their representations and warranties, as set forth in the contribution agreement, will be true and accurate at the time of such closing.
      Each of the rollover shareholders’ election and agreement under the contribution agreement to contribute their Contribution Shares to Acquisition is irrevocable, subject to termination of the contribution agreement prior to the contribution and exchange contemplated therein. The contribution agreement provides that it will terminate upon termination of the merger agreement.
      Pursuant to the merger agreement, at the effective time of the merger, the Contribution Shares contributed to Acquisition will be cancelled and will not be converted into the right to receive any merger consideration. As a result of the contribution agreement, the rollover shareholders will own approximately 27% of the issued and outstanding shares of Acquisition common stock. Pursuant to the contribution agreement, the rollover shareholders, Acquisition and a Brazos affiliate will enter into a stockholders agreement governing such parties’ ownership of Acquisition common stock after the merger is effective, substantially on the terms and conditions described in “— Stockholders Agreement” below.
      The Merger. Immediately following consummation of the transactions under the contribution agreement described above, Sub will merge with and into the Company, the separate corporate existence of Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by Acquisition. For a detailed description of the merger agreement, see “The Merger Agreement” beginning on page 50. In the merger, at the effective time:

•	Each issued and outstanding share of Company common stock (other than shares owned by Acquisition, Sub, the Company or any subsidiary thereof, and shares owned by any dissenting shareholders who have perfected their dissenters’ rights under Georgia law) will be cancelled and converted into the right to receive the merger consideration, and each issued and outstanding share of common stock of Sub will be converted into and become one fully paid and nonassessable share of common stock of the Company as the surviving corporation.

•	The Company’s articles of incorporation at the effective time of the merger will be amended in their entirety to be identical to the articles of incorporation of Sub as in effect immediately before the effective time of the merger, except the name of the Company shall remain “Morton Industrial Group, Inc.”

•	The bylaws of Sub, as in effect immediately before the effective time of the merger, will be the bylaws of the Company as the surviving corporation.

•	The directors of Sub at the effective time of the merger will be the initial directors of the Company, as the surviving corporation, and the officers of the Company at the effective time of the merger will be the initial officers of the Company as the surviving corporation.

•	Each option to purchase shares of Class A common stock under the Company’s 1997 Stock Option Plan outstanding immediately before the merger will be deemed vested and exercisable immediately prior to the merger. If not exercised, each outstanding stock option will terminate at the effective time of the merger, and the holder of such terminated stock option will cease to have any rights with respect thereto, other than the right to receive a payment in cash (without interest) equal to $10.00 per share of Class A common stock underlying such stock option, less the applicable exercise price for such stock option. At the effective time of the merger, Acquisition will deposit with an option trustee the aggregate consideration to be paid to all holders of Company stock options pursuant to a trust agreement to be entered into between the Company, Acquisition and the option trustee. Payment of the option consideration to the holders of Company stock options will be made 90 days after the effective time of the merger by the option trustee, subject to the terms and conditions of the merger agreement and the trust agreement and subject to delivery to the option trustee and the Company, as the surviving corporation, of such holders’ Company stock options for cancellation (together with any transmittal documentation that the option trustee and the Company may require). The Company or the option trustee will deduct any required income tax or employment tax withholdings from that amount.

•	Each outstanding warrant to purchase shares of Class A common stock will be terminated. Each warrant holder will cease to have any rights with respect thereto, other than the right to receive a payment in cash (without interest) equal to $10.00 per share of Class A common stock underlying such warrant, less the applicable exercise price for such warrant. The Company will deduct any required income tax withholding from that amount.

•	Each outstanding right of our current and former non-employee directors to receive shares of Class A common stock pursuant to the Directors’ Plan shall be terminated and each current or former non-employee director will cease to have any rights with respect thereto, other than the right to receive a payment in cash per share (without interest) equal to $10.00 per share of Class A common stock underlying the non-employee director’s interest under the Directors’ Plan.

      Voting and Support Agreements. Concurrently with the execution of the merger agreement, each of the rollover shareholders, Rodney B. Harrison and David A. Nicholson entered into a voting and support agreement with Acquisition and Sub. Pursuant to the voting and support agreements, each shareholder party to the agreements agreed to vote all of the shares of Company common stock that he owns (including, in the case of Mr. Mealy, all shares owned by Eastover) (i) in favor of approval of the merger agreement and approval of the transactions related to the merger, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the merger agreement, (iii) against any competing acquisition proposal for the Company and (iv) against any agreement, amendment of the articles of incorporation or bylaws of the Company or other action that is intended or could reasonably be expected to adversely affect the consummation of the merger.

      Pursuant to the voting and support agreements, except as contemplated by the contribution agreement, each such shareholder has agreed, among other things, not to (i) sell, transfer, give, pledge, encumber or otherwise dispose of or agree to sell, transfer, give, pledge, encumber or otherwise dispose of, any right, title or interest in his shares of Company common stock (including through the entry of any short-sales or other contracts or agreements having the effect of materially changing the economic benefits of such Company common stock) or (ii) deposit any of his shares of Company common stock into a voting trust, grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to his shares of Company common stock.
      In addition, each such shareholder has agreed that he and his affiliates (including representatives thereof), as of the date of the voting and support agreements, will immediately cease any discussions or negotiations with any other person regarding any competing acquisition proposal for the Company, and will not (i) directly or indirectly solicit, initiate or encourage any competing acquisition proposal for the Company, (ii) enter into any agreement with respect to any competing acquisition proposal for the Company, or (iii) directly or indirectly participate in, assist in, or facilitate any inquiries or proposals that constitute or may lead to, any competing acquisition proposal for the Company. Further, each such shareholder agrees to notify and keep Acquisition fully informed of his knowledge of any proposal, offer, inquiry or other contact with respect to any competing acquisition proposal for the Company, and to provide Acquisition with copies of all correspondence and other written material sent to or from him in connection with any competing acquisition proposal for the Company.
      Under the voting and support agreements, each shareholder who is a party thereto has agreed to notify Acquisition if he acquires additional shares of Company common stock, and those shares will be subject to his voting and support agreement if acquired before its termination. The voting and support agreements will terminate either upon the termination of the merger agreement in accordance with its terms or upon the effective time of the merger, whichever occurs first.
      The voting and support agreements apply to 2,868,528 shares of Class A common stock and 100,000 shares of Class B common stock, constituting 61.7% of the vote of all shares of Class A and Class B common stock. Other than the shares of Class A common stock owned by Rodney B. Harrison and David A. Nicholson, constituting approximately 1.4% of the shares of Class A common stock held by the non-rollover shareholders, none of the shares of Company common stock subject to the voting and support agreements will count in determining whether the merger agreement is approved by a majority of the shares of Class A common stock owned by the non-rollover shareholders. The shares owned by Mr. Harrison and Mr. Nicholson will count toward determining whether the merger agreement is approved by a majority of the shares of Class A common stock owned by the non-rollover shareholders.
      Stockholders Agreement. After the effective time of the merger, the owners of all of the issued and outstanding shares of common stock of Acquisition, and the holders of certain options and warrants to purchase shares of Acquisition common stock, will enter into a stockholders agreement governing the rights and obligations of such parties as holders of Acquisition common stock and/or options and warrants (which we refer to as the “stockholders agreement”). The terms of the stockholders agreement will, among other things:

•	provide that Mr. Morton and Mr. Mealy (together with four other directors to be appointed by Brazos or an affiliate) will be appointed by Brazos or an affiliate as directors of the boards of directors of Acquisition and the Company, subject to certain conditions related to their continued ownership of shares of Acquisition common stock and, in the case of Mr. Morton, his continued service as Chairman and Chief Executive Officer of the Company;

•	restrict transfers of Acquisition common stock;

•	grant pre-emptive rights to purchase any newly issued shares of common stock of Acquisition;

•	provide Acquisition with a call right on the stock of officers or employees of the Company upon termination of their employment under certain circumstances; and

•	provide for limited registration rights.

Effects of the Merger
      If the merger agreement is approved by the Company’s shareholders and the other conditions to the closing of the merger are either satisfied or waived, Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. See “Special Factors — Structure and Steps of the Merger.” As a result of the merger, the Company will be owned by Acquisition, whose stockholders will include a Brazos affiliate and the rollover shareholders.
      Recapitalization. After the consummation of the merger, Acquisition will own 100% of the issued and outstanding common stock of the Company, as the surviving corporation. Following the merger, Acquisition’s outstanding equity securities will consist of (i) Acquisition common stock and (ii) warrants to be issued to purchase up to 3.75% of the fully-diluted Acquisition common stock. In addition, pursuant to an option plan to be entered into in connection with the transactions related to the merger, officers, directors, and consultants to the Company and its subsidiaries will be eligible to be issued options to purchase up to 10% of the fully-diluted common stock of Acquisition. At the effective time of the merger, it is contemplated that Acquisition will issue options to officers and directors of the Company, including Mr. Morton, Mr. Mealy, Mr. Lindemann, Mr. Geiger and Mr. Doolittle. The following table represents, as of the date of this proxy statement, the estimated capitalization of Acquisition at the effective time of the merger, without considering the dilutive effects of these warrants and options:

	Capitalization of Acquisition
	Common Stock

	Shares(1)	% of Total

Brazos(2)	25,747,000	70.3%
William D. Morton	5,500,000	15.0%
Brian L. Doolittle	255,000	0.7%
Brian L. Geiger	300,000	0.8%
Daryl R. Lindemann	250,000	0.7%
Eastover Group LLC(3)	3,600,000	9.8%
Other Investors	1,000,000	2.7%

Total	36,652,000	100%

(1)	The number of shares is based on the estimated sources and uses of funds with respect to the merger as of the date hereof and assumes a purchase price of $1.00 per share for the Acquisition common stock.

(2)	The Brazos investment will be made through an affiliate of Brazos.

(3)	A limited liability company of which Mark W. Mealy is the majority member and sole manager.
      Directors and Management of the Surviving Corporation. Pursuant to the merger agreement, Patrick K. McGee, currently the sole director of Sub, will initially be the sole director of the Company, as the surviving corporation in the merger. Immediately following the merger, Acquisition intends to cause the Company to appoint additional directors such that the composition of the Company board of directors shall be identical to the board of directors of Acquisition, as required by the stockholders agreement. Pursuant to the stockholders agreement, the board of directors of the Company and Acquisition will initially consist of six (6) directors, each of whom will be appointed by a Brazos affiliate, provided that Mr. Morton and Mr. Mealy will be appointed to fill two of such director seats, subject to certain conditions related to their continuing ownership of Acquisition common stock and, in the case of Mr. Morton, his continuing service as Chairman and Chief Executive Officer of the Company. It is currently contemplated that the board of directors of the Company following the merger will consist of the following individuals:

William D. Morton. For a discussion of Mr. Morton’s recent employment and experience, see “Information Concerning the Company” below.

Mark W. Mealy. For a discussion of Mr. Mealy’s recent employment and experience, see “Information Concerning the Company” below.

Patrick K. McGee. For a discussion of Mr. McGee’s recent employment and experience, see “Information Concerning Acquisition and Sub” below.

Randall S. Fojtasek. For a discussion of Mr. Fojtasek’s recent employment and experience, see “Information Concerning Acquisition and Sub” below.

Lucas T. Cutler. For a discussion of Mr. Cutler’s recent employment and experience, see “Information Concerning Acquisition and Sub” below.

F. Russell Beard, Jr. For a discussion of Mr. Beard’s recent employment and experience, see “Information Concerning Acquisition and Sub” below.
      It is further contemplated that the officers of the Company following the merger will be the following individuals: William D. Morton — President, Chief Executive Officer and Chairman of the Board; Daryl R. Lindemann — Vice President-Finance, Secretary and Treasurer; Brian L. Geiger — Vice President-Operations; Brian R. Doolittle — Vice President-Sales and Engineering; and Rodney B. Harrison — Vice President and Assistant Treasurer.
      Primary Benefits and Detriments of the Merger. As a result of the merger, we will be a privately-held company and there will be no public market for our common stock. Upon the completion of the merger, our Class A common stock will no longer be quoted on the OTC Bulletin Board and price quotations for sales of our Class A common stock in the public market will no longer be available. The registration of our Class A common stock under Section 12 of the Exchange Act will be terminated.
      The primary benefits of the merger to the non-rollover shareholders include the following:

•	the merger consideration represents a 64% premium over the closing sale price on the OTC Bulletin Board for the Company’s Class A common stock on March 22, 2006 (the last trading day before the merger was announced) and a 44.9%, 43.6% and 48.6% premium over the three, six and twelve month average closing sale prices before March 22, 2006, and would represent the highest trading price of the Company’s common stock since March 16, 1999;

•	the merger will allow non-rollover shareholders to obtain liquidity, without paying trading commissions, for shares that are otherwise illiquid and thinly traded without the payment of trading commissions;

•	compared to the Company’s common stock, which does not pay dividends, shareholders who wish to do so will be able to reinvest the cash they receive in interest or dividend bearing securities with more liquidity than the Company’s common stock;

•	the merger consideration is all cash, allowing the Company’s unaffiliated shareholders to immediately receive a fair value for their investment and providing such shareholders certainty of value for their shares; and

•	shareholders will avoid the risk of any future decreases in the Company’s value.
      The primary detriments of the merger to the non-rollover shareholders include the following:

•	the inability of the non-rollover shareholders to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s common stock;

•	the inability of the non-rollover shareholders to participate in any gain on any future sale of the Company; and

•	the non-rollover shareholders may incur tax liabilities upon the disposition of their shares in the merger, just as they would in connection with open market sales of their shares.

      The primary benefits of the merger to Acquisition, Sub, Brazos and the rollover shareholders include the following:

•	if the Company successfully executes its business strategies, the value of an equity investment in Acquisition could be greater than the original cost because of possible increases in future earnings, growth, or underlying value of the Company or the payment of dividends, if any, that will accrue to Brazos and its affiliates and the rollover shareholders;

•	the Company will no longer be subject to the reporting obligations and constraints, and the associated cost and administrative burden, of having publicly-traded securities;

•	as a privately-held company, the Company will have more freedom to focus on long-term strategic planning and the Company’s management will no longer need to be responsive to public shareholder concerns and engage in an ongoing dialogue with public shareholders;

•	the Company’s directors, executive officers and beneficial owners of more than 10% of the shares of common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act;

•	Brazos’ affiliates will receive

•	a sponsor fee expected to equal $2.25 million from the Company upon consummation of the merger;

•	financial advisory fees at a rate of (i) 2.25% of the aggregate value of any future transaction, acquisition or recapitalization and (ii) 4.00% of any capital infusion or other investment made by Brazos or any one or more of its affiliates in the Company for any purpose;

•	annual monitoring fees equal to (A) for the remainder of the first fiscal year following the merger, $600,000 (on a prorated basis for any partial fiscal year following the merger) and (B) for each fiscal year thereafter, the greater of (x) $600,000 and (y) 0.3% of the budgeted net revenue of the Company and its subsidiaries on a consolidated basis; and

•	for any fiscal year, in the event that the actual net revenue of the Company and its subsidiaries on a consolidated basis is greater than 105% of the amount budgeted therefor, an additional payment equal to 0.3% of the actual net revenue of the Company and its subsidiaries on a consolidated basis, less all other monitoring and oversight fees previously paid for such fiscal year, provided that if the actual net revenue of the Company and its subsidiaries on a consolidated basis for any fiscal year is less than 95% of the amount budgeted therefor, the Company will offset against the next payment of monitoring and oversight fees an amount equal to the total amount of all monitoring and oversight fees paid for such fiscal year, less 0.3% of the actual annual net revenue of the Company and its subsidiaries on a consolidated basis for such fiscal year; in addition, Brazos and its affiliates will have their fees and expenses incurred in connection with the transaction reimbursed by the Company upon completion of the merger;

•	for his service as a director of Acquisition and the Company, as the surviving corporation, Mr. Mealy will receive options to purchase up to 200,000 shares of Acquisition common stock with an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at the effective time of the merger), and Mr. Mealy will receive an annual fee of at least $100,000 from the Company for each year that he serves on the board of directors;

•	for his service as a director of Acquisition and the Company, Mr. Morton will receive options to purchase up to 400,000 shares of Acquisition common stock with an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at the effective time of the merger);

•	each of Mr. Morton, Mr. Lindemann, Mr. Geiger and Mr. Doolittle will enter into employment agreements with the Company pursuant to which such individuals will serve as executive officers of the Company, as the surviving corporation in the merger, each for a term of three years following the merger; and

•	the rollover shareholders will have the opportunity to exchange a portion of their Class A common stock in the Company for common stock of Acquisition on a tax-deferred basis. See “Special Factors — Interests of Certain Persons in the Merger — Interests of Rollover Shareholders in the Surviving Corporation” beginning on page 29.

      The primary detriments of the merger to Acquisition, Sub, Brazos and the rollover shareholders include the following:

•	all of the risk of any possible decrease in the earnings, growth or value of the Company following the merger will be borne by Brazos, the rollover shareholders, and any other equity holders of Acquisition following the merger; and

•	following the merger, there will be no trading market for, and substantial restrictions on the transfer of, the common stock of Acquisition.
      Rollover Shareholders. Pursuant to the contribution agreement, the rollover shareholders have agreed to contribute their Contribution Shares to Acquisition in exchange for shares of common stock in Acquisition. The contribution will be effective immediately before the effective time of the merger. The Acquisition Shares that the rollover shareholders receive in exchange for their Contribution Shares will comprise, in the aggregate, approximately 27% of the issued and outstanding common stock of Acquisition. The table under “Special Factors — Structure and Steps of the Merger” sets forth (i) the number of shares of Company common stock and the economic ownership percentage of the rollover shareholders of Company common stock immediately prior to the merger, (ii) the number of shares of Company common stock of the rollover shareholders to be converted in the merger into the right to receive the merger consideration, (iii) the number of shares of Class A common stock of the Company to be contributed by the rollover shareholders immediately prior to the merger to Acquisition in exchange for shares of Acquisition common stock, and (iv) the ownership percentages of the rollover shareholders in Acquisition immediately following the merger. At the closing of the transactions contemplated by the merger agreement, the rollover shareholders, Acquisition and Brazos and/or its affiliates, among others, will enter into a stockholders agreement governing, among other things, the rollover shareholders’ ownership of Acquisition shares after the merger. See “Special Factors — Structure and Steps of the Merger” for a description of the terms of the contribution agreement and stockholders agreement.
      At the time of the merger, the remaining 1,814,164 shares of Class A common stock owned by the rollover shareholders and the 100,000 shares of Class B common stock owned by Mr. Morton not constituting Contribution Shares will be converted into the right to receive aggregate merger consideration of $19,141,640 in cash. In addition, the rollover shareholders (other than Mr. Morton, who owns no stock options) will receive cash payments (net of the applicable exercise price) totaling $2,012,721 for the termination of their 211,688 options to purchase shares of Class A common stock of the Company. Mr. Mealy will also receive $38,950 for the 3,895 shares of Class A common stock of the Company issuable to him pursuant to rights granted to him in 1998 and 1999 under the Directors’ Plan.
      Messrs. Morton, Lindemann, Geiger and Doolittle also have entered into employment agreements with the Company, to become effective only upon consummation of the merger, pursuant to which each will serve as an executive officer of the Company, as the surviving corporation, for a term of three years following the merger. We describe these employment agreements in “Special Factors — Interests of Certain Persons in the Merger — Interests of Company Executive Officers and Directors.”
      The Company. As discussed above, termination of registration of the Class A common stock of the Company under the Exchange Act will substantially eliminate the information required to be furnished by the Company to shareholders and the SEC, and would make many provisions of the Exchange Act no longer applicable to the Company. As a result, we expect to reduce our legal, accounting, and other compliance costs and expenses related to the requirements of the Exchange Act, including costs associated with compliance with the Sarbanes-Oxley Act of 2002.

      If the merger agreement is terminated under certain circumstances, the Company must reimburse $250,000 of Acquisition’s expenses and if the merger agreement is terminated under other circumstances, the Company must pay Acquisition a termination fee of $2.6 million.
      The merger agreement imposes certain restrictions on the conduct of the Company’s business before the effective time of the merger. These restrictions may delay or impair the Company’s ability to take advantage of business opportunities during the pre-closing period.
      Non-rollover Shareholders. If the merger is completed, assuming no shareholder exercises dissenters’ rights, the 2,040,214 shares of Class A common stock owned by the non-rollover shareholders will convert into the right to receive $20,402,140 in cash, and such shareholders will no longer benefit from any increases in the Company’s value, nor will they bear the risk of any decreases in the Company’s value. Additionally, many of these shareholders will incur tax liabilities upon the disposition of their shares in the merger.
Interests of Certain Persons in the Merger
      In considering the recommendation of the special committee and of our board of directors with respect to the merger, you should be aware that certain of our officers and directors (or their affiliates) have interests in the transactions contemplated by the merger agreement that may be different from the interests of our shareholders generally. In addition, certain directors and members of our management (or their affiliates) are rollover shareholders. Our board of directors and the special committee were aware of these interests and considered them, among other matters, in making its recommendations. See “Special Factors — Background of the Merger” and “Special Factors — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending the Merger.”

Interests of Rollover Shareholders in the Surviving Corporation
      Only the rollover shareholders will be able to exchange a portion of their shares of Company common stock for shares of common stock of Acquisition immediately before the merger is effective. The Acquisition Shares that the rollover shareholders receive will constitute a minority interest in Acquisition. Following the effectiveness of the merger, Mr. Morton and Mr. Mealy will continue to serve as directors of the Company and Acquisition and Mr. Morton, Mr. Lindemann, Mr. Geiger and Mr. Doolittle will serve as officers of the Company and Acquisition.
      The rollover shareholders may be eligible to defer for federal income tax purposes the recognition of a portion of any gain realized in the transaction. Each rollover shareholder will realize gain on the transaction for federal income tax purposes equal to the value of Acquisition Shares received in exchange for his or its Contribution Shares plus the amount of cash received for his or its shares converted in the merger. A rollover shareholder, however, will only recognize gain (and be subject to income tax on a current basis) to the extent of the lesser of (1) the gain realized or (2) cash received. Accordingly, a rollover shareholder may recognize less gain (and be subject to less income tax on a current basis) at the time of the merger than what such rollover shareholder realizes in the entire transaction. Any realized gain not recognized will be deferred and generally recognized by a rollover shareholder on a subsequent taxable disposition of Acquisition Shares.

Interests of Company Executive Officers and Directors
      Under the Directors’ Plan, pursuant to rights granted in 1998 and 1999, the Company agreed to issue to each of Mr. Broling and Mr. Mealy 3,895 shares of Class A common stock when they retire or otherwise cease to serve as directors. Pursuant to the merger agreement and agreements between the two and the Company, Mr. Broling’s and Mr. Mealy’s right to receive the shares will terminate in the merger and convert into the right to receive the merger consideration of $10.00 for each such share issuable to them. In addition, Alfred R. Glancy III and Willem F.P. deVogel, two former directors who did not receive 3,895 shares when they ceased to serve as directors, will also receive the merger consideration of $10.00 for each such share issuable to them.

      Each of Messrs. Morton, Lindemann, Geiger, and Doolittle entered into employment agreements with the Company or its Morton Metalcraft subsidiary in January 1998 that will remain in effect until the effective time of the merger, when they will terminate and be replaced with the new employment agreements described below. The 1998 employment agreements do not contain “change of control” provisions or payments.
      Mr. Morton. Under the new employment agreement between Mr. Morton and the Company, which only becomes effective at the closing of the merger, Mr. Morton will serve as the Company’s president, chief executive officer and chairman of the board and receive his current annual base salary of $420,000. Other material provisions of Mr. Morton’s new employment agreement include the following:

•	The agreement will be effective upon the consummation of the merger and related transactions, but will automatically terminate upon the termination of the merger agreement prior to the effective time of the merger. The term of Mr. Morton’s employment will be for three (3) years, unless earlier terminated in accordance with the agreement.

•	Mr. Morton will be eligible for an annual bonus, from an amount equal to 37.5% of his annual base salary up to 100% of his annual base salary, based upon the Company’s attainment of certain targets with respect to the Company’s earnings before interest, taxes, depreciation, and amortization for any fiscal year ending during the term of the agreement.

•	Concurrent with the consummation of the merger, Mr. Morton will be granted options to purchase up to 400,000 shares of common stock of Acquisition, with an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at such time), pursuant to a stock option agreement to be entered into between Acquisition and Mr. Morton. In addition, Mr. Morton will be eligible to participate in such equity-based compensation plans as shall be determined by the Company’s board from time to time.

•	Mr. Morton will be entitled to participate in all incentive, savings and retirement plans, programs and arrangements applicable generally to other senior executives of the Company, except for the Company’s variable incentive plan, which is a plan that awards monthly cash bonuses to all employees (other than Mr. Morton) when monthly targets are met or exceeded. Mr. Morton and/or his family, as the case may be, will be eligible to participate in and will receive all benefits under all welfare benefits plans, programs and arrangements provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans, programs and arrangements) to the extent applicable generally to other senior executives of the Company.

•	Mr. Morton will be provided an automobile leased in the Company’s name. The Company will pay for a life insurance policy for Mr. Morton with a coverage amount of at least $1 million. Mr. Morton will be reimbursed by the Company for his country club dues and shall receive an annual physical provided by the Company, airline club cards and WPO/ YPO membership dues and expenses.

•	If the Company terminates Mr. Morton’s employment without cause, or Mr. Morton terminates his employment for good reason, Mr. Morton will be entitled to receive:

•	base salary earned but unpaid as of the date of termination, reimbursement for eligible expenses incurred through the date of termination, and all other payments and benefits to which Mr. Morton may be entitled through the date of termination;

•	a pro rata bonus entitling Mr. Morton, at the end of the fiscal year in which he was terminated, to receive the annual bonus to which he would have been entitled had he remained employed, prorated for partial service during such year;

•	severance pay equal to Mr. Morton’s monthly salary as of the date his employment is terminated, for each of the first 18 months from and following the date of termination;

•	welfare benefits to Mr. Morton and his wife under the same or equivalent medical coverage as in effect immediately prior to the date of his termination until the earlier of (a) the date that Mr. Morton and his wife have reached 65 years of age (discontinuing as to each at such time as each of them individually reaches 65 years of age), and (b) the date Mr. Morton or his wife has commenced new employment and has thereby become eligible for other benefits coverage, subject to Mr. Morton’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); and

•	the payment, in a lump sum, of the amount required to pay for Mr. Morton’s company-provided car and country club dues for 18 months.

•	If Mr. Morton’s employment is terminated due to his death or permanent disability, Mr. Morton’s heirs, executors, administrators or other legal representatives, as applicable, will be paid all accrued but unpaid obligations and Mr. Morton’s pro rata bonus, and he and his wife (as applicable) will receive the welfare benefits continuation described above.

•	If Mr. Morton’s employment is terminated for cause, or if Mr. Morton voluntarily terminates his employment, Mr. Morton will be paid base salary earned but unpaid as of the date of termination, he will be reimbursed for eligible expenses incurred through the date of termination, and he will be paid all other payments and benefits to which he may be entitled through the date of termination.

•	From the effective date of the agreement until three years after cessation of Mr. Morton’s employment with the Company, Mr. Morton agrees (i) not to provide services to or maintain certain ownership interests in any person, business or entity that competes with the Company anywhere the Company conducts business (including North America and Europe) and (ii) not to solicit the employment or services of anyone employed by the Company or solicit any customer or supplier of the Company to terminate or change its arrangement with the Company, or establish any relationship for any business purpose that is competitive with the Company.

•	If the agreement terminates naturally upon the third anniversary of its effective date, and Mr. Morton subsequently terminates his employment for any reason following such date, then he and his wife will be entitled to the welfare benefits continuation described above.
      Messrs. Lindemann, Geiger and Doolittle. Under new employment agreements with the Company, which become effective at the closing of the merger, Mr. Lindemann will serve as the Company’s vice president-finance, secretary and treasurer, Mr. Geiger will serve as the Company’s vice president-operations, and Mr. Doolittle will serve as the Company’s vice president-sales and engineering, each to receive an annual base salary of $170,000. Other material provisions of each of these new employment agreements include:

•	Each agreement will be effective upon the consummation of the merger and related transactions, but will automatically terminate upon the termination of the merger agreement prior to the effective time of the merger. The term of each officer’s employment will be for three (3) years, unless earlier terminated in accordance with the agreement.

•	The officer will be eligible for an annual bonus, from an amount equal to 22.5% of his annual base salary up to 67.5% of his annual base salary, based upon the Company’s attainment of certain targets with respect to the Company’s earnings before interest, taxes, depreciation and amortization for any fiscal year ending during the term of the agreement.

•	Concurrent with the consummation of the merger, the officer will be granted options to purchase up to 300,000 shares of common stock of Acquisition, with an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at such time), pursuant to stock option agreements to be entered into between Acquisition and such officer. 200,000 of these options will be subject to time-based vesting at a rate of 20% per year, and the remaining 100,000 options, in addition to the same time-based vesting, will vest only in the event that the Company’s earnings before interest, taxes, depreciation and amortization for fiscal year

2006 exceed $22 million. In addition, the officer will be eligible to participate in such equity-based compensation plans as shall be determined by the Company’s board from time to time.

•	The officer will be entitled to participate in all incentive, savings and retirement plans, programs and arrangements applicable generally to other senior executives of the Company including the Company’s variable incentive plan, which awards monthly cash bonuses. The officer and/or his family, as the case may be, will be eligible to participate in and will receive all benefits under all welfare benefits plans, programs and arrangements provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans, programs and arrangements) to the extent applicable generally to other senior executives of the Company.

•	The officer will be reimbursed for all reasonable expenses incurred in performing his duties and responsibilities. The Company will pay for a life insurance policy for him with a coverage amount of at least $300,000.

•	If the Company terminates an officer’s employment without cause, or an officer terminates his employment for good reason, he will be entitled to receive:

(i) all base salary earned but unpaid as of the date of termination, reimbursement for eligible expenses incurred through the date of termination, and all other payments and benefits to which he may be entitled through the date of termination;

(ii) a pro rata bonus entitling him, at the end of the fiscal year in which he was terminated, to receive the annual bonus to which he would have been entitled had he remained employed, prorated for partial service during such year;

(iii) severance pay equal to his monthly base salary as of the date his employment is terminated, for each of the first 18 months from and following the date of termination; and

(iv) the provision of welfare benefits to the officer and his wife under the same or equivalent medical coverage as in effect immediately prior to the date of his termination until the earlier of (a)with respect to each of Messrs. Geiger and Doolittle and their wives, the date that he or she reaches 65 years of age (discontinuing as to each at such time as each of them individually reaches 65 years of age), (b) in the case of Lindemann and his wife, four years from the date his employment is terminated, or (c) the date each officer or his wife has commenced new employment and has thereby become eligible for other benefits coverage, subject to their rights under COBRA.

•	If an officer’s employment is terminated due to his death or permanent disability, his heirs, executors, administrators or other legal representatives, as applicable, will be paid all accrued obligations, to the extent unpaid, his pro rata bonus, and he and his wife (as applicable) will receive the welfare benefits continuation described above.

•	If an officer’s employment is terminated for cause or if he voluntarily terminates his employment, he will be paid all base salary earned but unpaid as of the date of termination, he will be reimbursed for eligible expenses incurred through the date of termination, and he will be paid all other payments and benefits to which he may be entitled through the date of termination.

•	From the effective date of his agreement until three years after his employment with the Company terminates, each officer agrees (i) not to provide services to or maintain certain ownership interests in any person, business or entity that competes with the Company anywhere the Company conducts business (including North America and Europe), and (ii) not to solicit the employment or services of anyone employed by the Company or solicit any customer or supplier of the Company to terminate or change its arrangement with the Company, or establish any relationship for any business purpose that is competitive with the Company.

•	If an agreement terminates naturally upon the third anniversary of its effective date, and the officer who was a party to such agreement subsequently terminates his employment for any reason following such date, then he will be entitled to the provision of the welfare benefits continuation described above.
      Mr. Mealy. After the effective time of the merger, Mr. Mealy will serve as a member of the board of directors of the Company, and, as fees for his service as a director, he will receive options to purchase 200,000 shares of Acquisition common stock with an exercise price of $1.00 per share (which will represent the fair market value of the Acquisition common stock at such time). In addition, Mr. Mealy will be entitled to receive an annual fee of at least $100,000 for each year in which he serves as a member of the Company’s board, payable quarterly in advance (subject to proration for any partial year).

Stock Options
      Pursuant to our 1997 Stock Option Plan, immediately before the merger, all outstanding options to purchase shares of Class A common stock that are not vested or are otherwise unexercisable automatically will be deemed vested and exercisable. In accordance with the merger agreement and agreements between the Company and each option holder, all options under our 1997 Stock Option Plan will be terminated by virtue of the merger and each option holder will cease to have any rights with respect to such options, except for the right to receive the option consideration. See “The Merger Agreement — Treatment of Company Stock Options.”
      Based on 518,820 options outstanding as of July 10, 2006, the payment related to unexercised options (net of the applicable exercise price) held by current and former directors, officers and other employees of the Company and its subsidiaries will be approximately $5,002,822, of which the rollover shareholders will receive $2,012,721 before giving effect to tax withholdings. Mr. Morton does not hold any options.
      Pursuant to an option plan to be adopted in connection with the merger and related transactions, Acquisition will be entitled to issue options to purchase up to 10% of the fully-diluted common stock of Acquisition (not taking into account the common stock issuable upon exercise of certain warrants) to officers, directors and consultants of the Company and its subsidiaries. On the closing date of the transactions contemplated by the merger agreement, Acquisition intends to issue options for an aggregate of 3,050,000 shares of Acquisition common stock to its officers, directors and consultants (including the rollover shareholders). Of this allocation, Messrs. Morton, Mealy, Lindemann, Geiger and Doolittle are expected to receive options to purchase an aggregate of 1,500,000 shares of Acquisition common stock.
     Voting and Support Agreements
      Each of the rollover shareholders, as well as Rodney B. Harrison and David A Nicholson, two officers of the Company or its subsidiaries, have entered into voting and support agreements with Acquisition and Sub whereby they have agreed, among other things, to vote their shares of Company common stock in favor of the merger. The voting and support agreements are described more fully above under “Structure and Steps of the Merger — Voting and Support Agreements.”
     Waiver of 1998 Voting Agreement
      Certain shareholders of the Company, including each of the rollover shareholders, Mr. Broling, the sole member of the special committee, and other present and former officers, directors and employees of the Company or its subsidiaries, are parties, together with Mr. Morton, to the 1998 voting agreement pursuant to which, among other things, such shareholders grant to Mr. Morton a proxy to vote all of their shares of Class A common stock (including shares subsequently obtained upon the exercise of options) in all matters subject to a shareholder vote. The 1998 voting agreement terminates on January 20, 2008, unless earlier terminated in accordance with its terms. Pursuant to that certain Waiver of Voting Agreement, dated as of March 22, 2006, Mr. Morton waived all rights he holds under the 1998 voting agreement with respect to any vote with respect to the merger or the merger agreement.

     Mealy Shareholders Agreement
      Mr. Morton and Mr. Mealy are parties to a Shareholders Agreement, dated as of October 20, 1997, as amended (which we refer to as the “Mealy shareholders agreement”). Pursuant to the Mealy shareholders agreement, Mr. Mealy has granted to Mr. Morton a proxy to vote certain shares of Company common stock owned by Mr. Mealy and his affiliates with respect to all matters to be voted on by the shareholders of the Company, except for matters relating to the liquidation of the Company, the sale of all or substantially all of the assets of the Company, or certain mergers or consolidations involving the Company. The proxy granted by Mr. Mealy to Mr. Morton pursuant to the Mealy shareholders agreement does not apply to a vote of the shareholders with respect to the merger and the merger agreement. In the event Mr. Mealy is entitled to vote his shares in respect of a sale, merger or consolidation as set forth above and fails to vote his shares of Company common stock in favor of such a transaction when Mr. Morton and his affiliates vote all of their shares of Company common stock in favor of such transaction, and such transaction is not approved by the shareholders of the Company, then Mr. Morton shall have the right to require Mr. Mealy to purchase all, but not less than all, of the Company common stock then held by Mr. Morton and his affiliates. The Mealy shareholders agreement also contains certain restrictions on the acquisition, sale or transfer of Company common stock by parties thereto. The Mealy shareholders agreement terminates on January 20, 2008, unless earlier terminated in accordance with its terms.

Indemnification of Directors and Officers
      Pursuant to the merger agreement, until the sixth anniversary of the effective time of the merger, Acquisition and the surviving corporation will indemnify and hold harmless, to the fullest extent required by our articles of incorporation and our bylaws as in effect on the date of the merger agreement, and to the fullest extent not prohibited by applicable law, each person who was or is or becomes, or is threatened to be made, a party to or otherwise a participant in any threatened, pending or completed action or other proceeding, whether of a civil, criminal, administrative, arbitrative or investigative nature, by reason of the fact that such person is or was, or who becomes prior to the effective time of the merger, a director or officer of the Company or any of its subsidiaries, from all expenses, costs, losses or amounts paid in connection with such proceeding, arising out of the fact that he or she is or was a director or officer of the Company or any of its subsidiaries, whether asserted or claimed before or after the effective time of the merger. Each such director or officer will be entitled to the advancement of expenses incurred in connection with any claim, action, suit or proceeding for which indemnification is available. Additionally, on or prior to the closing of the transactions contemplated by the merger agreement, the Company will purchase a “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, to remain in effect until the sixth anniversary of the effective time of the merger.

Compensation of Special Committee
      Mr. Broling, as the sole member of the special committee, elected not to receive consideration from the Company for his service on the special committee. Mr. Broling received his regular compensation as a non-employee member of the board of directors and the Company paid Mr. Broling’s out of pocket expenses incurred in his service as a director and the sole member of the special committee. In the merger, Mr. Broling will also receive $10.00 per share, or $1,777,780 in the aggregate, for the 177,778 shares of Class A common stock that he owns in a manner consistent with all non-rollover shareholders, will receive $38,950 for 3,895 shares of Class A common stock issuable to him pursuant to rights granted to him in 1998 and 1999 under the Directors’ Plan and will receive approximately $932,250 (net of the applicable exercise price) for his unexercised options.
Financing of Merger and Related Transactions
      The amount of funds required to complete the merger total approximately $105 million, of which approximately $10 million will be funded through the contribution of shares of Company common stock to Acquisition pursuant to the contribution agreement, and approximately $95 million will be funded in cash.

The cash amount will be used in the following manner: (i) approximately $48 million will be paid, pursuant to the merger agreement, to the Company shareholders (other than the rollover shareholders with respect to shares of Class A common stock to be contributed to Acquisition immediately prior to the effective time of the merger), option holders, holders of rights to shares pursuant to the Directors’ Plan, and warrant holders assuming that no Company shareholder validly exercises and perfects dissenters’ rights under Georgia law, (ii) approximately $38 million will be used to refinance existing indebtedness of the Company, and (iii) approximately $9 million will be used to pay related fees and expenses in connection with the merger (including amounts paid prior to the effectiveness of the merger).
      Acquisition and/or Brazos have entered into the following arrangements for purposes of providing the funds necessary to finance the merger and related transactions and pay the related fees and expenses in connection with the foregoing:

Equity Financing
      Pursuant to an equity commitment letter from Brazos, dated March 22, 2006, Brazos has agreed to contribute or cause to be contributed to Acquisition up to $25 million in cash, subject to certain conditions described below. The source of such funds will come from equity contributions from investors in an affiliate of Brazos.
      Brazos’ equity commitment is subject to:

•	the satisfaction of the conditions set forth in the merger agreement with respect to the merger, without giving effect to any modification or waiver effected without the consent of Brazos;

•	the completion of the senior and subordinated debt financing described below;

•	the consummation of the merger, without waiver of any condition to the merger agreement made without Brazos’ consent; and

•	receipt of all documentation effecting the merger.
      Brazos’ equity commitment will terminate upon the earlier of:

•	September 30, 2006; or

•	termination of the merger agreement.

Senior Debt Financing
      Brazos received a debt commitment letter dated March 22, 2006 (the “senior debt commitment letter”) from National City Bank whereby, subject to the terms and conditions thereof, National City Bank committed to provide to Sub up to $62 million in senior secured debt financing, consisting of a $20 million revolving credit facility and $42 million in term loans.
      The availability of the senior debt financing set forth in the senior debt commitment letter is subject, among other things, to satisfaction of the following conditions:

•	the absence of any material adverse condition or material adverse change with respect to the Company;

•	the absence of any changes in financial, banking or capital market conditions that would materially impair a syndication of the senior debt financing;

•	the completion of a successful due diligence investigation of the Company;

•	the absence of any competing financing arrangements (other than the subordinated debt financing described below);

•	the Company’s consolidated earnings before interest, taxes, depreciation and amortization for the twelve month period most recently ended before the effective time of the merger being not less than $17 million;

•	the execution of definitive documentation related to the senior debt financing;

•	the consummation of the merger; and

•	other customary conditions for leveraged acquisition financings.
      If National City Bank, in its sole discretion, does not waive any condition that is not otherwise satisfied, Acquisition will not be obligated to close the merger agreement, and the merger transaction may terminate as a result, in which case you would not receive any of the merger consideration and your ownership interest in the Company would continue. We cannot assure you that National City Bank will waive any condition to their obligation to provide the senior debt financing set forth in the senior debt commitment letter.
      Sub will be the initial borrower under the senior secured credit facility, and the Company, as the surviving corporation, will be the borrower upon consummation of the merger.
      The senior debt commitment letter terminates in the event that Brazos seeks a competing financing arrangement or if Brazos breaches its obligations under the senior debt commitment letter. Additionally, the senior debt commitment letter terminates if the senior debt financing is not consummated prior to September 30, 2006.

Subordinated Debt Financing
      Brazos received a debt commitment letter dated March 22, 2006 (the “subordinated debt commitment letter”) from Massachusetts Mutual Life Insurance Company whereby, subject to the terms and conditions thereof, MassMutual Group committed to purchase up to $22,375,000 principal amount of senior subordinated notes to be issued by Sub and $1 million in common stock of Acquisition.
      The availability of the subordinated debt financing set forth in the subordinated debt commitment letter is subject, among other things, to satisfaction of the following conditions:

•	the absence of any material adverse change or condition affecting the Company since September 30, 2005 not disclosed to MassMutual Group in writing;

•	the Company’s consolidated earnings before interest, taxes, depreciation and amortization for the twelve month period most recently ended before the effective time of the merger being not less than $16,948,000; and

•	other customary conditions for leveraged acquisition financings.
      If MassMutual Group, in its sole discretion, does not waive any condition that is not otherwise satisfied, Acquisition will not be obligated to close the merger transaction, and the merger agreement may terminate as a result, in which case you would not receive any of the merger consideration and your ownership interest in the Company would continue. We cannot assure you that MassMutual Group will waive any condition to their obligations to provide the subordinated debt financing set forth in the subordinated debt commitment letter.
      Sub will be the initial issuer of the subordinated notes, and the Company, as the surviving corporation, will be the issuer upon consummation of the merger.
      In connection with its purchase of the subordinated notes, MassMutual Group will be issued detachable warrants with a nominal exercise price representing 3.75% of the common stock of Acquisition. The warrants and the common stock purchased by MassMutual Group at the consummation of the merger will be subject to the stockholders agreement pursuant to which the warrants and the common stock will be subject to voting provisions, transfer restrictions, preemptive rights, sale rights, drag-along rights, tag-along rights, rights of first refusal, and registration rights. Additionally, pursuant to the stockholders agreement, MassMutual Group will be granted certain information rights and the right to appoint an observer to the board of directors of Acquisition. Upon the occurrence of certain circumstances, this observer may have the right to be appointed as a director of Acquisition.
      The obligations of MassMutual Group under the subordinated debt commitment letter expire on July 31, 2006, unless extended in writing by MassMutual Group. Acquisition intends to seek an extension of this date in the event the merger has not been consummated at such time. No assurance, however, can be made that Acquisition will be able to obtain any such extension or, if it is unable to do so, that Acquisition will be able to obtain replacement financing on terms acceptable to it.
     Existing Senior Credit Facility
      On March 26, 2004, the Company and its subsidiaries entered into a second amended and restated credit agreement with the lenders party thereto, National City Bank, as syndication agent, and Harris Trust & Savings Bank, as agent. In connection with the closing (if any) of transactions contemplated by the merger agreement, Acquisition and Sub will provide the funds necessary to repay all amounts outstanding under the second amended and restated credit agreement. The total amount outstanding under the second amended and restated credit agreement as of July 5, 2006 (the last practicable date prior to the filing of this proxy statement that such information was available) was approximately $27,627,500.

Existing Senior Secured Subordinated Promissory Notes
      On June 23, 2004, the Company and its subsidiaries issued an aggregate of $12 million in senior secured subordinated promissory notes to BMO Nesbitt Burns Capital (U.S.), Inc., JZ Equity Partners PLC and Prism Mezzanine Fund SBIC, L.P., with an outstanding balance of $13,005,019 as of July 5, 2006. In connection with the transactions contemplated by the merger agreement, Acquisition and Sub will provide the funds necessary to pay off the senior secured promissory notes, which may be paid off without penalty in connection with the merger.
Estimated Fees and Expenses
      All fees and expenses incurred in connection with the merger and related transactions will be paid by the party incurring such fees and expenses, whether or not the merger is completed, except those expenses potentially to be reimbursed by the Company as described in more detail in “The Merger Agreement — Expense Reimbursement” and except that if the merger is consummated the Company will reimburse Brazos and its affiliates for their fees and expenses incurred in connection with the transaction.
      Except as set forth below, neither we nor Acquisition (nor our respective affiliates) will pay any fees or commissions to any broker, dealer or other person in connection with the merger.
      If the merger agreement is terminated under certain circumstances described under “The Merger Agreement — Termination Fee,” we have agreed to pay Acquisition a termination fee of $2.6 million. Additionally, if the merger agreement is terminated under certain circumstances related to the Company’s failure to obtain shareholder approval at the special meeting or the threat or commencement of certain proceedings involving the merger, the Company is obligated to reimburse Acquisition for its fees and expenses incurred in connection with the transactions up to $250,000. See “The Merger Agreement — Expense Reimbursement.”
      Houlihan Lokey has provided certain financial advisory services to the special committee and the board of directors in connection with the merger. Houlihan Lokey will receive $275,000 for its services, and we have agreed to reimburse Houlihan Lokey for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify them against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. See “Special Factors — Opinion of Financial Advisor” for more information about Houlihan Lokey’s compensation.

      We have retained MacKenzie Partners as a proxy solicitation agent and information agent, and Acquisition intends to retain Wells Fargo Bank, N.A. as the paying agent, in connection with the merger. MacKenzie Partners may contact holders of our Class A common stock by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the merger to beneficial owners.
      As compensation for acting as a proxy solicitation agent and information agent in connection with the merger, MacKenzie Partners will receive a fee of $7,500 for its services, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the merger, including certain liabilities under the federal securities laws.
      The paying agent will receive reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and Acquisition will indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.
      We have retained Edgeview to serve as the Company’s investment banker for an initial retainer fee of $100,000, plus a fee of $1.15 million contingent on consummation of the merger. We have also agreed to reimburse Edgeview for all reasonable travel and other merger-related expenses, and to indemnify Edgeview against certain liabilities and expenses in connection with their engagement and services performed for the Company.
      Fees and expenses we have incurred or estimate we will incur in connection with the merger are as follows:

Investment banker fees and expenses	$1,350,000
Financial advisor fees and expenses	$325,000
Legal, accounting and other professional fees	$1,610,000
SEC filing fees	$6,192
Proxy solicitation, printing and mailing costs	$100,000
Transfer agent and paying agent fees and expenses	$26,300
Brazos transaction fee(1)	$2,250,000
Reimbursement of Brazos fees and expenses(2)	$5,100,000

Total	$10,667,492

(1)	Payable only if the merger is consummated.

(2)	Includes fees and expenses of Brazos’ legal counsel as well as fees and expenses incurred in connection with the financing of the acquisition. Such fees and expenses shall be reimbursed by the Company only if the merger is consummated.
      These expenses will not reduce the merger consideration to be received by our shareholders who are not rollover shareholders.
Accounting Treatment of the Merger
      The merger is intended to be accounted for under the purchase method under generally accepted accounting principles in the United States of America. The merger is structured as a management buyout transaction with certain shareholders of the Company continuing as investors in the surviving corporation. The Company’s assets and liabilities will be recorded at fair value for the interests acquired by the new investors and at the carryover, or predecessor basis, for continuing investors from the Company. Following the merger, each asset and liability will be assigned an amount that is part predecessor cost and part fair value in approximately the same proportion as the rollover shareholders’ ownership interests in the surviving corporation. To the extent the purchase price paid in the merger, adjusted for the carryover basis of the rollover shareholders, exceeds the fair market value allocated to identifiable assets and liabilities, the excess will be reported as goodwill.
Certain Legal Matters

General
      Except as described in this section, we are unaware of any license, franchise or regulatory permit that is material to our business that would be materially adversely affected by the merger or of any material filing, approval or other action by or with any governmental authority or regulatory agency that would be required for the merger. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to our business or that certain parts of our business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken, or in order to obtain any such approval or other action.

State Takeover Laws
      No anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the merger, the contribution agreement, the voting and support agreements or other transactions related to the merger. The bylaws of the Company do not provide and have never provided that the requirements of Parts 2 and 3 of Article 11 of the GBCC are applicable to the Company.

Litigation
      On March 27, 2006, a complaint was filed in the Superior Court of Fulton County, Georgia, against the Company, the members of the Company’s board of directors, Acquisition, Sub and Brazos. The complaint alleges, among other things, that the consideration offered shareholders pursuant to the merger is inadequate and not entirely fair to all of the Company’s shareholders, that the Company’s disclosures regarding the merger are misleading, that members of the board of directors have breached their fiduciary duties in connection with the proposed transaction, and that Brazos, Acquisition, and Sub aided and abetted the alleged breaches of fiduciary duties. The complaint, which purports to be filed by a shareholder of the Company, includes a request for declaration that the action be maintained as a class action and seeks, among other things, an unspecified amount of money damages, and injunctive relief prohibiting the Company from concluding the proposed merger. The Company and its board of directors have filed an answer to the complaint, which denies the allegations and asserts multiple defenses to the plaintiff’s claims, and have filed motions for judgment in favor of the Company and its directors. The Company and its directors had sought to remove the action from state court to the United States District Court for the Northern District of Georgia, but that federal court remanded the action to the state court. The Company and its board of directors believe that the complaint against them is without merit, and intend to continue to defend the matter vigorously.
      The Company is also involved in routine litigation. Management does not believe any legal proceedings would have a material adverse effect on the Company’s financial condition or results of operations.
Provisions for Non-rollover Shareholders
      At this time, we have not made any provision to grant non-rollover shareholders access to our files or the files of any other party to the merger or to obtain counsel or appraisal services at our expense or at the expense of any other party.

Dissenters’ Rights of Shareholders
      The following is a summary of the material provisions of your dissenters’ rights under Georgia law and is qualified in its entirety by reference to the relevant provisions of Article 13 of the GBCC (which we refer to as “Article 13”), the text of which is attached to this proxy statement as Appendix C. Shareholders intending to assert dissenters’ rights should carefully review Article 13. Failure to follow precisely any of the statutory procedures set forth in Article 13 will result in a loss of your dissenters’ rights.
      In general, if the merger is consummated, a Company shareholder who does not vote for the merger and who otherwise complies with the provisions of Article 13 is entitled to obtain payment in cash of an amount equal to the fair value of all of such shareholder’s shares of Company common stock. Except as set forth in this proxy statement and Appendix C, you will not be entitled to dissenters’ rights in connection with the merger.
      For the purpose of determining the amount to be received in connection with the exercise of your statutory dissenters’ rights under the GBCC, Georgia law provides that the fair value of a dissenting shareholder’s shares of common stock shall equal the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.
      A shareholder of record may assert dissenters’ rights as to fewer than all the shares registered in such shareholder’s name only if he, she or it dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he, she or it asserts dissenters’ rights. The rights of such a partial dissenting shareholder are determined as if the shares to which he, she or it dissents and his, her or its other shares were registered in the names of different shareholders.
      If you choose to dissent from the merger and to receive payment of the fair value of your shares of common stock in accordance with the requirements of Article 13, you must:

•	deliver to the Company, prior to the time the shareholder vote on the merger agreement is taken, written notice of your intent to demand payment for your shares if the merger is consummated;

•	not vote your shares in favor of approval of the merger agreement; and

•	comply with the statutory requirements summarized below and set forth in Appendix C to this proxy statement.
      Any filing of a written notice of intent to demand payment for your shares with respect to the merger should be sent to: Daryl Lindemann, Secretary, Morton Industrial Group, Inc., 1021 West Birchwood, Morton, Illinois 61550. A vote against approval of the merger agreement alone will not satisfy the requirements for written notice of intent to dissent.
      If the shareholders of the Company (including a majority of the non-rollover shareholders) approve the merger agreement at the special meeting, within ten days after such approval, the Company must provide to each shareholder who timely submitted a written notice of intent to demand payment for his, her or its shares, and who did not vote in favor of approval of the merger agreement at the special meeting, a dissenters’ notice that:

•	states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates, if any, for the dissenting shareholder’s shares must be deposited;

•	informs holders of uncertificated shares to what extent transfer of such shares will be restricted after the payment demand is received;

•	sets a date by which the Company must receive the dissenting shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered by the Company); and

•	is accompanied by a copy of Article 13.

      Following receipt of the dissenters’ notice from the Company, each dissenting shareholder must demand payment and deposit his, her or its share certificates in accordance with the terms of such dissenters’ notice. A dissenting shareholder who does not demand payment or deposit his, her or its share certificates by the date set forth in the dissenters’ notice will forfeit his, her or its right to payment under Article 13.
      Within ten days after the date that the vote of shareholders is taken at the special meeting or the date on which the Company receives a payment demand, whichever is later, the Company must send a written offer to each shareholder who demands payment in accordance with the provisions set forth in the dissenters’ notice, offering to pay each such shareholder an amount that the Company estimates to be the fair value of such shareholder’s shares, plus accrued interest. The offer of payment must be accompanied by:

•	the Company’s balance sheet as of the end of the fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	a statement of the Company’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC (which we refer to as “Section 14-2-1327”); and

•	a copy of Article 13.
      If the dissenting shareholder accepts the Company’s offer of payment by written notice to the Company within 30 days after the Company’s offer, or is deemed to have accepted such offer by failure to respond within such 30-day period, the Company must pay for the shares within 60 days after making the offer of payment or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of Company common stock.
      If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, the Company must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the merger is later consummated, the Company must send a new dissenters’ notice and repeat the payment demand procedure described above.
      Section 14-2-1327 provides that a dissenting shareholder may notify the Company in writing of his, her or its own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

•	the shareholder believes that the amount offered by the Company is less than the fair value of his, her or its shares or that the Company calculated incorrectly the interest due; or

•	the Company, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
      A dissenting shareholder will waive his, her or its right to demand payment under Section 14-2-1327 and is deemed to have accepted the Company’s offer unless such shareholder notifies the Company of his, her or its demand in writing within 30 days after the Company offers payment for the dissenting shareholder’s shares. If the Company does not offer payment within 10 days of the effective date of the merger or receipt of a payment demand, whichever is later, then the shareholder may demand the financial statements and other information required to be included with the Company’s payment offer (and the Company must provide such information within 10 days after receipt of the written demand), and the shareholder may notify the Company of his, her or its own estimate of the fair value of the shares and the amount of interest due, and may demand payment of such estimate.

      If a demand for payment under Section 14-2-1327 remains unsettled, the Company must commence a judicial proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within such 60-day period, the Company must pay each dissenting shareholder whose demand remains unsettled the amount demanded. The Company must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.
      If you intend to exercise your dissenters’ rights, you should review carefully the text of Appendix C to this proxy statement and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.
Projected Financial Information
      As a matter of course, the Company does not create multi-year financial projections or publicly disclose forward-looking information as to future revenues, earnings or other financial information. Nevertheless, in connection with our engagement of Edgeview, our management prepared financial projections for the Company for the fiscal years ending December 31, 2006 through December 31, 2009, which projections were subsequently updated for the year ending December 31, 2006. The financial projections were provided to Edgeview in connection with its due diligence on the Company and its recommendation as to a course of action for the Company and to Houlihan Lokey in connection with its services as financial advisor to the special committee. The financial projections also were provided to Brazos in connection with its due diligence investigation regarding the Company.
      The financial projections were prepared by our management, under market conditions as they existed in August 2005, except for the projections for the year ending December 31, 2006 which were updated on January 24, 2006. The projected financial information is included in this proxy statement only because such information was provided to Brazos in connection with its due diligence investigation of the Company. The financial projections were prepared for internal use and not with a view toward public disclosure or toward complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our certified public accountants have not examined or compiled any of the financial projections or expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assume no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared or updated, as applicable. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described above under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. In particular, the financial projections covering the periods after 2006 carry increasingly higher levels of uncertainty and should be read in that context. The financial projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. See “Cautionary Statement Regarding Forward-Looking Information.” They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. As a result, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. If financial projections were prepared by the Company as of the date of this proxy statement, the information contained below would likely be different. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the financial projections.

      The financial projections set out below differ from the four-year projections included in Exhibit A to the Executive Employment and Non-Competition Agreements between us and Messrs. Morton, Geiger, Lindemann and Doolittle, filed as exhibits (d)(16), (d)(17), (d)(18) and (d)(19) to the Transaction Statement on Schedule 13E-3 filed with the SEC on April 26, 2006. The variances are attributable to the fact that the two sets of projections were prepared at different times under different circumstances. As noted above, the financial projections set out below were prepared for and included in the investment memorandum provided to potential buyers of the Company. Specifically, the financial projections contemplated our engaging in transactions to purchase capital equipment used in our business, rather than continuing to lease such equipment under operating lease agreements, which would have resulted in an increase in EBITDA due to the cessation of the lease payments. Ultimately, we determined that such a strategy would not be in the Company’s best long-term interests and declined to pursue it. As a result, the 2007 — 2009 EBITDA projections included in Exhibit A to the Executive Employment and Non-Competition Agreements described above, which were prepared after such decision was made and after the financial projections were prepared and included in the investment memorandum, reflect our decision to operate under the Company’s pre-existing operating lease agreements. This adjustment reflected in the financial projections is described in footnote (4) to the financial projections set forth below. In addition, the difference in the revenue numbers for 2006 in the financial projections and Exhibit A to the Executive Employment and Non-Competition Agreements results from the inclusion of steel surcharges in the financial projections set forth below and the exclusion of those steel surcharges in such Exhibit A. This adjustment to the financial projections is described in footnote (2) to the financial projections set forth below.
      For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update or otherwise revise the financial projections or the specific portions below to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.
Selected Financial Projections

	2006(1)	2007		2008		2009

	(in thousands)
Net revenues(2)	$218,543	$211,632		$223,877		$239,090
Gross profit	$32,838	$37,351		$40,131		$43,724
EBITDA(3)	$22,060	$27,280	(4)	$29,676	(4)	$33,097	(4)

(1)	As updated on January 24, 2006.

(2)	Net revenues for 2006 include steel surcharges to our customers of approximately $20.8 million based on increases in steel prices, while net revenues for 2007 through 2009 do not include steel premiums.

(3)	EBITDA for 2006 reflects approximately $650,000 of legal and accounting fees and other costs related to compliance with SEC filings and other requirements related to the Company’s obligations as a public reporting company. EBITDA for 2007 through 2009 assumes the elimination of $150,000 of such expenses in each year.

(4)	EBITDA for 2007 through 2009 assumes that the Company buys out certain operating leases, resulting in an estimated $1.8 million reduction in annual lease operating expense and a corresponding increase in annual depreciation and EBITDA.
Material United States Federal Income Tax Consequences
      The following discussion of the material U.S. federal income tax consequences of the merger to holders of Class A and Class B common stock is based on the Internal Revenue Code, the related

Treasury Regulations, and judicial and administrative rulings and decisions in effect on the date hereof. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. No ruling from the Internal Revenue Service (which we refer to as the “IRS”) has been requested with respect to the U.S. federal income tax consequences described, and, accordingly, there can be no assurance that the IRS will agree with this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction and, accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any particular shareholder.
      This discussion assumes that shareholders hold their shares of Class A and Class B common stock as capital assets and does not address the tax consequences relevant to a particular shareholder subject to special treatment under U.S. federal income tax law, including but not limited to:

•	foreign persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who received their stock of the Company through the exercise of stock options, warrants or otherwise as compensation;

•	persons who hold shares of our stock as part of a hedge, straddle or conversion transaction; and

•	persons who exercise their dissenters’ rights in compliance with Georgia law.
      This discussion also does not address the tax consequences to any rollover shareholder with respect to the Contribution Shares exchanged for Acquisition Shares or any other shares in the Company held by a rollover shareholder that are exchanged for cash in the merger.

Characterization of the Merger
      For U.S. federal income tax purposes, the merger of Sub into the Company will be treated as a taxable transaction to holders of our Class A and Class B common stock. As a result, a shareholder will recognize capital gain or loss equal to the difference between the amount of cash received in the merger and such shareholder’s adjusted tax basis in such stock. This gain or loss will be long-term capital gain or loss if at the time of the merger the shareholder had a holding period in the stock of more than one year. Gain or loss must be determined separately for each block of stock (i.e., stock acquired at the same cost in a single transaction).

Information Reporting and Backup Withholding
      Certain noncorporate holders of our stock may be subject to information reporting and backup withholding at applicable rates (currently 28%) on cash payments received in the merger. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or is otherwise exempt from backup withholding. If a holder does not provide its correct taxpayer identification number or fails to provide the certification described above, the IRS may impose a penalty on the holder, and amounts received by the holder pursuant to the merger may be subject to backup withholding. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.
      ALTHOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX ISSUE WHICH MAY BE APPLICABLE TO A PARTICULAR SHAREHOLDER. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF STOCK IN THE MERGER.

THE SPECIAL MEETING
Date, Time and Place
      The special meeting of our shareholders will be held on August 25, 2006 at 9:00 a.m., Central Daylight Savings Time, at 1021 West Birchwood, Morton, Illinois.
Purpose
      At the special meeting, you will be asked:

1. To consider and vote upon a proposal to approve the merger agreement, which, among other things, provides for the merger of Sub with and into the Company, with the Company continuing as the surviving corporation.

2. To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

3. To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.
Record Date and Quorum Requirement
      We have fixed July 10, 2006 as the record date for the special meeting. Only holders of record of our common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 4,880,878 shares of our Class A common stock issued and outstanding held by approximately 3,800 holders of record and 100,000 shares of our Class B common stock issued and outstanding held by one holder of record.
      Each holder of record of our Class A common stock at the close of business on the record date is entitled to one vote for each Class A share then held on each matter submitted to a vote of shareholders at the special meeting. Each holder of record of our Class B common stock at the close of business on the record date is entitled to 3.72909 votes for each share of Class B common stock then held on each matter submitted to a vote of shareholders at the special meeting.
      The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast by the shareholders will constitute a quorum for the special meeting. If you vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Shares of our common stock that are entitled to vote but are not voted (called abstentions) and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Voting by Proxy
      Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote.
Voting Via Telephone or the Internet
      Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with Georgia law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m., Central Daylight Savings Time, on August 24, 2006.
      If you own your shares of our Class A common stock in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your shares are held by a bank, broker or other nominee, you can also vote via the Internet or by telephone. The instructions to vote via the Internet or by telephone will be provided on the voting form supplied by your bank or broker. You may need to contact your bank or broker to vote.
Revoking Your Proxy
      You may revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of your revocation in person at the special meeting or in writing bearing a later date than your proxy, delivered to the Secretary of the Company at 1021 West Birchwood, Morton, Illinois 61550;

•	delivering to the Secretary of the Company a duly executed subsequent proxy bearing a later date and indicating a contrary vote;

•	casting a new vote on the Internet or by telephone; or

•	attending the special meeting and voting in person.
Who to Call for Assistance
      If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as a proxy solicitation agent and information agent in connection with the Merger.
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
800-322-2885
Voting at the Special Meeting
      Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.
Voting Requirements

Georgia Law
      With respect to the merger agreement, Georgia law requires the affirmative vote of a majority of the votes of our Class A and Class B common stock. The two classes of common stock vote together as a single class on all matters. There are 4,880,878 shares of Class A common stock issued and outstanding with one vote per share. There are 100,000 shares of Class B common stock issued and outstanding, all of which are owned by Mr. Morton. Each share of Class B common stock currently has 3.72909 votes per share. As a result, the two classes of common stock have a total of 5,253,787 votes. Accordingly, 2,626,894 votes constitutes a majority of the total votes. The rollover shareholders collectively hold shares with more than that number of votes required to approve the merger, and each of them has entered into a voting and support agreement with Acquisition and Sub whereby such shareholders, among other things, have agreed to vote all shares of Company common stock owned by them in favor of the merger and the other transactions. See “Special Factors — Structure and Steps of the Merger — Voting and Support Agreements.”

Majority of Non-rollover Shareholders
      Because, among other reasons, the rollover shareholders have an interest in the transaction and more than enough votes to satisfy the requisite voting requirements under Georgia law, the special committee recommended and the board of directors required that the approval of the merger agreement by a majority of the votes of the non-rollover shareholders would be a condition to the closing and effectiveness of the merger. The non-rollover shareholders hold 2,040,214 shares of Class A common stock with one vote per share. Accordingly, the affirmative vote of at least 1,020,108 of those shares are needed to satisfy this condition to closing and effectiveness of the merger.
      Pursuant to the voting and support agreements with Acquisition and Sub, each of the rollover shareholders (whose shares of Company common stock will not count to satisfy this “majority of the minority” requirement), as well as David A. Nicholson and Rodney B. Harrison (whose shares of Company common stock will count to satisfy this “majority of the minority” requirement), have agreed to vote all of their shares of Company common stock to approve the merger agreement. Mr. Broling also has indicated his intention to vote in favor of the merger agreement. See “Structure and Steps of the Merger — Voting and Support Agreements.”

Determination of Per Share Votes of Class B Common Stock
      Pursuant to our articles of incorporation, each share of Class B common stock is entitled to a certain number of votes, which may fluctuate from time to time, sufficient to permit an “affiliated group” to cast 24% of the total votes eligible to be cast at a shareholder meeting, where this 24% of the total votes is comprised of the shares of Class B common stock aggregated with certain “designated shares” of Class A common stock owned by such “affiliated group.” As of the record date, the sole “affiliated group” consists of Mr. Morton (and any entities controlled by him, and/or members of his immediate family which own Company common stock). We refer to this group as the “Morton affiliated group.” As of the record date, the Morton affiliated group owns 100,000 shares of Class B common stock and 888,000 “designated shares” of Class A common stock. In order for the Morton affiliated group to be entitled to cast 24% of the total votes eligible to be cast at the special meeting, based on its ownership of Class B common stock and “designated shares” of Class A common stock, it must be entitled to cast 3.72909 votes for each share of its Class B common stock. This will allow the Morton affiliated group to cast a total of 1,260,909 votes, which number of votes amounts to 24% of the sum of 4,880,878 Class A common stock votes plus 372,909 Class B common stock votes. Because the Morton affiliated group also owns an additional 365,990 shares of Class A common stock that are not “designated shares,” the Morton affiliated group may also vote such additional shares, resulting in the Morton affiliated group’s having voting power in excess of 24%.
      In accordance with our articles of incorporation, if the Morton affiliated group sells or transfers any of its “designated shares” to persons outside its affiliated group, the votes per share of the Class B common stock will increase for the Morton affiliated group. Any shares of Class A common stock that a member of the Morton affiliated group transfers generally will be deemed to reduce the “designated shares,” thus increasing the votes per share attributable to the Class B common stock by an amount sufficient to maintain the voting power of the Morton affiliated group at 24% of the votes eligible to be cast at the special meeting. In general, if the Morton affiliated group acquires additional shares of Class A common stock, those shares will not be “designated shares,” unless “designated shares” have previously been transferred, in which case such newly acquired shares will be “designated shares.” Subject to the foregoing discussion, conversions of shares of Class B common stock into shares of Class A common stock and transfers of Class B common stock will reduce, on a pro rata basis, the guaranteed percentage vote to which the Morton affiliated group is entitled by reason of its ownership of its then remaining shares of Class B common stock.

How Shares are Voted
      Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of the Company will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the approval of the merger agreement, any adjournment or postponement of the special meeting, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.
      Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement but will have no effect on any motion to adjourn or postpone the special meeting for purposes of determining whether the approval requirement under Georgia law has been satisfied. If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).
      The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.
Proxy Solicitation
      This proxy statement is being furnished in connection with the solicitation of proxies by the Company. The Company will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of shareholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail.
      We have retained MacKenzie Partners, a proxy solicitation firm, to assist us in the solicitation of proxies for the special meeting. We have agreed to pay MacKenzie Partners a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of our common stock. See “Special Factors — Estimated Fees and Expenses” beginning page 37, for more information about the fees we expect to pay in connection with the merger.
      Please do not send any certificates representing shares of our common stock with your proxy card. If the merger is completed, the procedure for the exchange of stock certificates will be as described in this proxy statement. For a description of procedures for exchanging stock certificates for the merger consideration following completion of the merger, see “The Merger Agreement — Payment For Company Common Stock in the Merger.”

THE MERGER AGREEMENT
      This section of the proxy statement summarizes the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference, and is qualified in its entirety by reference to the complete text of the merger agreement. The provisions of the merger agreement are extensive and not easily summarized. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger. In addition, you should read “Special Factors — Structure and Steps of the Merger,” particularly the sections summarizing the contribution agreement and the voting and support agreements, as certain sections of those agreements relate to certain provisions of the merger agreement.
General; The Merger
      At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the GBCC, Sub will merge into the Company, the separate corporate existence of Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by Acquisition.
When the Merger Becomes Effective
      The closing of the merger will take place as soon as practicable following the satisfaction (or, to the extent permitted by law, waiver) of the conditions stated in the merger agreement, unless another date is agreed to in writing by the parties. The merger will become effective when the parties to the merger agreement file a certificate of merger with the Secretary of State of the State of Georgia or any later time as the parties agree and specify in the certificate of merger. We refer to this as the effective time of the merger.
Articles of Incorporation; Bylaws; Directors and Officers
      At the effective time of the merger, the Company’s articles of incorporation will be amended to be identical to the articles of incorporation of Sub in effect immediately prior to the effective time of the merger, except the name of the Company shall remain “Morton Industrial Group, Inc.” The bylaws of Sub in effect immediately before the effective time of the merger will be the bylaws of the Company as the surviving corporation.
      The directors of Sub at the effective time of the merger will be the initial directors of the surviving corporation, and the officers of the Company at the effective time of the merger will be the initial officers of the surviving corporation.
Treatment of Company Stock in the Merger
      At the effective time of the merger, by virtue of the merger and without any action on the part of any holder of Class A or Class B common stock:

•	each issued and outstanding share of Class A and Class B common stock will be converted into the right to receive $10.00 in cash, without interest (other than shares as to which our shareholders exercise dissenters’ rights in compliance with the GBCC, and shares owned directly by the Company (or held in its treasury), any wholly-owned subsidiary of the Company, Acquisition or Sub, each of which will be cancelled as set forth below);

•	each outstanding share of Class A or Class B common stock owned directly by the Company (or held in its treasury), any wholly-owned subsidiary of the Company, Acquisition or Sub, will automatically be canceled and retired and will cease to exist, and no other consideration will be delivered or deliverable in exchange for such cancellation and retirement.
      At the effective time of the merger, all shares of Company common stock (other than shares as to which our shareholders exercise dissenters’ rights in compliance with the GBCC) will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each certificate previously representing any such shares will thereafter represent only the right to receive the merger consideration.
      With respect to the Company’s issued and outstanding redeemable preferred stock, the Company must redeem all such preferred stock at or prior to the effective time of the merger for a price no greater than $150.00 per share. As of July 10, 2006, 1,334 shares of the preferred stock were issued and outstanding, which the Company will redeem on or before the effective time of the merger.
Treatment of Sub Stock in the Merger
      Each issued and outstanding share of common stock of Sub will be converted into and become one fully paid and nonassessable share of common stock of the Company.
Treatment of Company Stock Options
      The merger agreement provides that, immediately prior to the effective time of the merger, each outstanding option to purchase shares of the Company’s Class A common stock issued under the Company’s 1997 Stock Option Plan will be deemed vested and exercisable and may be exercised at that time. If not exercised, each outstanding stock option will be terminated at the effective time of the merger, and the holders of such terminated stock options will cease to have any rights with respect thereto, other than the right to receive a special payment in cash (without interest) equal to $10.00 per share of the Company’s Class A common stock underlying such stock option, less the applicable exercise price for such stock option.
      At the effective time of the merger, Acquisition will deposit with an option trustee the aggregate consideration to be paid to all holders of Company stock options pursuant to a trust agreement to be entered into between the Company, Acquisition and the option trustee. Payment of the merger consideration to the holders of Company stock options will be made 90 days after the effective time of the merger by the option trustee, subject to the terms and conditions of the merger agreement and subject to delivery to the option trustee and the Company, as the surviving corporation, of such holders’ Company stock options for cancellation (together with any transmittal documentation that the option trustee and the Company require). Any amounts withheld and paid to a taxing authority by the Company or the option trustee will be treated as having been paid to the applicable holder of the Company stock option. The Company will take all actions required (including, if necessary, obtaining the written consent of each holder of Company stock options) under the Company’s 1997 Stock Option Plan to cause the plan and all Company stock options granted thereunder to terminate at the effective time of the merger.
Treatment of Outstanding Warrants
      The merger agreement provides that, as of the effective time of the merger, each outstanding warrant to purchase shares of the Company’s Class A common stock will be terminated. Each warrant holder will cease to have any rights with respect thereto, other than the right to receive a special payment in cash (without interest) equal to $10.00 per share of the Company’s Class A common stock underlying such warrant, less the applicable exercise price for such warrant.
Treatment of Directors’ Plan Shares
      The merger agreement provides that, as of the effective time of the merger, the right under the Directors’ Plan of each of the Company’s two current and two former non-employee directors to receive 3,895 shares of the Company’s Class A common stock upon retirement or other cessation of service as a director shall terminate. Each such director will cease to have any rights with respect to such shares other than the right to receive a special payment in cash (without interest) equal to $10.00 per share of the Company’s Class A common stock underlying the non-employee director’s interest under the plan.

Treatment of Preferred Stock
      As noted in “Treatment of Company Stock in the Merger” above, the merger agreement provides that, before the consummation of the merger, the Company will redeem all of the outstanding redeemable preferred stock of the Company at a price no greater than $150.00 per share, and that each of the Company and WI Industries, Inc. (which we refer to as “Worthington”) will have executed an acknowledgement to the effect that the redemption agreement entered into between the Company and Worthington with respect to the preferred stock has been terminated and that none of the parties has any further rights or obligations with respect to the redeemable preferred stock. At the close of business on July 10, 2006, 1,334 shares of redeemable preferred stock, all of which are held by Worthington, remained issued and outstanding, and no shares of redeemable preferred stock were subject to outstanding Company stock options or otherwise reserved for issuance.
Payment for Company Common Stock in the Merger
      Promptly after the effective time of the merger, Acquisition will deposit, or cause to be deposited, with Wells Fargo Bank, N.A., as paying agent, cash sufficient to pay the holders of Company common stock the merger consideration of $10.00 per share. No transfers of Company common stock will be made on the stock transfer books of the Company from and after the effective time of the merger. Within three (3) business days after the effective time of the merger, the paying agent shall send to each record holder of Company common stock a letter of transmittal and instructions for use in effecting the surrender of all Company common stock held by such record holder in exchange for a cash payment of $10.00 for each share of Company common stock owned. You should not send in your stock certificates until you receive the letter of transmittal.
      If payment is to be made to a person other than the person in whose name the Company common stock is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer, and that the person requesting payment pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or that such person establish to the satisfaction of the paying agent that any such taxes have been paid or are not applicable. You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent may reasonably require.
      Neither Acquisition nor the Company will be liable to any holder or former holder of Company common stock or to any other person with respect to any portion of the merger consideration (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.
      If any certificate has been lost, stolen or destroyed, prior to the paying agent issuing the merger consideration in exchange for such lost, stolen or destroyed certificate, Acquisition may require the owner of such lost, stolen or destroyed certificate to provide an affidavit and deliver a bond, in such amount as Acquisition may reasonably require, as indemnity against any claims that may be made against the paying agent, Acquisition or the Company with respect to such certificate.
      At the effective time of the merger, we will close our stock transfer books. After that time, if you present stock certificates to the paying agent, you will receive cash as described in this section. After the merger, you will cease to have any rights as a shareholder of the Company, other than the right to surrender your certificate in exchange for payment of the merger consideration or to exercise your dissenters’ rights under the GBCC.
      Any portion of the payment fund held by the paying agent not distributed to the holders of Company common stock 180 days following the effective time of the merger will be delivered to the Company, and after such transfer any shareholders of the Company who have not properly surrendered their stock certificates may look only to the Company for payment of the merger consideration.

Representations and Warranties
      We have made customary representations and warranties to Acquisition and Sub, which will not survive the effective time of the merger, with respect to, among other matters:

•	due organization, valid existence and good standing;

•	our subsidiaries;

•	our capital structure;

•	requisite corporate power and authorization to enter into, and the enforceability of, the merger agreement;

•	requisite corporate power and authorization to consummate, and the enforceability of, the merger, subject to shareholder approval of the merger agreement;

•	the absence of conflicts with our organizational documents or resolutions of our board of directors, or with certain laws, governmental authorizations and contracts;

•	the absence of consents required with respect to the execution and performance of the merger agreement and consummation of the merger, except for certain enumerated filings required under state and federal law;

•	the accuracy of our SEC filings, including our financial statements;

•	the absence of any undisclosed liabilities;

•	the extent of our compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of certain material changes or events from the date of our balance sheet included in our annual report on Form 10-K for fiscal year 2004 to the date of the merger agreement;

•	tax matters;

•	our compliance with the Employee Retirement Income Security Act of 1974, as amended (ERISA);

•	the absence of material litigation against the Company or its subsidiaries;

•	the absence of violations by the Company or its subsidiaries of any domestic or foreign laws or regulations;

•	necessary licenses, franchises, permits, certificates, approvals and authorizations from or required by governmental agencies;

•	material contracts;

•	our intellectual property;

•	environmental matters;

•	insurance matters;

•	labor and employment matters;

•	this proxy statement;

•	the absence of any brokers and broker fees;

•	the opinion of Houlihan Lokey that the consideration to be received by the non-rollover shareholders in the merger is fair to them from a financial point of view;

•	our customers and suppliers;

•	all real property which we own, lease, sublease, license or otherwise occupy;

•	warranties and liabilities with respect to our products;

•	our indebtedness; and

•	the application of state and federal anti-takeover statutes with respect to the merger and the related transactions.
      Acquisition and Sub have also made customary representations and warranties to us, which will not survive the effective time of the merger, with respect to, among other matters:

•	their corporate existence, power and authority;

•	the business, operations and capital stock of Sub;

•	the requisite corporate power and authority to enter into, and the enforceability of, the merger agreement, and the consummation of the merger;

•	the absence of conflicts with law, organizational documents, contracts and permits;

•	the absence of consents required with respect to the execution and performance of the merger agreement and consummation of the merger, except for certain enumerated filings required under state and federal law;

•	this proxy statement;

•	the absence of any brokers and broker fees;

•	their financing arrangements and financial ability to pay the merger consideration;

•	litigation matters; and

•	agreements with any of our executive officers, directors or shareholders.
      Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the merger agreement, “material adverse effect” means, with respect to any party, a material adverse effect on the business, assets, prospects, financial condition or results of operations, condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, other than, for certain specified purposes, (i) general economic, market or political conditions, (ii) matters generally affecting the industry in which such party operates; provided that such matters do not have a disproportionate impact on such party, or (iii) the announcement or consummation of the merger or related transactions.
Covenants of the Company
      We have undertaken certain obligations under the merger agreement, including the covenants described below.

Conduct of Business Pending the Merger
      We and our subsidiaries must, between the date of the merger agreement and the effective time of the merger:

•	conduct our respective businesses in compliance with applicable laws and only in the ordinary and usual course consistent with past practice;

•	use reasonable efforts to preserve our business organizations and goodwill and keep available the services of our officers and employees and maintain our relationships with third parties;

•	maintain our insurance coverage;

•	notify Acquisition of any notice from any person alleging that consent of such person is required in connection with the merger or related transactions; and

•	notify Acquisition of any legal proceeding commenced or threatened in writing against us.
      The merger agreement also provides specific covenants relating to certain of our activities from the date of the merger agreement until the effective time of the merger. These covenants provide that neither we nor any of our subsidiaries will, without the prior written consent of Acquisition, and subject to certain exceptions:

•	declare, set aside or pay any dividend or other distribution in respect of our capital stock;

•	split, combine, reclassify or issue other securities in respect of, in lieu of or in substitution for our capital stock;

•	purchase, redeem or otherwise acquire shares of our capital stock or other securities;

•	issue, deliver, sell, grant, pledge or otherwise encumber any of our capital stock, any voting securities, any securities convertible into any of our securities, or any phantom stock or stock rights;

•	amend our articles of incorporation or bylaws;

•	become party to any business combination;

•	increase certain compensation, award or pay any bonus or enter into certain employment, severance or other arrangements with our officers, directors or employees;

•	make any changes in accounting methods;

•	sell, lease, license, encumber or otherwise dispose of any material properties or assets;

•	incur or guaranty any indebtedness, or make any loans, advances or capital contributions to any other person;

•	make or agree to make any unbudgeted capital expenditure in excess of certain amounts;

•	make or change any material tax election, or settle or compromise any material tax liability or refund;

•	pay or discharge any claims, liabilities or obligations in excess of certain amounts, other than in the ordinary course of business consistent with past practice;

•	cancel any indebtedness or waive any claims or rights of substantial value;

•	waive the benefits of or agree to modify any confidentiality, standstill or similar agreement;

•	agree to any liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	settle any material litigation, proceedings or investigations;

•	renew, modify or waive certain lease commitments or any other material contract, or enter into any new material contract; or

•	agree to do any of the foregoing.

No Solicitation of Competing Proposals
      The merger agreement provides that we will not, and will not authorize or permit our subsidiaries and our respective officers, directors, employees, investment bankers, attorneys, accountants, or other advisors or representatives (collectively referred to as “representatives” in this section of this proxy statement) to:

•	directly or indirectly solicit, initiate or encourage the submission of any “takeover proposal” (as defined below);

•	enter into any agreement with respect to a takeover proposal; or

•	directly or indirectly participate in any discussions regarding a takeover proposal.

      Prior to approval of the merger agreement by our shareholders, however, we may furnish Company information to a person making a takeover proposal, pursuant to a customary confidentiality agreement, and participate in discussions or negotiations with such person regarding such takeover proposal, but only if we act:

•	to the extent necessary for our board of directors to fulfill its fiduciary obligations, as determined by it or the special committee in good faith after consultation with outside counsel;

•	in response to an unsolicited takeover proposal (which was not the result of a violation of the restrictions set forth above) that our board of directors or special committee determines, in good faith after consultation with outside counsel and its independent financial advisor, is reasonably likely to lead to a “superior takeover proposal” (as defined below); and

•	in accordance with notification provisions that require the Company to:

•	provide Acquisition with a copy of any such confidentiality agreement prior to the Company furnishing Company information to such a person; and

•	provide Acquisition with 24 hours prior written notice before furnishing such information to such a person or participating in discussions or negotiations with such a person.
      In addition, unless our board of directors or the special committee determines in good faith, after consultation with outside counsel, that an intervening event that arose after, and was unknown to our board of directors or the special committee at the time of, their approval of the merger agreement would prevent the board of directors from fulfilling its fiduciary obligations, neither our board of directors nor the special committee may:

•	withdraw or modify, or publicly propose to withdraw or modify, the approval or recommendation by our board of directors or the special committee of the merger agreement or the merger, in a manner adverse to Acquisition or Sub;

•	approve any agreement relating to any takeover proposal; or

•	approve or recommend, or publicly propose to approve or recommend, any takeover proposal.
      The merger agreement also provides that we will cease any discussions or negotiations with any other person regarding a takeover proposal and seek the return of any Company confidential information previously provided to such person. In addition, we are obligated to:

•	advise Acquisition of any takeover proposal or any inquiry that could reasonably be expected to lead to any takeover proposal, and provide the material terms and conditions of any such takeover proposal, the identity of the person making any such takeover proposal or inquiry, and the status of any such takeover proposal; and

•	provide to Acquisition copies of all correspondence and other written material sent or provided to or by the Company by or to any third party in connection with any takeover proposal.
      As used in this proxy statement and in the merger agreement, the following terms have the meanings set forth below:

•	A “takeover proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any significant subsidiary of the Company (as defined in SEC Regulation S-X), or (ii) any proposal or offer to acquire in any manner, whether by way of tender offer, exchange offer, acquisition, or otherwise, directly or indirectly, and whether in a single transaction or a series of related transactions, over 15% of any class of equity securities or consolidated total assets of the Company, in each case other than pursuant to the merger and other related transactions.

•	A “superior takeover proposal” means any bona fide, written takeover proposal obtained other than in breach of the merger agreement or any standstill agreement to acquire, directly or indirectly,

more than 50% of the outstanding equity securities or all or substantially all of the consolidated total assets of the Company, (i) on terms which our board of directors or the special committee determines in good faith, after consultation with, and advice from, outside counsel, to be superior from a financial point of view to our shareholders to the merger and related transactions, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Acquisition to amend the terms of the merger or related transactions) and (ii) that our board of directors or the special committee determines in good faith, after consultation with, and advice from, outside counsel, is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Additional Covenants of the Parties
      In addition to our covenants described above, the parties have also undertaken certain additional obligations and responsibilities under the merger agreement, including the following covenants:

•	we will prepare and file this proxy statement with the SEC and the parties will notify one another, and work together to respond to, any comments from the SEC;

•	we will take all action necessary to call, give notice of and hold a meeting of our shareholders to vote on the merger agreement;

•	our board of directors or the special committee shall, unless their fiduciary obligations require otherwise, recommend to our shareholders that they approve the merger agreement;

•	Acquisition will cause all shares of our common stock that it or Sub owns to be voted in favor of approval of the merger agreement;

•	we and Acquisition will take all appropriate action, and do all things necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement;

•	we and Acquisition will make all necessary filings under applicable laws;

•	we and Acquisition will obtain any governmental and third party consents and approvals necessary for consummation of the merger, and will use reasonable efforts to oppose or lift any legal bar to the merger and related transactions;

•	we and Acquisition will promptly notify one another, keep each other informed, and cooperate in the handling, of the commencement of any legal proceeding with respect to the merger or related transactions;

•	we will provide Acquisition with access to certain of our and our subsidiaries’ confidential information, subject to ongoing confidentiality obligations;

•	we will notify Acquisition if any of the representations or warranties that we have provided in the merger agreement materially becomes untrue or inaccurate, or if we fail to comply with any covenant condition or agreement to be complied with under the merger agreement;

•	for six years after the effective time of the merger, Acquisition and the surviving corporation will indemnify past and present directors and officers of the Company or any of its subsidiaries against all losses in connection with any event arising out of their positions as such officers or directors and the Company will purchase a “tail” policy under its existing directors’ and officers’ insurance policy for such six year period provided that the Company shall not pay, in respect of such policy, in excess of 200% of the amount carried in 2005 by the Company for such purpose;

•	each party to the merger will bear its own expenses in connection with the merger and related transactions, except that under certain terminations of the merger agreement, we will be obligated to pay $250,000 of Acquisition’s expenses;

•	except as otherwise prohibited by applicable law, we and Acquisition will consult with each other before issuing any press release or otherwise making any public statement with respect to the merger or any related transaction;

•	we and Acquisition will cooperate in the defense or settlement of any securityholder litigation against the Company and/or our directors related to the merger or related transactions and we will not settle any such litigation without the written consent of Acquisition;

•	we will cooperate with and assist Acquisition in obtaining financing necessary for the merger;

•	we will provide Acquisition with payoff letters in connection with the refinancing of our existing senior and subordinated indebtedness;

•	we, Acquisition and Sub will take reasonable actions to cause certain transactions by each director and officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	we will not amend or terminate the new employment agreements with the rollover shareholders that are described above in “Special Factors — Interests of Certain Persons in the Merger,” without the prior written consent of Acquisition.
Conditions to the Completion of the Merger
      The obligation of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	with respect to the approval of the merger agreement, the Company shall have obtained the affirmative vote of a majority of the votes entitled to be cast by the holders of all of its Class A and Class B common stock issued and outstanding, voting together as one class, and the affirmative vote of a majority of the votes entitled to be cast by the non-rollover shareholders;

•	any consents, approvals and filings under any antitrust law, the absence of which would prohibit the consummation of merger, shall have been obtained or made; and

•	no judicial order or governmental action preventing the consummation of the merger, and no legal requirement enacted, adopted or deemed applicable to the merger that makes consummation of the merger illegal, will be in effect.
      The obligations of Acquisition and Sub to effect the merger are also subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	our representations and warranties contained in the merger agreement will be true and correct as of the closing date of the merger, except where the failure to be true and correct would not have a material adverse effect on the Company, except for certain specified representations which must be true and correct in all respects, and Acquisition will have received a certificate from us to such effect;

•	we will have performed in all material respects all obligations required to be performed under the merger agreement at or prior to the closing date of the merger, and Acquisition will have received a certificate from us to such effect;

•	we will have obtained certain additional consents required by Acquisition;

•	no event having a material adverse effect on the Company will have occurred since the date of the merger agreement;

•	Acquisition will have obtained financing necessary for the merger;

•	dissenters’ rights shall not have been exercised and notice of such intentions shall not have been given in accordance with Article 13 of the GBCC by our shareholders with respect to more than five percent (5%) of the issued and outstanding shares of our Class A common stock, in the aggregate;

•	each holder of options to purchase shares of our Class A common stock shall have acknowledged in writing that, as of the effective time of the merger, such options are terminated and that such holder has no further rights with respect to such options other than the right to receive the consideration set forth in the merger agreement, and each such holder of such options shall have delivered the stock option agreement(s) representing such options to us for cancellation;

•	each holder of the right to receive shares of our Class A common stock under the Directors’ Plan shall have acknowledged in writing that such holder’s right to receive such shares is terminated as of the effective time of the merger and that such holder has no further rights with respect to such shares other than the right to receive the consideration set forth in the merger agreement;

•	each holder of warrants to purchase shares of our Class A common stock shall have acknowledged in writing the number of shares exercisable pursuant to such warrants, that such warrants, as of the effective time of the merger, are terminated, and that such holder has no further rights with respect to such warrants other than the right to receive the consideration set forth in the merger agreement, and each such holder of such warrants shall have delivered such stock purchase warrant(s) to us for cancellation;

•	we shall have redeemed all of our outstanding preferred stock at a price no greater than $150.00 per share; and

•	the transactions contemplated by the contribution agreement shall have been consummated.

      Our obligation to effect the merger is also subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	the representations and warranties of Acquisition and Sub contained in the merger agreement will be true and correct as of the effective time, except where the failure to be true and correct would not have a material adverse effect on the ability of Acquisition to consummate the merger or other transactions contemplated by the merger agreement, and we will have received a certificate from Acquisition and Sub to such effect; and

•	Acquisition and Sub will have performed in all material respects all obligations required to be performed under the merger agreement at or prior to the closing date of the merger, and we will have received from Acquisition and Sub a certificate to such effect.
Modifying or Amending the Merger Agreement
      The merger agreement may be amended, modified and supplemented, before or after approval by our shareholders, by written agreement of the Company, Acquisition and Sub pursuant to action taken by their respective boards of directors. The special committee must specifically approve any amendment, modification or supplement which will reduce the merger consideration, amend or modify certain indemnification provisions in the merger agreement, or discriminate against the non-rollover shareholders. If our shareholders approve the merger agreement, the merger agreement may not be later amended in such a way that would, by law, require further approval by our shareholders, without their further approval.
Termination
      The merger agreement may be terminated prior to the effective time of the merger by any of the following methods:

•	by mutual written consent of Acquisition, Sub and us;

•	by either Acquisition or us, with the prior approval of the special committee, if the merger has not been consummated on or before September 30, 2006;

•	by either Acquisition or us, with the prior approval of the special committee, if any governmental entity has taken final action permanently prohibiting the merger;

•	by either Acquisition or us, with the prior approval of the special committee, if our shareholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by either Acquisition or us, with the prior approval of the special committee, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement such that such party would not be able to satisfy the condition to closing with respect to such items, if such failure or breach is incapable of being cured or is not cured within a certain time period;

•	by Acquisition if our board of directors or the special committee withdraws or modifies its support of the merger agreement or the merger, in a manner adverse to Acquisition or Sub, or publicly proposes to do so;

•	by Acquisition if our board of directors or the special committee publicly approves or recommends, or publicly proposes to approve or recommend, any takeover proposal with respect to the Company;

•	by Acquisition if we or any of our officers, directors, representatives or agents materially breach any of our obligations under the merger agreement with respect to takeover proposals, shareholder approval of the merger agreement or the special meeting;

•	by Acquisition if any action, investigation, proceeding or litigation is commenced or threatened by or before any governmental entity that seeks or that would or that is reasonably likely to: (i) interfere with the consummation of the merger or the related transactions; (ii) limit the ability of Acquisition or its affiliates to exercise rights of ownership of all shares of the Company, as the surviving corporation; (iii) interfere with or limit Acquisition’s or any of its affiliates’ ownership or operation of the Company and its subsidiaries, taken as a whole, or of Acquisition and its subsidiaries, taken as a whole; or (iv) impose damages on Acquisition, the Company or any of their respective subsidiaries as a result of the merger or the related transactions. However, Acquisition may not terminate the merger agreement under the foregoing provision if a third party brings or asserts a pending or threatened action, investigation, proceeding, or litigation challenging only the fairness of the merger or the merger consideration, unless such action, together with any other such action (whether or not resolved), has had or would reasonably be expected to have a material adverse effect on the Company or Acquisition, or an adverse effect on the ability of Acquisition or Sub to perform its obligations under the merger agreement or to consummate the merger and the related transactions;

•	by either Acquisition or us, with the prior approval of the special committee, if any event has occurred that has had or is reasonably likely to have a material adverse effect on the other party; and

•	by us if we enter into a superior takeover proposal, subject to certain conditions, including the payment to Acquisition of the termination fee of $2.6 million as described below.
Termination Fee
      We will be obligated to pay to Acquisition a termination fee of $2.6 million in cash if any of the following occur:

•	if (a) we terminate the merger agreement because the merger is not consummated by September 30, 2006, other than in a circumstance where the financing for the merger is not available to Acquisition or Sub as of such date, except as a result of the failure of certain conditions to the obligations of Acquisition or Sub to effect the merger or (b) we or Acquisition terminate the merger agreement because our shareholders did not approve the merger agreement at the special meeting or an adjournment or postponement of the special meeting and (1) after the date of the merger agreement, a takeover proposal has been announced or another person has announced an intention to make a takeover proposal, and (2) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal within 12 months of the date the merger agreement is terminated;

•	the merger agreement is terminated by Acquisition because our board of directors or the special committee withdrew or modified its support of the merger agreement or the merger, in a manner adverse to Acquisition or Sub, or because one of our officers, directors, representatives or agents materially breached one of our obligations under the merger agreement with respect to a takeover proposal, shareholder approval of the merger agreement or the special meeting; or

•	the merger agreement is terminated by us because we have entered into a superior takeover proposal, in accordance with certain conditions set forth in the merger agreement.

Expense Reimbursement
      In addition to the termination fee described above, the Company must reimburse Acquisition for out-of-pocket expenses incurred by Acquisition and its affiliates in connection with the merger agreement and related transactions, up to a maximum of $250,000, if our shareholders do not approve the merger agreement at the special meeting and, as a result, the merger agreement is terminated by the Company or Acquisition, or if Acquisition terminates the merger agreement, in accordance therewith, because an action, investigation, proceeding or litigation is instituted, commenced, pending or threatened by or before any governmental entity that seeks or that would or that is reasonably likely to: (i) interfere with the consummation of the merger or the related transactions; (ii) limit the ability of Acquisition or its affiliates to exercise rights of ownership of all shares of the Company, as the surviving corporation; (iii) interfere with or limit Acquisition’s or any of its affiliates’ ownership or operation of the Company and its subsidiaries, taken as a whole, or of Acquisition and its subsidiaries, taken as a whole; or (iv) impose damages on Acquisition, the Company or any of their respective subsidiaries as a result of the merger or the related transactions, subject to the limitations described in “Termination” above. If we are required to pay this expense reimbursement, we must pay it regardless of whether a takeover proposal has been announced or whether the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal within 12 months of the termination of the merger agreement.
Effect of Termination; Remedies
      If the merger agreement is terminated in accordance with its terms, it will become void and have no effect, and there shall be no liability on the part of the Company, Acquisition or Sub, except that the provisions with respect to the payment of the termination fees and expense reimbursement and certain other provisions regarding expenses will survive, and no party will be relieved from any liability or damages arising from a willful and material breach of any provision of the merger agreement.

SHAREHOLDER ADJOURNMENT
      Georgia law and our bylaws provide that the holders of a majority of the voting shares represented at the special meeting, whether or not a quorum is present, may adjourn the special meeting from time to time. Georgia law provides that if the special meeting is adjourned to a different date, time or place, notice need not be given to shareholders if the new date, time or place is announced at the special meeting before adjournment; however, if the board of directors fixes a new record date (which it must do if the special meeting is adjourned to a date more than 120 days after the date fixed for the special meeting), notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.
      We are submitting a proposal for consideration at the special meeting to grant our board of directors discretionary authority to adjourn or postpone the special meeting in order to solicit additional votes if there are not sufficient votes of the non-rollover shareholders to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes of the non-rollover shareholders to approve the merger agreement. In that event, the board of directors would need to consider whether to adjourn or postpone the special meeting in order to solicit additional proxies. This proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder votes to approve the merger agreement.
      Any such adjournment will require the affirmative vote of a majority of the votes represented at the special meeting in person or by proxy. Only shares that are voted “FOR” or “AGAINST” the proposal will be counted towards the vote requirement. Thus, shares represented at the special meeting that are marked “ABSTAIN,” and broker non-votes, if any, will not be counted towards the vote requirement. If you do not complete and return a proxy card and do not vote in person, there will be no effect on the outcome of the vote.
      If a quorum is present, the persons named as proxies will vote those proxies which they are entitled to vote FOR the proposal in favor of such an adjournment and will vote those proxies required to be voted AGAINST the proposal against any such adjournment.
      Our board of directors recommends that you vote “FOR” the adjournment and postponement proposal so that proxies may be used for that purpose, should the board of directors determine that it is advisable to adjourn for the purpose of soliciting additional votes of the non-rollover shareholders to approve the merger agreement.
INFORMATION CONCERNING THE COMPANY
      We are a contract manufacturer of highly engineered metal components and subassemblies for construction, industrial, and agricultural original equipment manufacturers. Our products include engine enclosures, panels, platforms, frames, tanks and other components used in backhoes, excavators, tractors, wheel loaders, power generators, turf care equipment and similar industrial equipment. Our Class A common stock trades on the OTC Bulletin Board under the ticker symbol “MGRP.OB.” The Company’s mailing address is 1021 West Birchwood, Morton, Illinois 61550 and its telephone number is (309) 266-7176. A detailed description of the Company’s business is contained in the Company’s annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this proxy statement.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
      The current principal occupation and business address of each executive officer and director of the Company, as well as each person controlling the Company and each executive officer and director of any person ultimately in control of the Company, and the material occupations, positions, offices or employment during the last five years of each such person are as follows:
      William D. Morton has been our Chairman, Chief Executive Officer and President, and has been a director of the Company, since 1998. Mr. Morton served as Chairman, Chief Executive Officer, President and a director of Morton Metalcraft Holding Co. from 1989 until its merger into the Company in 1998.
      Mark W. Mealy is a director of the Company and a member of our Audit Committee and our Compensation and Stock Option Committee. Since October 2004, Mr. Mealy’s principal occupation has been serving as the managing member of Eastover Group LLC, a North Carolina limited liability company engaged in the business of making private equity investments which is located at 4201 Congress Street, Suite 160, Charlotte, North Carolina 28209, and which is owned by Mr. Mealy and his family members. Mr. Mealy is also a director of American Reprographics Company, a provider of document management services, where he serves on that company’s Audit Committee. Mr. Mealy was a Managing Director of Wachovia Securities, Inc. and its predecessors from 1989 until October 2004 (now part of Wachovia Corporation), offering, among other things, corporate and investment banking services. Mr. Mealy also served as a director of Morton Metalcraft Holding Co. from 1995 until its merger into the Company in 1998. At that time, he became a director of the Company.
      Fred W. Broling is a director of the Company and a member of our Audit Committee and our Compensation and Stock Option Committee. Mr. Broling retired as Chairman of the Board and Chief Executive Officer of US Precision Glass Company, a position he held from 1998 until 2002 (that year, US Precision Glass Company was acquired by Abrisa Industrial Glass, Inc., a manufacturer of commercial grade glass products for use in lighting, architecture and emerging technologies). Mr. Broling served as a director of Morton Metalcraft Holding Co. from 1989 until its merger into the Company in 1998. At that time, he became a director of the Company.
      Daryl R. Lindemann has served as our Secretary since January 1998, and as our Chief Financial Officer since June 2004. He served as the Vice President of Finance & Support Services of Morton Metalcraft Co. from July 2001 to June 2004, after serving as its Chief Financial Officer from January 2000 to July 2001. Between September 1998 and January 2000, Mr. Lindemann was our Vice President of Business Development and Acquisitions.
      Rodney B. Harrison has served as our Vice President of Finance and Treasurer since February 2003. From January 2000 until assuming his present position, Mr. Harrison served as our Director of Finance, and from January 1998 through December 1999, he was a corporate analyst for the Company.
      The address of each of the persons listed above is 1021 West Birchwood, Morton, Illinois 61550.
      Each of the directors and executive officers of the Company, as listed above, is a citizen of the United States. Neither the Company, the directors or executive officers of the Company, as listed above, nor Eastover Group LLC, has been: (i) convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors); or (ii) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
      For more information about the directors and executive officers of the Company after the completion of the merger, see “Special Factors — Effects of the Merger — Directors and Management of the Surviving Corporation.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
      The following table sets forth selected historical consolidated financial data for each of the last five fiscal years for the Company and the fiscal quarters ended April 2, 2005 and April 1, 2006. No separate financial information is provided for Acquisition or Sub because each of those organizations is a special purpose entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger have been provided, as we do not believe that such information is material to shareholders evaluating the proposed merger and merger agreement because the proposed merger consideration is all cash and if the merger is completed, our shareholders who are not rollover shareholders will not retain a continuing equity interest in the Company.
      The selected historical data set forth below has been derived from and should be read in conjunction with our audited consolidated financial statements, accompanying notes and other financial information included in our annual reports on Form 10-K for the three years ended December 31, 2003, 2004 and 2005 (which we refer to as the “Forms 10-K”) and our unaudited consolidated financial statements, accompanying notes and other financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended April 2, 2005 and April 1, 2006 (which we refer to as “Forms 10-Q”). More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by us with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC. Our audited financial statements as of December 31, 2005 and 2004, and for the three years ended December 31, 2005, are incorporated by reference into this proxy statement from the Form 10-K filed for 2005, and our unaudited financial statements for each of the fiscal quarters ended April 2, 2005 and April 1, 2006 are incorporated by reference into this proxy statement from the Forms 10-Q for the quarters then ended. See “Incorporation by Reference” beginning on page 73.

						Three Months
						Ended
	Year Ended December 31,
						April 2,	April 1,
	2001	2002	2003	2004	2005	2005	2006

	(in thousands, except per share data)
Operating data:
Net sales	$127,103	$116,567	$131,431	$185,469	$196,276	$54,123	$53,599
Cost of sales	111,358	101,522	113,318	161,910	169,445	46,989	45,477
Gross profit	15,745	15,045	18,113	23,559	26,831	7,134	8,122
Selling and administrative expenses	13,131	12,170	12,583	14,401	15,835	3,539	4,171
Restructuring charges	1,323	—	—	—	—	—	—
Operating income	1,291	2,875	5,530	9,158	10,996	3,595	3,951
Other income (expense)	(610)	365	442	172	60	40	—
Interest expense, net	(6,706)	(4,228)	(3,863)	(4,922)	(6,180)	(1,284)	(1,331)
Interest on redeemable preferred stock	—	—	(427)	(250)	—	—	—
Gain on redemption of preferred stock	—	—	—	2,833	2,833	850	850
Earnings (loss) before income taxes, accounting change and discontinued operations	(6,025)	(988)	1,682	6,991	7,709	3,201	3,470
Income taxes (benefit)	1,242	(288)	426	(5,775)	(4,017)	200	275

						Three Months
						Ended
	Year Ended December 31,
						April 2,	April 1,
	2001	2002	2003	2004	2005	2005	2006

	(in thousands, except per share data)
Earnings (loss) before discontinued operations and cumulative effect of change in accounting principle	(7,267)	(700)	1,256	12,766	11,726	3,001	3,195
Net income (loss) from operations of discontinued plastics operations	(9,454)	6,790	85	—	—	—	—
Earnings (loss) before cumulative effect of accounting change	(16,721)	6,090	1,341	12,766	11,726	3,001	3,195
Cumulative effect of change in accounting principle	—	(8,118)	—	—	—	—	—
Net earnings (loss)	(16,721)	(2,028)	1,341	12,766	11,726	3,001	3,195
Accretion of discount on preferred shares	(1,066)	(1,265)	(715)	—	—	—	—
Net earnings (loss) available to common shareholders	(17,787)	(3,293)	626	12,766	11,726	3,001	3,195

Earnings (loss) per share — basic:
Earnings (loss) from continuing operations	(1.81)	(0.42)	0.12	2.73	2.37	0.62	0.64
Earnings (loss) from discontinued operations	(2.06)	1.46	0.02	—	—	—	—
Cumulative effect of a change in accounting principle	—	(1.75)	—	—	—	—	—

Total earnings (loss) per share — basic	(3.87)	(0.71)	0.14	2.73	2.37	0.62	0.64

Earnings (loss) per share — diluted:
Earnings (loss) from continuing operations	(1.81)	(0.42)	0.11	2.16	1.98	0.50	0.54
Earnings (loss) from discontinued operations	(2.06)	1.46	0.02	—	—	—	—
Cumulative effect of a change in accounting principle	—	(1.75)	—	—	—	—	—

Total earnings (loss) per share — diluted	(3.87)	(0.71)	0.13	2.16	1.98	0.50	0.54

Financial position (at end of year):
Working capital	$(1,475)	$(2,294)	$(6,818)	$6,428	$2,428	$8,235	$2,835
Total assets	106,517	56,853	48,822	67,145	73,794	76,307	82,183
Total debt	79,138	45,102	38,541	43,575	38,903	45,339	41,422
Shareholders’ equity (deficit)	$(20,944)	$(24,224)	$(23,598)	$(10,804)	$949	(7,781)	4,144

RATIO OF EARNINGS TO FIXED CHARGES
      In computing the ratio of earnings to fixed charges, earnings have been based on income from continuing operations before income taxes and fixed charges, and fixed charges consist of interest and amortization of deferred financing fees and the estimated interest portion of rents (deemed to be one-third of rental expense).

					Quarter Ended
	Year Ended December 31,
					April 2,		April 1,
	2004		2005		2005		2006

	(in thousands,				(in thousands,
	except for ratios)				except for ratios)
Pretax income from continuing operations	$6,991	(1)	$7,709	(1)	$3,201	(5)	$3,470	(5)
Add fixed charges:
Interest	4,922	(2)(3)	6,180	(2)(3)	1,284	(6)(7)	1,331	(6)(7)
One-third of rent expense	2,172	(4)	2,460	(4)	615	(8)	655	(8)

Earnings	$14,085		$16,349		$5,100		$5,456

Fixed charges:
Interest	$4,922	(2)(3)	$6,180	(2)(3)	$1,284	(6)(7)	$1,331	(6)(7)
One-third of rent expense	2,172	(4)	2,460	(4)	615	(8)	655	(8)

Fixed charges	$7,094		$8,640		$1,899		$1,986

Ratio of earnings to fixed charges	1.985		1.892		2.686		2.747

(1)	Includes, for both 2004 and 2005, $2,833 of gain on redemption of preferred stock.

(2)	Includes for 2004 and 2005, respectively, $341 and $376 of amortization of debt discount.

(3)	Includes for 2004 and 2005, respectively, $291 and $1,081 of increase in the value of the warrants liability.

(4)	Total rent expense for fiscal years ended December 31, 2004 and December 31, 2005 was $6,516 and $7,380 respectively.

(5)	Includes, for both 2005 and 2006, $850 of gain on redemption of preferred stock.

(6)	Includes for 2005 and 2006, respectively, $94 and $76 of amortization of debt discount.

(7)	Includes for 2005 and 2006, respectively $144 and $25 of increase in the value of the warrants liability.

(8)	Total rent expense for the three month periods ended April 2, 2005 and April 1, 2006 was $1,844 and $1,965, respectively.

INFORMATION CONCERNING ACQUISITION AND SUB
      MMC Precision Merger Corp. is a Georgia corporation formed for the sole purpose of completing the merger with the Company and arranging the related financing transactions. MMC Precision Merger Corp. is a wholly-owned subsidiary of MMC Precision Holdings Corp., a Delaware corporation. Sub has not engaged in any business other than in anticipation of the merger.
      MMC Precision Holdings Corp. is a Delaware corporation formed to acquire all of the outstanding capital stock of the Company through the merger of Sub into the Company. Acquisition has not engaged in any business other than in anticipation of the merger.
      Set forth below is a list of the executive officers and directors of Acquisition and Sub. Each individual holds the same director and officer positions in both Acquisition and Sub.

Name	Title

Patrick K. McGee	Director and President
Lucas T. Cutler	Vice President, Secretary and Treasurer
F. Russell Beard, Jr.	Assistant Secretary and Assistant Treasurer
      Brazos is a Dallas, Texas-based private equity firm that specializes in acquisitions and recapitalizations of middle-market companies. Currently, Brazos owns all of the issued and outstanding capital stock of Acquisition. The members of Brazos are Randall S. Fojtasek, Jeff S. Fronterhouse, Patrick K. McGee and Michael D. Salim. The business address and telephone number for the entities described above is 100 Crescent Court, Suite 1777, Dallas, Texas 75201, (214) 756-6500.
      None of the entities described above has been: (i) convicted in a criminal proceeding in the past five years (except for matters that were dismissed without sanction or settlement) or (ii) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
      The material occupations, positions, offices or employment during the past five years of the above mentioned individuals is set forth below. The business office and telephone number of each individual is c/o Brazos Private Equity Partners, LLC, 100 Crescent Court, Suite 1777, Dallas, Texas, 75201, (214) 756-6500.
      Randall S. Fojtasek, 43, is an LLC partner of Brazos and has been associated with Brazos since 1999. Mr. Fojtasek is a director of LIN Television Corp., an owner and operator of television stations.
      Patrick K. McGee, 42, is an LLC partner of Brazos and has been associated with Brazos since 1999. Mr. McGee is a director of Republic Companies Group, Inc., an insurance holding company.
      Jeff S. Fronterhouse, 40, is an LLC partner of Brazos and has been associated with Brazos since 1999.
      Michael D. Salim, 51, is an LLC partner of Brazos and has been associated with Brazos since 2002. From 1991 through 2001, Mr. Salim was employed as a principal, general counsel, and chief financial and administrative officer at Hicks, Muse, Tate & Furst Incorporated, a private equity firm located at 200 Crescent Ct., Suite 1600, Dallas, TX 75201.
      Lucas T. Cutler, 30, is a vice president of Brazos and has been associated with Brazos since 2001.
      F. Russell Beard, Jr., 28, is a senior associate of Brazos and has been associated with Brazos since 2004. From 2002 to 2004, Mr. Beard was employed in a variety of positions, culminating in Assistant Treasurer and Director of Corporate Finance at Helm Financial Corporation, a San Francisco based operating lessor of locomotives and railcars located at 505 Sansone Street, Suite 1800, San Francisco, CA 94111. From 2000 to 2002, Mr. Beard was an analyst in the mergers and acquisitions group of Thomas Weisel Partners, LLC, a merchant banking firm located at One Montgomery Tower, Suite 3700, San Francisco, CA 94104.

      Each of the persons listed above is a citizen of the United States. None of the persons listed above has been: (i) convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors); or (ii) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
      Brazos Private Equity Partners, LLC is a limited liability company. The term “LLC Partner,” as used with respect to the individuals above, is a title for the indicated officers of Brazos and in no way implies that such entities are partnerships or that these officers have unlimited liability.
      For more information about the directors and executive officers of Acquisition after the completion of the merger, see “Special Factors — Effects of the Merger — Directors and Management of the Surviving Corporation” beginning on page 25.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our Class A common stock, par value $0.01 per share, and our Class B common stock, par value $0.01 per share, as of July 10, 2006, by (i) all our shareholders who are known by us who own more than 5% of our common stock, (ii) each director who is a shareholder, (iii) our executive officers who are shareholders, and (iv) all directors and executive officers as a group. See notes (1) through (8) below. Unless otherwise indicated in the footnotes to the table below, the address of each person named in the table below is Morton Industrial Group, Inc., 1021 West Birchwood, Morton, Illinois 61550.

	Amount and Nature		Percentage of
	of Beneficial		Beneficial
Name and Address of Beneficial Owner	Ownership (1)		Ownership (1)

William D. Morton	3,798,851	(2)(3)	69.0%
Mark W. Mealy	1,259,146	(3)(4)	25.5%
Fred W. Broling	276,673	(5)	5.4%
Rodney B. Harrison	23,700	(6)	*
Daryl R. Lindemann	168,697	(7)	3.4%
Tontine Capital Partners, L.P. and affiliates(8)	293,800		6.0%
All directors and executive officers as a group (5 persons)	3,798,851		69.0%

*	less than 1%

(1)	For the purposes of the computation of percentages of our common stock presented in this table and under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A holder is also deemed to beneficially own all shares that the holder may acquire upon the exercise of options or other rights exercisable within 60 days. Such shares that the holder may acquire (but no shares that any other holder may acquire upon the exercise of options held by such other holder) are deemed to be outstanding. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(2)	Mr. Morton is the holder of record of, and he has sole voting power with respect to, 1,253,990 shares of issued and outstanding Class A common stock and 100,000 shares of issued and outstanding Class B common stock. His directly owned Class A and Class B shares constitute 27.2% of the issued and outstanding common stock and 31.0% of the voting power of the issued and outstanding common stock. Included in Mr. Morton’s beneficial ownership set out in the table are (i) the issued and outstanding shares he directly owns, (ii) the 1,921,584 issued and outstanding Class A shares described in note 3 that are subject to the Mealy shareholders agreement or the 1998 voting agreement, (iii) 515,487 outstanding options exercisable within 60 days of July 10, 2006, each of which will be subject to the 1998 voting agreement if exercised or issued, and (iv) 7,790 shares issuable under the Directors’ Plan, each of which will be subject to the 1998 voting agreement if issued. These beneficially owned shares would constitute 70.5% of the total voting power of the common stock if all options were exercised and 7,790 shares were issued under the directors’ plan identified in clause (iv).

One hundred thousand (100,000) of Mr. Morton’s directly owned shares are Class B common stock. The remainder of his directly owned shares are shares of Class A common stock. Based on the number of shares outstanding as of the record date, each share of Class B common stock will have 3.72909 votes at the special meeting.

(3)	As discussed in this note, Mr. Morton has beneficial but not record ownership of 1,921,584 shares or 38.6% of the issued and outstanding shares of common stock (with 36.6% of the voting power on most issues) by virtue of certain proxies granted to him. He has shared voting power with respect to

1,021,678 of those issued and outstanding shares (pursuant to the Mealy shareholders agreement) and sole voting power with respect to the remaining 899,906 shares pursuant to the 1998 voting agreement. In connection with the merger, Mr. Morton does not have the power to vote the group of 1,021,678 shares subject to the Mealy shareholders agreement and he has waived his right to vote the group of 899,906 shares subject to the 1998 voting agreement.

On August 27, 2003, Mr. Mealy, a director of the Company, acquired all of the Class A and Class B common stock owned by Three Cities Holdings Limited and its affiliates. As a result of the purchase, Mr. Mealy’s Class B shares automatically converted to shares of Class A common stock with one vote per share, and Mr. Mealy acquired a total of 1,021,678 shares of Class A common stock in the transaction. Mr. Morton and Mr. Mealy have shared voting power with respect to 985,678 of these shares. In March 2004, Mr. Mealy made gifts, using 36,000 shares of Class A common stock, to certain family members. Mr. Mealy transferred 1,020,678 shares of Class A common stock on December 16, 2004, and 38,333 shares of Class A common stock on January 7, 2005, to Eastover Group LLC, a limited liability company of which he is the controlling member and sole manager. 985,678 of these shares (together with the 36,000 shares held by Mr. Mealy’s family members) remain subject to the Mealy shareholders agreement, and the remaining 176,906 shares, 56,667 options exercisable within 60 days and 3,895 shares of Class A common stock issuable under the Directors’ Plan held by Mr. Mealy are subject to the 1998 voting agreement. Eastover Group LLC’s address is 4201 Congress Street, Suite 160, Charlotte, North Carolina 28209.

The shares of Class A common stock and Class B common stock held by Mr. Morton and Mr. Mealy are subject to certain transferability and conversion restrictions pursuant to the Mealy shareholders agreement. In the case of a merger, Mr. Mealy and Eastover have the ability to vote the 1,021,678 shares subject to the Mealy shareholders agreement. In connection with the merger, Mr. Morton has waived his right to vote Mr. Mealy’s shares of Class A common stock and shares of Class A common stock issuable upon the exercise of options held by Mr. Mealy subject to the 1998 voting agreement.

(4)	Included in this group are 985,678 shares of Class A common stock owned by Eastover Group LLC of which Mr. Mealy has shared voting and shared dispositive powers, 176,906 shares of Class A common stock owned directly and of which he has shared voting and shared dispositive powers, 56,667 exercisable options of which he has shared voting and shared dispositive powers, 36,000 shares of Class A common stock owned by Mr. Mealy’s family members over which Mr. Mealy has voting power but no dispositive power, and 3,895 shares of Class A common stock issuable under the Director’s Plan, of which he has shared voting and shared dispositive powers when issued.

(5)	Consists of 177,778 shares of Class A common stock, 95,000 options exercisable within 60 days and 3,895 shares of Class A common stock issuable under the Directors’ Plan, all of which are subject to the 1998 voting agreement as to which Mr. Morton has waived his voting rights in connection with the merger.

(6)	Consists of 14,532 shares of Class A common stock and options exercisable within 60 days for 9,168 shares, all of which are subject to the 1998 voting agreement as to which Mr. Morton has waived his voting rights in connection with the merger.

(7)	Consists of 116,196 shares of Class A common stock and options exercisable within 60 days for 52,501 shares, all of which are subject to the 1998 voting agreement as to which Mr. Morton has waived his voting rights in connection with the merger.

(8)	On a schedule 13G filed November 19, 2004, Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Overseas Associates, L.L.C., and Jeffrey L. Gendell (collectively “Tontine”) reported beneficial ownership of an aggregate of 268,800 shares of our Class A common stock. The address of the three entities and individual is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830. The Schedule 13G states that these beneficial owners had shared voting and dispositive powers. Mr. Morton does not have any voting power with respect to these securities. The Company’s stock records showed Tontine’s total ownership at 293,800 shares of Class A common stock on April 15, 2005.

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION
Market Price
      The Company’s Class A common stock is traded on the OTC Bulletin Board under the ticker symbol “MGRP.OB.” The following table sets forth the high and low closing bids for the Company’s Class A common stock for the fiscal periods indicated as reported by Pink Sheets LLC. OTC Bulletin Board closing bids reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

	High	Low

2006
July 1 to July 5	$9.77	$9.77
April 1 to June 30	$9.77	$9.58
January 1 to March 31	$9.62	$5.50
2005
October 1 to December 31	$7.75	$6.00
July 1 to September 30	$7.40	$6.05
April 1 to June 30	$6.85	$5.50
January 1 to March 31	$6.90	$5.20
2004
October 1 to December 31	$5.95	$4.30
July 1 to September 30	$5.10	$3.55
April 1 to June 30	$4.05	$2.20
January 1 to March 31	$1.90	$0.50
2003
October 1 to December 31	$0.71	$0.01
      The following table sets forth, for the first three quarters of 2003, the quarterly high and low closing prices. OTC Bulletin Board closing prices reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

2003	High	Low

July 1 to September 30	$0.70	$0.15
April 1 to June 30	$0.65	$0.20
January 1 to March 31	$0.55	$0.10
      We obtained the foregoing information from research services made available by Pink Sheets LLC.
      On March 22, 2006, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported bid prices of our Class A common stock were $6.10 and $5.70, respectively. On July 5, 2006, the most recent practicable date before the printing of this proxy statement, high and low reported bid prices of our Class A common stock were $9.77 and $9.77, respectively. You are urged to obtain a current market price quotation for our Class A common stock.
      Our Class B common stock, all of which is held by Mr. Morton, is not publicly traded.
Dividends
      We did not declare or pay any common stock dividends in our fiscal years ended December 31, 2005, 2004 and 2003, and have not paid any dividends during fiscal year 2006. Under the terms of our indebtedness, we are restricted from paying dividends. The merger agreement prohibits us from declaring, setting aside or paying dividends or distributions on our Class A common stock until the effective date of the merger without the prior written consent of Acquisition.

TRANSACTIONS IN SHARES OF COMPANY COMMON STOCK BY CERTAIN PERSONS
      There were no transactions in shares of Class A or Class B common stock during the past 60 days by the Company, Brazos, its subsidiaries or affiliates, Acquisition, Sub or any of their respective subsidiaries, directors, executive officers, controlling persons or affiliates. None of such persons had transactions in shares of Class A or Class B common stock during the past two years, except for Mr. Mealy, Mr. Lindemann, Mr. Doolittle, Mr. Geiger, and Mr. Harrison, who had the following transactions:

•	In March 2004, Mr. Mealy transferred a total of 36,000 shares of Class A common stock as gifts to three relatives. Such gifts were not made to Mr. Mealy’s spouse or minor children or to family members who share his residence, and Mr. Mealy disclaims any beneficial ownership of such shares.

•	On November 9, 2004, Mr. Doolittle acquired 6,666 shares of Class A common stock for $0.325 per share upon the exercise of executive stock options.

•	On November 9, 2004, Mr. Doolittle acquired 26,667 shares of Class A common stock for $0.15 per share upon the exercise of executive stock options.

•	On December 2, 2004, Mr. Geiger acquired 43,333 shares of Class A common stock for $0.15 per share upon the exercise of executive stock options.

•	On December 2, 2004, Mr. Lindemann acquired 33,333 shares of Class A common stock for $0.15 per share upon the exercise of executive stock options.

•	On December 2, 2004, Mr. Lindemann acquired 8,333 shares of Class A common stock for $0.325 per share upon the exercise of executive stock options.

•	On December 2, 2004, Mr. Lindemann sold 20,000 shares of Class A common stock for $5.51 per share in an open market transaction.

•	On December 6, 2004, Mr. Mealy purchased 6,000 shares of Class A common stock for $5.52 per share in an open market transaction.

•	On December 7, 2004, Mr. Mealy acquired 13,333 shares of Class A common stock for $0.325 per share upon the exercise of executive stock options.

•	On December 7, 2004, Mr. Mealy acquired 25,000 shares of Class A common stock for $0.15 per share upon the exercise of executive stock options.

•	On December 8, 2004, Mr. Mealy purchased 29,000 shares of Class A common stock for $6.15 per share in an open market transaction.

•	On December 9, 2004, Mr. Harrison acquired 6,666 shares of Class A common stock for $0.15 per share upon exercise of executive stock options.

•	On December 16, 2004, Mr. Mealy contributed 1,020,678 shares of Class A common stock to Eastover. Mr. Mealy retains an indirect beneficial ownership interest in such contributed shares by virtue of his position as the managing member of Eastover. Eastover is the direct beneficial owner and record holder of such shares.

•	On February 26, 2005, Mr. Doolittle acquired 26,667 shares of Class A common stock for $0.15 per share upon the exercise of executive stock options.

•	On February 26, 2005, Mr. Geiger acquired 43,333 shares of Class A common stock for $0.15 per share upon the exercise of executive stock options.

•	On February 28, 2005, Mr. Geiger acquired 8,334 shares of Class A common stock for $0.325 per share upon the exercise of executive stock options.

•	On March 1, 2005, Mr. Lindemann acquired 33,333 shares of Class A common stock for $0.15 per share upon the exercise of executive stock options.

•	On March 1, 2005, Mr. Harrison acquired 6,666 shares of Class A common stock for $0.15 per share upon exercise of executive stock options.

      Except as set forth in this proxy statement, neither the Company, its subsidiaries or affiliates, its executive officers or directors, or persons controlling the Company nor any of Brazos, Acquisition, Sub or their respective subsidiaries or affiliates, its executive officers or directors, or persons controlling Brazos, Acquisition, Sub, nor any of the rollover shareholders, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the merger with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this proxy statement, since the second full fiscal year preceding the date of this proxy statement, no contacts or negotiations concerning a merger, consolidation, or acquisition, tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, have been entered into or have occurred between any affiliates of the Company or between the Company or any of its affiliates and any unaffiliated person.
      In the last three years, the Company has not made any underwritten public offering of its Class A or Class B common stock that was (i) registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) exempt from registration pursuant to Regulation A under the Securities Act.
OTHER MATTERS
      As of the date of this proxy statement, we do not expect any other matters to be presented for action at the special meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters (not known a reasonable time before the solicitation of your proxy) properly presented for a vote at the special meeting. If any other matters not known a reasonable time before the solicitation of your proxy are properly brought before the special meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the board of directors.
INCORPORATION BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this proxy statement. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We incorporate by reference into this proxy statement the following documents that we filed under the Exchange Act:

•	our annual report on Form 10-K for the year ended December 31, 2005;

•	our amendments to our annual report on Form 10-K/A for the year ended December 31, 2005 filed with the SEC on April 25, 2006, and June 7, 2006;

•	our quarterly report on Form 10-Q for the quarter ended April 1, 2006, filed with the SEC on May 16, 2006;

•	our amendment to our quarterly report on Form 10-Q/A for the quarter ended April 1, 2006, filed with the SEC on June 19, 2006; and

•	our current reports on Form 8-K and 8-K/ A dated March 23, 2006, March 29, 2006, March 31, 2006, April 4, 2006, May 16, 2006, June 7, 2006, June 19, 2006, July 10, 2006, and July 10, 2006.

      We also incorporate by reference into this proxy statement each document we file with the SEC after the date of this proxy statement, but before the date of the special meeting, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. To the extent, however, required by the rules and regulations of the SEC, we will amend this proxy statement to include information filed after the date of this proxy statement. Similarly, to the extent required by the SEC’s rules and regulations, the parties to the transaction statement filed on Schedule 13E-3 will amend that Schedule to include information filed subsequent to the date hereof.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under Commission File Number 0-13198. These reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.
      In addition, because the merger is a “going private transaction,” we, Acquisition, Sub, the rollover shareholders and Brazos have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and any amendments and exhibits filed or incorporated by reference thereto, are available for inspection as set forth above.
      You can find our web site at www.mortongroup.com. At this website, by clicking on the “For Investors” link you can choose to view the latest Annual Report on file. By clicking on “SEC Offsite Filings,” you will link to the SEC website that provides our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed electronically with the SEC.
      Company shareholders may also read and copy the Schedule 13E-3 and any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at www.sec.gov.
      We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. In addition, we will send one copy of this proxy statement to two or more of our shareholders who share an address, unless we receive instructions otherwise. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a shareholder at a shared address. Requests for all such copies should be directed to: Morton Industrial Group, Inc., 1021 West Birchwood, Morton, Illinois 61550, Attention: Daryl Lindemann, (309) 266-7176.

DISCLAIMER
      This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Company since the date of this proxy statement or that the information herein is correct as of any later date.
      Shareholders should not rely on information that is not contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated July 10, 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.
      This proxy statement contains a description of representations and warranties set forth in the merger agreement, which is attached to this proxy statement as Appendix A, and in other contracts and documents that are incorporated by reference into this proxy statement. The representations and warranties in the merger agreement and in those other contracts and documents were made only for the purposes of the merger agreement and those other contracts or documents and solely for the benefit of the parties to the merger agreement and those other contracts or documents as of specific dates. Those representations and warranties may be subject to important limitations and qualifications agreed to by the contracting parties (including the Company), and may not be complete as of the date of this proxy statement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to contractual standards of materiality different from that generally applicable to public disclosures to shareholders. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts.

APPENDIX A
Agreement and Plan of Merger,
dated as of March 22, 2006,
among
Morton Industrial Group, Inc.,
MMC Precision Holdings Corp.,
and
MMC Precision Merger Corp.

EXHIBITS
A. Debt Commitment Letter — Senior
B. Debt Commitment Letter — Subordinated

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of March 22, 2006, among MMC Precision Holdings Corp., a Delaware corporation (“Parent”), MMC Precision Merger Corp., a Georgia corporation (“Sub”) and a wholly owned subsidiary of Parent, and Morton Industrial Group, Inc., a Georgia corporation (the “Company”).
      WHEREAS, the respective Boards of Directors of Parent, Sub and the Company (in the case of the Company, acting with a recommendation of a special committee appointed by the Board of Directors of the Company (the “Special Committee”)) have approved the merger of Sub into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement; and
      WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, certain shareholders of the Company have entered into (i) a Voting and Support Agreement (each a “Voting Agreement”), pursuant to which, among other things, such shareholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case upon the terms and subject to the conditions set forth therein, and (ii) a Contribution Agreement (the “Contribution Agreement”), pursuant to which, among other things, such shareholders have agreed to exchange a portion of the capital stock of the Company held by such shareholders for common stock of Parent immediately prior to the Merger.
      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.01.     The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the “GBCC”), Sub shall be merged with and into the Company as of the Effective Time (as defined in Section 1.03). Upon consummation of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”), and shall continue its corporate existence under the laws of the State of Georgia. The name of the Surviving Corporation shall be Morton Industrial Group, Inc., and the purpose thereof shall be as set forth in Section 2 of the Certificate of Incorporation of the Surviving Corporation.
      Section 1.02.     Closing. The closing (the “Closing”) of the Merger shall take place at the office of Winston & Stawn LLP, Chicago, Illinois, as soon as practicable following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
      Section 1.03.     Effective Time. Prior to the Closing, Parent shall prepare and give the Company and its counsel the opportunity to review, and on the Closing Date Parent shall file with the Secretary of State of the State of Georgia, a certificate of merger (the “Certificate of Merger”) executed in accordance with the applicable provisions of the GBCC and shall make all other filings or recordings required under the GBCC. The Merger shall become effective at such time as the Certificate of Merger duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger in accordance with the GBCC (the time the Merger becomes effective being the “Effective Time”).

      Section 1.04.     Effects. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.
      Section 1.05.     Articles of Incorporation and Bylaws.
      (a) At the Effective Time, the Articles of Incorporation of the Company shall be amended in their entirety to be identical to the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time, except that Article I shall read as follows: “The name of the corporation is “Morton Industrial Group, Inc.”, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.
      (b) The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
      Section 1.06.     Directors and Officers. From and after the Effective Time, (a) the persons who are the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office until the earlier of his or her death, resignation or removal or until his or her successor is duly elected and qualified, and (b) the persons who are the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of his or her death, resignation or removal or until his or her successor is duly elected or appointed and qualified, as the case may be, all in accordance with applicable Law.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
COMPANY STOCK OPTIONS AND WARRANTS
      Section 2.01.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”) or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned directly by the Company (or held in its treasury), any wholly owned subsidiary of the Company, Parent, or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

(c) Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to $10.00 (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (collectively, the “Holders”) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Company Stock Options. Prior to the Effective Time, the Company shall notify each holder of outstanding options to purchase shares of Class A Common Stock (each a “Company Stock Option”) under the Company’s 1997 Stock Option Plan (the “Company Plan”), in writing, of the transactions contemplated hereby (the “Option Holder Notice”). Such Option Holder Notice shall

(a) advise the holders of the Company Stock Options that outstanding Company Stock Options that are unexercisable or otherwise unvested Company Stock Options are deemed vested and exercisable immediately prior to the Effective Time and may be exercised at that time, (b) disclose that, if not exercised, Company Stock Options will terminate at the Effective Time and (c) disclose that if any Company Stock Options are not exercised prior to the Effective Time and terminate as contemplated in clause (b), the holders of such Company Stock Options will be entitled to receive the Option Consideration (as defined below) in respect of such Company Stock Options. As of the Effective Time, each outstanding Company Stock Option shall be terminated by virtue of the Merger and each holder of a Company Stock Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Company Stock Option, a special payment per Company Stock Option (without interest and subject to the deduction and withholding of such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law) in cash equal to the Merger Consideration that would be payable in respect of the Class A Common Stock underlying such Company Stock Option less the applicable exercise price for such Company Stock Option (the “Option Consideration”). At Closing, Parent shall deposit with an option trustee mutually acceptable to Parent and the Company (the “Option Trustee”), the aggregate Option Consideration to which all holders of Company Stock Options shall become entitled pursuant to this Section 2.01(d) pursuant to a trust agreement to be entered into between the Company, Parent and the Option Trustee, providing for the distribution of the Option Consideration to the holders of the Company Stock Options as set forth below. Payment of the Option Consideration to each of the holders of Company Stock Options entitled thereto shall be made by the Option Trustee, subject to the terms and conditions of this Agreement and subject to delivery to the Option Trustee and the Surviving Corporation of such holder’s Company Stock Options for cancellation (together with such transmittal documentation as the Option Trustee and the Surviving Corporation may reasonably request), on the date that is ninety (90) days after the Closing Date. Any amounts withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Option Trustee will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Option in respect of whom such deduction and withholding was made. The Company shall take all actions required (including, if necessary, obtaining the written consent of each holder of Company Stock Options) under each Company Plan under which such Company Stock Options were granted to cause such Company Plan and all Company Stock Options granted thereunder to terminate at the Effective Time.

(e) Warrants. Pursuant to and as required by the Company’s Amended and Restated Note and Warrant Purchase Agreement with BMO Nesbitt Burns Capital (U.S.), Inc., as Agent, dated as of June 23, 2004, the Company shall notify each holder of outstanding warrants to purchase shares of Class A Common Stock (each a “Company Warrant”), in writing, of the transactions contemplated hereby (the “Warrant Holder Notice”). Such Warrant Holder Notice shall (a) apprise the holders of outstanding Company Warrants of their ability to exercise or put the Company Warrants in accordance with their terms prior to the Effective Time, (b) disclose that, if not exercised or put, such Company Warrants will terminate at the Effective Time and (c) disclose that if any Company Warrants are not exercised or put prior to the Effective Time and terminate as contemplated in clause (b), the holders of such Company Warrants will be entitled to receive the Warrant Consideration (as defined below) in respect of such Company Warrants. As of the Effective Time, each outstanding Company Warrant shall be terminated by virtue of the Merger and each holder of a Company Warrant shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Company Warrant, a special payment per Company Warrant (without interest and subject to the deduction and withholding of such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) in cash equal to the Merger Consideration that would be payable in respect of the Class A Common Stock underlying such Company Warrant less the applicable exercise price for such Company Warrant (the “Warrant Consideration”).

Payment of the Warrant Consideration to each of the holders of Company Warrants entitled thereto shall be made by the Surviving Corporation, subject to the terms and conditions of this Agreement and subject to delivery to the Surviving Corporation of such holder’s Company Warrants for cancellation (together with such transmittal documentation as the Surviving Corporation may reasonably request), as soon as practicable after the Effective Time. Any amounts withheld and paid over to the appropriate taxing authority by the Surviving Corporation will be treated for all purposes of this Agreement as having been paid to the holder of the Company Warrant in respect of whom such deduction and withholding was made. The Company shall take all actions required (including, if necessary, obtaining the written consent of each holder of Company Warrants) to cause all Company Warrants to terminate at the Effective Time.

(f) Director’s Shares. As of the Effective Time, each non-employee director’s right to receive shares of the Class A Common Stock upon his or her retirement or other cessation of service as a member of the Board of Directors (“Directors’ Shares”) under the Company’s Non-Employee Directors’ Compensation Plan (“Directors’ Plan”) shall terminate, and each such director shall cease to have any rights under the Directors’ Plan other than the right to receive, in respect of each Directors’ Share issuable to such director, a special payment per share (without interest and subject to the deduction and withholding of such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) in cash equal to the Merger Consideration (“Directors’ Shares Consideration”). Payment of the Directors’ Shares Consideration to each of the directors entitled thereto shall be made by the Surviving Corporation, subject to the terms and conditions of this Agreement, as soon as practicable after the Effective Time. Any amounts withheld and paid over to the appropriate taxing authority by the Surviving Corporation will be treated for all purposes of this Agreement as having been paid to the director in respect of whom such deduction and withholding was made. The Company shall take all actions required (including, if necessary, obtaining the written consent of each director having the right to receive Directors’ Shares) under the Directors’ Plan to cause the Directors’ Plan and Directors’ Shares to be granted thereunder to terminate at the Effective Time.

      Section 2.02.     Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to exercise dissenter’s rights who properly exercises such rights and seeks appraisal of such dissenting shares (“Dissenting Shareholder” and such shares “Dissenting Shares”) pursuant to, and who complies in all respects with, Article 13 of the GBCC (the “Dissenters’ Provisions”) shall not be converted into the right to receive the Merger Consideration, and the Dissenting Shareholders will be entitled to payment of the fair value of their Dissenting Shares in accordance with the Dissenters’ Provisions or such amount as the Dissenting Shareholders and the Company may agree; provided, however, that if any such Dissenting Shareholder shall fail to perfect or otherwise shall waive, withdraw, or lose the right to appraisal under the Dissenters’ Provisions, then the right of such Dissenting Shareholder to be paid the fair value of such Dissenting Shareholder’s Dissenting Shares shall cease and such Dissenting Shares shall thereupon be treated as if they had been converted into and became exchangeable for, at the Effective Time, the right to receive that portion of the Merger Consideration payable in respect of such Dissenting Shares, without interest, as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
      Section 2.03.     Exchange of Certificates.
      (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company in the United States to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates representing Company Common Stock. Promptly after the Effective Time,

Parent shall deposit with the Paying Agent the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days thereafter, the Paying Agent shall send to each person who was, at the Effective Time, a holder of record of Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a representation as to such person’s title to the shares of Company Common Stock represented by such Certificates and a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration represented by such Certificate, and (B) the Certificates so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claims that may be made against the Paying Agent, Parent, or the Surviving Corporation with respect to such Certificate.
      (c) Transferred Certificates, Taxes. If any Merger Consideration is to be paid to any person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such person either (i) shall pay to the Paying Agent any transfer or other taxes required as a result of the distribution of such cash payment to such person, or (ii) shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not applicable. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent. All amounts in respect of taxes received or withheld by Parent shall be disposed of by Parent in accordance with the Code or such state, local or foreign tax law, as applicable.
      (d) No Further Ownership Rights in Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than shares of Company Common Stock to be cancelled and retired in accordance with Section 2.01(b) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the Certificate representing such shares in accordance with this Section 2.03, without interest. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 2.03 shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by such Certificates.
      (e) Closed Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of the Company’s capital stock on the records of the Company.
      (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 2.03 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for any portion of the Merger Consideration.
      (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other person with respect to any portion of the Merger Consideration (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Law.
      Section 2.04.     Further Assurances.
      If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Sub, as applicable, and otherwise to carry out the purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as disclosed in the disclosure letter (with the Section or subsection of this Agreement to which the information stated in such disclosure relates being readily apparent on its face) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Sub as follows:
      Section 3.01.     Organization, Standing and Power. Each of the Company and each of its subsidiaries listed in Part 3.02(a) of the Company Disclosure Letter (the “Subsidiaries” and any one of them being a “Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have (i) a material adverse effect on the Company and the Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or (iii) a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions, with clauses (i) through (iii) constituting a “Company Material Adverse Effect”. The Company has made available to Parent true and complete copies of the Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Subsidiary, in each case as amended through the date of this Agreement.
      Section 3.02.     Subsidiaries; Equity Interests.
      (a) Part 3.02(a) of the Company Disclosure Letter lists each Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Part 3.02(a) the Company Disclosure Letter, are owned by the Company, by another Subsidiary, or by the Company and another Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances, adverse rights or claims and security interests or purchase rights of any kind or nature whatsoever (collectively, “Liens”).
      (b) Except for its interests in the Subsidiaries and except for the ownership interests set forth in Part 3.02(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
      Section 3.03.     Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock, 200,000 shares of Class B Common Stock, and 2,000,000 shares of redeemable preferred stock, no par value per share (“Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on March 22, 2006, (i) 4,880,878 shares of Class A Common Stock were issued and outstanding, (ii) 100,000 shares of Class B Common Stock were issued and outstanding, (iii) no shares of Class A Common Stock were held by the Company in its treasury, (iv) no shares of Class B Common Stock were held by the Company in its treasury, (v) 518,820 shares of Class A Common Stock were subject to the outstanding Company Stock Options referred to in Part 3.03 of the Company Disclosure Schedule and 327,561 additional shares of Class A Common Stock were reserved for issuance pursuant to the Company Plan, (vi) 545,467 shares of Class A Common Stock were reserved for issuance upon exercise of Company Warrants held by the Company’s subordinated lenders, of which 290,278 were exercisable, (vii) no shares of Class B Common Stock were subject to outstanding Company Stock Options or reserved for issuance pursuant to the Company Plan, (viii) 2,334 shares of Preferred Stock were issued or outstanding, and no shares of Preferred Stock were subject to outstanding Company Stock Options, or reserved for issuance under the Company Plan or any rights plan or other plan or commitment, and (ix) 15,580 shares of Class A Common Stock were reserved for issuance upon the retirement of the Company’s directors or their other cessation of service as directors. Except as set forth above, at the close of business on March 22, 2006, no shares of Company Capital Stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Immediately prior to the Effective Time, Company Stock Options to purchase not more than 518,820 shares of Class A Common Stock will be exercisable, including any Company Stock Options exercisable as a result of the Merger, at an exercise price equal to or less than $1.875 per share of Class A Common Stock (the “Exercisable Company Stock Options”). There are no outstanding stock appreciation rights linked to the price of Company Capital Stock and granted under the Company Plan or any other stock based plan. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and except as set forth in the Part 3.03 of the Company Disclosure Letter, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the GBCC, the Company Charter, the Company Bylaws or any contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above or in Part 3.03 of the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. Except as provided in Part 3.03 of the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary. Part 3.03 of the Company Disclosure Letter sets forth a true and complete list of the outstanding (i) Company Stock Options, and the Exercisable Company Stock Options, together with the number of shares of Class A Common Stock subject thereto, the grant and expiration dates, the terms of vesting, the exercise price, and the name of the holder thereof, and (ii) Company Warrants, together with the number of shares of the Class A Common Stock subject thereto, the grant and expiration dates, the terms of vesting, and the purchase price of such shares and the name of the holder thereof. Since March 22, 2006, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Company Stock Options or Company Warrants referred to above in this Section 3.03.
      Section 3.04.     Authority; Execution and Delivery; Enforceability.
      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Shareholder Approval (as defined in Section 3.04(c)) with respect to the Merger, to consummate the Merger and other Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and other Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Company Shareholder Approval with respect to the Merger), enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
      (b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, and with a recommendation of the Special Committee, unanimously adopted resolutions (i) approving this Agreement, the Merger, the Voting Agreements, the Contribution Agreement, and the other Transactions, (ii) determining that the terms of the Merger are fair, from a financial point of view, to the Company and its shareholders and that the Merger is advisable, and (iii) recommending that the Company’s shareholders approve this Agreement and the Merger. No further corporate action is required by the Company Board, pursuant to the GBCC or otherwise, for the Company to approve this Agreement or the Transactions.
      (c) The only vote of holders of any class or series of Company Capital Stock necessary under the GBCC or otherwise to approve and adopt this Agreement and the Merger is (i) the approval of this Agreement by the holders of a majority of the votes of the issued and outstanding Company Common Stock and (ii) the approval of this Agreement by the holders of a majority of the votes of the issued and outstanding Company Common Stock owned of record and beneficially by persons not party to the Contribution Agreement (the “Company Shareholder Approval”).
      Section 3.05.     No Conflicts; Consents.
      (a) Except as set forth in Part 3.05 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Subsidiary, (ii) any resolution adopted by the Company Board or the Company’s shareholders or the board of directors or shareholders of any Subsidiary, (iii) any Material Contract (as defined in Section 3.12), or (iv) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, writ, injunction or decree, domestic or foreign (“Judgment”), or any Law applicable to the Company or any Subsidiary or their respective properties or assets.
      (b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and other Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) a proxy or information statement relating to the approval of this Agreement by the Company’s shareholders (the “Proxy Statement”) and (B) such other Schedules or reports under Section 13, under the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) such other filings as may be required in connection with this Agreement, the Merger and the other Transactions under the Exchange Act or the Securities Act of 1933 (the “1933 Act”), (iv) any filings required under state securities or “blue sky” laws, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (vi) such filings as may be required in connection with the taxes described in Section 6.09 and (vii) such other items that, where the failure to obtain such Consents, individually or in the aggregate, would not have and would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.06.     SEC Reports; Financial Statements; Undisclosed Liabilities.
      (a) SEC Reports. The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2003. Part 3.06(a) of the Company Disclosure Letter lists, and the Company has, except to the extent available in full without redaction on the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, delivered or made available to Parent copies in the form filed with the SEC of, all of the following: (i) the Company’s Annual Reports on Form 10-K for the Company’s fiscal years ended December 31, 2002, 2003 and 2004, and any amendments thereto, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above and any amendments thereto, (iii) all proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and any amendments thereto, (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above, and any amendments thereto (the forms, reports, registration statements, other documents and amendments referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, collectively, referred to as the “Company SEC Reports” and, to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, are, collectively, referred to as the “Filed Company SEC Reports”), (vi) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange

Act, or (z) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”), and (vii) all comment letters received by the Company from the Staff of the SEC since January 1, 2002, and all responses to such comment letters by or on behalf of the Company. The Company SEC Reports, as amended, (x) as of their respective SEC filing dates, complied in all material respects with the applicable requirements of the Securities Act, Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. No Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC (regardless of whether public or confidential).
      (b) Financial Statements. The consolidated financial statements and notes contained or incorporated by reference in the Company SEC Reports, as amended, fairly present, in accordance with GAAP, the consolidated financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements; all of such statements and notes have been prepared in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in the most recent Annual Report on Form 10-K included in the Filed Company SEC Reports (the consolidated balance sheet included in such Annual Report is the “Balance Sheet”)); the financial statements referred to in this Section 3.06(b) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any person other than the Company and the Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Part 3.06(b) of the Company Disclosure Letter contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. Part 3.06(b) of the Company Disclosure Letter lists, and the Company has delivered or made available to Parent copies of, the documents creating or governing all of the off-balance sheet arrangements of the Company and its Subsidiaries. The corporate records and minute books of the Company and the Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of the Company and the Subsidiaries used in preparation of the Company’s consolidated financial statements: (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and reflect the transactions of the Company and its Subsidiaries in all material respects and (z) reflect the basis for the Company’s consolidated financial statements in all material respects.
      (c) Undisclosed Liabilities. Except as disclosed on Part 3.06(c) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the Balance Sheet (including the notes thereto) or (ii) incurred after the date of the Balance Sheet in the ordinary course of business consistent with the Company’s past practice.

      (d) Sarbanes-Oxley Act. Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to it that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the knowledge of the Company, the Company has not received any complaints since December 31, 2004 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. Except as disclosed in Part 3.06(d) of the Company Disclosure Letter, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
      Section 3.07.     Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or in Part 3.07 of the Company Disclosure Letter, from the date of the Balance Sheet to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(c) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(d) (A) any granting by the Company or any Subsidiary to any current or former director, officer or employee of the Company or any Subsidiary of any increase in compensation, except with respect to employees (other than directors, officers or key employees), in the ordinary course of business consistent with past practice, (B) any granting by the Company or any Subsidiary to any such director, officer, or employee of any increase in severance or termination pay, or (C) any entry by the Company or any Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer, or employee, except for such agreements or amendments with employees (other than directors, officers, or key employees) that are entered into in the ordinary course of business consistent with prior practice;

(e) any termination of employment or departure of any officer or other key employee of the Company or any Subsidiary;

(f) any change in accounting methods, principles or practices by the Company or any Subsidiary materially affecting the consolidated assets, liabilities, or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(g) any material elections with respect to Taxes (as defined in Section 3.08) by the Company or any Subsidiary or settlement or compromise by the Company or any Subsidiary of any material Tax liability or refund;

(h) any amendment to the Company Charter, Company Bylaws, or other organizational document of the Company, or the comparable documents of any Subsidiary, or any merger,

consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company or any Subsidiary;

(i) any creation of a Subsidiary of the Company or any Subsidiary or acquisition by the Company any Subsidiary or of any equity interest or other interest in any other entity; or

(j) except in the ordinary course of business and consistent with past practice, any action by the Company or any Subsidiary to (i) enter into or cause any of the assets owned or used by it to become bound by any Material Contract, or (ii) amend or terminate, or waive any material right or remedy under, any Material Contract.

      Section 3.08.     Taxes.
      Except as set forth in Part 3.08 of the Company Disclosure Letter:

(a) Tax Returns and Payments. Each of the Company and each Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. The Company and each Subsidiary has complied with all material applicable Laws relating to the withholding of Taxes and has, within the times and in the manner prescribed by applicable Law paid over such withheld amounts to the proper Tax authorities.

(b) Reserves. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income). No material deficiency with respect to any Taxes has been proposed, asserted, or assessed against the Company or any Subsidiary by a Tax Authority, and no requests for waivers of the time to assess any such Taxes are pending.

(c) Audits. The Tax Returns of the Company and each Subsidiary consolidated in such Tax Returns have not, since January 1, 2003, been audited or examined by, or settled with, the Internal Revenue Service or other applicable Tax Authority. No written or, to the Company’s knowledge, unwritten, notice of any such audit or examination has been received by the Company or any Subsidiary. All material assessments for Taxes due with respect to completed and settled audits or examinations or any concluded litigation have been fully paid.

(d) Liens. There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Subsidiary. Neither the Company nor any Subsidiary is bound by any agreement with respect to Taxes other than agreements solely between or among the Company and its Subsidiaries.

(e) Tax Claims. No claim has been made in the past five years by any Tax Authority in a jurisdiction within which the Company or any Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

(f) Section 355. Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g) Waiver of Statutes of Limitations. Neither the Company nor any Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to a material amount of Taxes or any material Tax Return.

(h) Availability of Tax Returns. The Company has made available to Parent copies of all material Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, the

Company or any Subsidiary, for all taxable periods ending on or after January 1, 2003, and prior to the Closing Date.

(i) Accounting Methods. Neither the Company nor any Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported based on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting. Neither the Company nor any Subsidiary is required to include in income any material amount in any taxable period ending after the Closing Date pursuant to an adjustment required under Code Section 481 by reason of a voluntary change in accounting method initiated by the Company or such Subsidiaries, and the Internal Revenue Service has not proposed any such change in accounting method.

(j) Section 338 Election. No election under Section 338 has been made by or with respect to the Company or any Subsidiary or any of their respective assets or properties within the last three taxable years.

(k) Certain Nondeductible Amounts. Neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any amount that would not be deductible by the Company or any Subsidiary by reason of Sections 162(m) or 280G of the Code.

(l) USRHC. The Company is not a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code and was not a USRPHC on any “determination date” (as defined in Section 1.897-2(c) of the Treasury Regulations under the Code) that occurred in the five-year period preceding the Closing.

(m) Neither the Company nor any Subsidiary has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations under the Code.

(n) For purposes of this Agreement:

      “Tax Authority” means any federal, state, or local government or other Governmental Entity, agency, authority, or other body responsible for the imposition, administration, or collection of any Tax.
      “Taxes” includes all forms of taxation imposed by any Tax Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.
      “Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
      Section 3.09.     ERISA Compliance.
      (a) Part 3.09(a) of the Company Disclosure Letter contains a list and brief description of (i) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Company Pension Plans”), (ii) all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and (iii) all other Benefit Plans (as hereafter defined) maintained, or contributed to, by the Company or any Subsidiary for the benefit of any current or former employees, officers, or directors of the Company or any Subsidiary or to which the Company or any Subsidiary has any obligation or liability, contingent or actual (each a “Company Benefit Plan”). The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the two most recent Forms 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) the two most recent actuarial valuation reports for each Company Benefit Plan, if any, (v) the most recent IRS determination letter for each Company Pension Plan and (vi) each trust agreement and group annuity contract relating to any Company Benefit Plan, if any. Neither the Company nor any Subsidiary maintains or participates in, and none has at any time maintained or participated in (i) a “multiemployer pension plan” as defined in Section 3(37) of ERISA, (ii) except as disclosed in Part 3.09(a) of the Company Disclosure Letter, a plan or arrangement that provides post-employment welfare benefits or coverage except as required under Part 6 of Subtitle B of Title I of ERISA and at the expense of the participant or participant’s beneficiary or (iii) a plan with a welfare benefit fund as defined in Section 419 of the Code.
      (b) All Company Benefit Plans are in compliance in all material respects with applicable Law (including, where applicable, the Code and ERISA) and, except as disclosed in Part 3.09(a) of the Company Disclosure Letter, all amendments and actions required to bring the Company Benefit Plans into compliance in all material respects with applicable Laws (including Section 409A of the Code) have been made or taken. All Company Pension Plans which are intended to be tax-qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and their related trusts are exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened. Except as disclosed in Part 3.09(b) of the Company Disclosure Letter, no such Company Pension Plan has been amended since the date of its most recent determination letter or application therefor in any respect and nothing has occurred with respect to the operation of each such plan that would adversely affect its qualification, nor has any such Company Pension Plan been amended since December 31, 2004 in any respect that would materially increase its costs.
      (c) No Company Pension Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any Subsidiary has any actual or contingent liability under any defined benefit plan (including any multiemployer plan) which it (or any ERISA Affiliate) previously maintained or contributed to (or was obligated to maintain or contribute to). None of the Company, any Subsidiary, any officer of the Company or any Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, or any trusts created thereunder, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Subsidiary or any officer of the Company or any Subsidiary to any material Tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(l) of ERISA.
      (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and the Health Insurance Portability and Accountability Act of 1996 as amended, and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and its Subsidiaries on or at any time after the Effective Time, except with respect to contributions, premiums, or benefit claims (actual or contingent) with respect to the period from the Effective Time to such termination.
      (e) There are no pending actions, claims or lawsuits arising from or relating to the Company Benefit Plans (other than routine benefit claims), nor does the Company or any Subsidiary have any knowledge of facts that could form the basis for any such claim or lawsuit.

      (f) Except as disclosed in Part 3.09(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (i) result in any payment becoming due to any current or former employee, officer or director of the Company or any Subsidiary, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan or (iv) require any contributions or payments to fund any obligations under any Company Benefit Plan.
      (g) Any individual who performs services for the Company or any Subsidiary and who is not treated as an employee of the Company or any Subsidiary for federal income tax purposes by the Company or any Subsidiary is not an employee for such purposes.
      As used in this Agreement, “Benefit Plan” means any Company Pension Plan, employee welfare benefit plan, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, agreement or arrangement providing compensation or benefits to any current or former employee, officer or director of the Company or any Subsidiary.
      “ERISA” means the Employee Retirement Security Income Act of 1974, as amended.
      “ERISA Affiliate” means any entity treated as a single employer with, or under common control with the Company or any Subsidiary within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
      Section 3.10.     Litigation. Except as disclosed in Part 3.10 of the Company Disclosure Letter, there is no material suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and, as of the date of this Agreement, the Company is not aware of any basis for any such suit, action or proceeding), nor is there any material Judgment outstanding against the Company or any Subsidiary. Except as disclosed in Part 3.10 of the Company Disclosure Letter, the Company is not subject to any settlement agreements or stipulations.
      Section 3.11.     Compliance with Applicable Laws; Permits.
      (a) Except as disclosed in Part 3.11(a) of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2002, have been, in compliance in all material respects with all applicable Laws. Except as set forth in Part 3.11(a) of the Company Disclosure Letter, to the knowledge of the Company, neither the Company nor any Subsidiary has received any written communication since January 1, 2002 from a Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any applicable Law or is required to take any material remedial action. This Section 3.11(a) does not relate to matters with respect to Taxes or Environmental Laws, which are the subject of Section 3.08 and 3.14, respectively.
      (b) Except as disclosed in Part 3.11(b) of the Company Disclosure Letter, the Company and each of the Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities, or required by Governmental Entities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”). The Company and the Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2003, neither the Company nor any of the Subsidiaries has received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit.
      Section 3.12.     Contracts.
      (a) Set forth in Part 3.12 of the Company Disclosure Letter is a list of (i) each contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party: (A) contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or affiliates to compete in any geographic area or line of business or restrict the persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (B) partnership or joint venture agreement, (C) contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2002, (D) contract with any (x) Governmental Entity or (y) director or officer of the Company or any of the Subsidiaries or any Affiliate of the Company, (E) loan or credit agreement, mortgage, indenture, note or other contract or instrument evidencing indebtedness for borrowed money by the Company or any of the Subsidiaries or any contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of the Subsidiaries, (F) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (I) customer, client or supply contract that involved consideration in fiscal year 2004 or 2005 in excess of $500,000 or that is reasonably likely to involve consideration in fiscal year 2006 in excess of $500,000, (J) contract that involves consideration (whether or not measured in cash) of greater than $500,000, (K) collective bargaining agreement, (L) “standstill” or similar agreement, (M) contract obligating the Company or any of the Subsidiaries to provide or obtain products or services for a period of one year or more or requiring the Company or any of the Subsidiaries to purchase or sell a stated portion of its requirements or outputs, (N) to the extent material to the business or financial condition of the Company and the Subsidiaries, taken as a whole, (1) lease or rental contract, (2) product design or development contract, (3) consulting contract, (4) indemnification contract or contracts containing provisions whereby the Company or any of its Subsidiaries provides infringement indemnification, (5) license or royalty contract or any other contract relating to any Intellectual Property Rights, (6) merchandising, sales representative or distribution contract or (7) contract granting a right of first refusal or first negotiation, and (O) commitment or agreement to enter into any of the foregoing (the contracts and other documents required to be listed on Part 3.12 of the Company Disclosure Letter, together with any and all other contracts of such type entered into in accordance with Section 5.01, each a “Material Contract”). The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.
      Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and the Subsidiaries party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as separately identified in Part 3.12 of the Company Disclosure Letter, no approval, consent or waiver of any person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of the Subsidiaries is in default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and the Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, are not and could not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. To the knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, are not and could not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. Neither the Company nor any of the Subsidiaries has received any notice of termination or cancellation under any Material Contract.
      Section 3.13.     Intellectual Property.
      (a) Except as disclosed in Part 3.13(a) of the Company Disclosure Letter, the Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to all of the Patents, Marks, and Copyrights included in the Intellectual Property Rights and listed in Part 3.13(c) of the Company

Disclosure Letter, free and clear of all Liens or obligations to others (except for the licenses granted under the contracts listed in Part 3.12 of the Company Disclosure Letter). Except as disclosed in Part 3.13(a) of the Company Disclosure Letter, the Company or a Subsidiary is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property Rights used, sold, licensed or otherwise exploited by the Company or the Subsidiaries in their businesses as currently conducted, free and clear of all Liens.
      (b) Except as disclosed in Part 3.13(b) of the Company Disclosure Letter, the consummation of the Transactions will not breach, alter or impair the Company’s or any of its Subsidiaries’ right to own or use any Intellectual Property Rights.
      (c) Part 3.13(c) of the Company Disclosure Letter lists all registered Intellectual Property Rights and all applications for the registration of Intellectual Property Rights of the Company and its Subsidiaries. Part 3.13(c) of the Company Disclosure Letter lists the record owner of each such item of Intellectual Property Rights and the jurisdictions in which each such item of Intellectual Property Rights has been issued or registered or in which each application for issuance or registration of such item of Intellectual Property Rights has been filed.
      (d) Except as set forth in Part 3.13(d) of the Company Disclosure Letter, no claims are pending or, to the knowledge of the Company, threatened that (i) the Company or any Subsidiary is infringing, misappropriating, committing an unauthorized use or violation of, or otherwise adversely affecting the rights of any person or entity with regard to any Intellectual Property Right or (ii) assert that any Intellectual Property Rights owned by the Company or any Subsidiary (the “Owned Intellectual Property Rights”) are invalid or unenforceable. Neither the Company nor any Subsidiary has received written notice (including by electronic mail) of any such threatened claim. All of the Company’s and the Subsidiaries’ rights in and to the Owned Intellectual Property Rights are valid and enforceable. To the knowledge of the Company, except as set forth in Part 3.13(d) of the Company Disclosure Letter, no person or entity is infringing the rights of the Company or any Subsidiary with respect to, violating, misusing or misappropriating any Owned Intellectual Property Rights, and no such claims have been made against any person or entity by the Company or any Subsidiary.
      (e) The Intellectual Property Rights owned, used, practiced, licensed or otherwise exploited by the Company or any of the Subsidiaries, the development, manufacture, reproduction, use, license, marketing, importation, exportation, offer for sale or sale of the products or services of the Company or the Subsidiaries in connection with their businesses as currently conducted, and the current business practices and methods of the Company or any of its Subsidiaries do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Rights of any person or entity.
      (f) The Intellectual Property Rights owned by or licensed to the Company includes all of the intellectual property rights used by, and necessary to enable, the Company and the Subsidiaries to conduct their businesses in the manner in which such businesses are currently being conducted.
      (g) The Company and the Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all Trade Secrets of the Company and the Subsidiaries and any other confidential information, which measures are reasonable in the industry in which the Company and the Subsidiaries operate.
      (h) Part 3.13(h) sets forth a complete and accurate list of (i) all software that is owned exclusively by the Company or any Subsidiary and (ii) all software that is used by the Company or any Subsidiary that is not exclusively owned by the Company or any Subsidiary, excluding software licensed under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.
      (i) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any right or license with respect to any Intellectual Property Rights to any person or entity pursuant to any contract to which the Company or any of the Subsidiaries is a party or by which any assets or properties of the Company or any of the Subsidiaries is bound.

      (j) For the purposes of this Agreement:

“Intellectual Property Rights” means all intellectual property rights owned or used by the Company and the Subsidiaries, and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, extensions, reexaminations, renewals, substitutions and reissues, and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, corporate names, trade names, service names, brand names, trade dress, logos and Internet domain names, together with the goodwill associated with any of the foregoing (collectively, “Marks”), (iii) copyrights, works of authorship and moral rights (collectively, “Copyrights”), (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, manufacturing and production processes and techniques, data, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and the Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”), (v) computer programs and software (including source code, object code and all related documentation), designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, data, databases, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and website content, and (vi) registrations and applications for registration of any and all of the foregoing in subclauses (i) through (v).
      Section 3.14.     Environmental Matters.
      Except as disclosed in Part 3.14 of the Company Disclosure Letter:

(a) the Company and its Subsidiaries are and since January 1, 2002, have been in compliance with Environmental Laws in connection with the ownership, use, maintenance and operation of its owned, operated or leased real property which compliance includes obtaining, maintaining and complying with Permits required pursuant to Environmental Laws, except for non-compliance that would not reasonably be expected to result in the Company and its Subsidiaries incurring material liabilities;

(b) neither the Company nor its Subsidiaries have received written notices, claims, or allegations of any violation or alleged violation or liability or potential liability under any Environmental Law, which are pending or have not otherwise been resolved with no prospective or continuing obligations;

(c) there are no administrative, civil or criminal Judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or, to the Company’s knowledge, investigations pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to compliance with or liability under any Environmental Law other than those which would not reasonably be expected to result in the Company or its Subsidiaries incurring liabilities under Environmental Laws in excess of $10,000 individually or $50,000 in the aggregate. Without limiting the preceding sentence, the Company is not aware of any claim, notice, demand or other written communication alleging that the Company or any Subsidiary is or could be liable for personal injuries or bodily damages as a result of exposure to Hazardous Materials not covered by worker’s compensation or similar insurance;

(d) to the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions of the Company or Subsidiaries or any predecessor companies, which individually or in the aggregate, could reasonably be expected to (i) materially and adversely interfere with or prevent continued material compliance with Environmental Law or (ii) require material capital expenditures under Environmental Law.

(e) neither the Company nor any Subsidiary is undertaking or is under any obligation to conduct any investigation, remediation or other action as a result of a Release of Hazardous Materials in violation of Environmental Laws nor, to the knowledge of the Company, are there any conditions which, with the passage of time, would reasonably be expected to give rise to an obligation of the Company or its Subsidiaries to conduct any investigation, remediation or other action as a result of a Release of Hazardous Materials in violation of Environmental Laws, which investigation, remediation or action would reasonably be expected to result in the Company or its Subsidiaries incurring material liability under Environmental Laws;

(f) to the knowledge of the Company, neither the Company nor the Subsidiary has arranged for the disposal or off-site treatment of hazardous wastes at facilities that are subject to on-going investigation or remediation and the Company has not received any notice of potential liability associated with such off-site disposal or treatment.

(g) The Company has made available to Buyer copies of all material environmental, health and safety assessments, audits, investigations, or other such reports relating to the Company or any Subsidiary or any current or formerly owned or leased property of the Company or any Subsidiary or otherwise relating to any matter disclosed on Part 3.14 of the Company’s Disclosure Letter that are in the possession, custody or control of the Company or any Subsidiary and were prepared since January 1, 2000.
      “Environmental Law” means any and all federal, state and local environmental statutes, laws, ordinances, codes, rules, regulations, rule of common law or other legal requirement in effect as of the applicable time regulating, relating to or imposing liability or standards concerning or in connection with the protection of the environment, natural resources, or human health and safety as it relates to exposure to Hazardous Materials, or the use and disposal of Hazardous Materials or pollution including (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec. 9601 et seq.); (ii) the Clean Water Act (33 U.S.C. 1251 et seq.); (iii) the Resource Conservation and Recovery Act (42 U.S.C. sec. 6901, et seq.); (iv) the Clean Air Act (42 U.S.C. sec. 7401, et seq.); and (v) any similar state or local laws.
      “Hazardous Material” means any substance, material or waste which is regulated under any Environmental Law as hazardous, toxic, pollutant, contaminant or words of similar meaning, including, without limitation, petroleum and its by-products, asbestos or polychlorinated biphenyls.
      Section 3.15.     Insurance. Part 3.15 of the Company Disclosure Letter sets forth a list of each material insurance policy maintained by the Company and its Subsidiaries. All such policies are in full force and effect, all premiums due thereon have been paid, and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies and, except as set forth in Part 3.15 of the Company Disclosure Letter, will remain in full force and effect after consummation of the Transactions. The Company and its Subsidiaries have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company and its Subsidiaries under or in connection with any of their extant insurance policies. Except as disclosed in Part 3.15 of the Company Disclosure Letter, the Company and its Subsidiaries have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company and its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required. The Company’s directors’ and officers’ liability insurance policy set forth in Part 3.15 of the Company Disclosure Letter is in force on the terms set forth on the declarations page attached to Part 3.15 of the Company Disclosure Letter, except that the coverage limit under such policy has increased from $5,000,000 to $7,000,000. To the Company’s knowledge, there are no pending, threatened, or other known claims related to purchases, sales or other transfers of the Company’s shares of capital stock, including as a result of the Merger and as contemplated by the Contribution

Agreement, as to which the provider of such directors’ and officers’ liability insurance policy has denied coverage or has indicated that coverage would or may be denied.
      Section 3.16.     Labor Matters. Neither the Company nor any Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or a labor organization; nor is any application for certification with respect to a union-organizing campaign outstanding; nor has any request for recognition by a labor union or labor organization been made to Company or any Subsidiary. Neither the Company nor any Subsidiary is the subject of any legal proceeding asserting that the Company or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, and there is no strike, work stoppage or other labor dispute involving any of the Company or any Subsidiary pending or, to the Company’s knowledge, threatened. Except as set forth in Part 3.16 of the Company Disclosure Letter, no complaint, charge or legal proceeding by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or representative of its employees is pending or, to the Company’s knowledge, threatened against any of the Company or any Subsidiary. Except as set forth in Part 3.16 of the Company Disclosure Letter, no grievance is pending or, to the Company’s knowledge, threatened against any of the Company or any Subsidiary, and neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.
      Section 3.17.     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders, at the time of the Company Shareholders Meeting (as defined in Section 6.01), and at the time filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.
      Section 3.18.     Brokers. No broker, investment banker, financial advisor or other person, other than Edgeview Partners, LLC (“Edgeview”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Edgeview, which letter describes all fees payable to Edgeview in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Edgeview.
      Section 3.19.     Opinion of Financial Advisor. The Special Committee commissioned and the Company has received the opinion of Houlihan, Lokey, Howard & Zukin (“Houlihan”) as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock (other than the parties to the Contribution Agreement) is fair to such holders from a financial point of view (the “Fairness Opinion”), and a correct and complete copy of the signed Fairness Opinion has been provided to Parent. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Houlihan, which letter describes all fees payable to Houlihan in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Houlihan. The Company has been authorized by Houlihan to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.
      Section 3.20.     Customers and Suppliers. Part 3.20 of the Company Disclosure Letter sets forth a list of the ten largest customers and the ten largest suppliers of the Company and the Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended

December 31, 2002, 2003 and 2004, 2005, and the current fiscal year to date, showing the approximate total sales by the Company and the Subsidiaries to each such customer and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during such period. Except as set forth in Part 3.20 of the Company Disclosure Letter, since the date of the Balance Sheet, (i) no customer or supplier listed on such schedule for the fiscal year ended December 31, 2005 or for the current fiscal year to date has terminated its relationship with the Company or the Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or the Subsidiaries and (ii) to the Company’s knowledge, no customer or supplier listed on such schedule for the fiscal year ended December 31, 2005 or for the current fiscal year to date has notified the Company or any of the Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or the Subsidiaries.
      Section 3.21.     Title to Properties.
      (a) Part 3.21(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any of the Subsidiaries (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.
      (b) Part 3.21(b) of the Company Disclosure Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of the Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent.
      (c) The Company or one of the Subsidiaries has good and valid title to all Owned Real Property, free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Company SEC Reports, including the mortgages and security interests set forth in Part 3.21(c) of the Company Disclosure Letter and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted.
      (d) The Company or one of the Subsidiaries is the lessee or sublessee of all Leased Real Property. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases.
      Section 3.22.     Product Warranty; Product Liability.
      (a) Except as disclosed in Part 3.22(a) of the Company Disclosure Letter, each product manufactured, sold or delivered by the Company or any of the Subsidiaries in conducting its business has been in conformity in all material respects with all product specifications, all express and implied warranties and all applicable Laws. To the knowledge of the Company, the Company has no liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the most recent financial statement filed with the Company SEC Reports. The Company has delivered to Parent true and correct copies of each of its warranty policies.
      (b) Except as disclosed in Part 3.22(b) of the Company Disclosure Letter, the Company has no material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company. Except as disclosed in Part 3.22(b) of the Company Disclosure Letter, the Company has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of the Company.
      Section 3.23.     Indebtedness. Part 3.23 of the Company Disclosure Letter sets forth all outstanding Indebtedness as of the date of this Agreement, including all principal and accrued interest on such Indebtedness. Except as disclosed in Part 3.23 of the Company Disclosure Letter, all outstanding Indebtedness may repaid by the Company without penalty or premium.
      Section 3.24.     Takeover Statutes, Etc. No “fair price”, “moratorium”, “control share acquisition,” “business combinations with interested shareholders” or other antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger, the Contribution Agreement, the Voting Agreements or the other Transactions, including Parts 2 and 3 of Article 11 of the GBCC. The bylaws of the Company do not provide and have not ever provided that the requirements of Parts 2 and 3 of Article 11 of the GBCC are applicable to the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
      Except as disclosed in the disclosure letter (with the Section or subsection of this Agreement to which the information stated in such disclosure relates being readily apparent on its face) delivered by the Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Sub, jointly and severally, represent and warrant to the Company as follows:
      Section 4.01.     Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals in each case whether domestic or foreign necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have an adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or an adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions (a “Parent Material Adverse Effect”).
      Section 4.02.     Sub.
      (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Transactions.
      (b) The authorized capital stock of Sub consists of 1000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.
      Section 4.03.     Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger and other Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole shareholder of Sub, has approved this Agreement and the Merger. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      Section 4.04.     No Conflicts; Consents.
      (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its subsidiaries, (ii) any contract, lease, license, indenture, note, bond, agreement or other instrument (each, a “Contract”) to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
      (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and other Transactions, other than (i) compliance with and filings, if required, under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, (iv) such filings as may be required in connection with the taxes described in Section 6.09 and (vi) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
      Section 4.05.     Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders, at the time of the Company Shareholders Meeting, and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
      Section 4.06.     Brokers. Except as set forth in Part 4.06 of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.
      Section 4.07.     Financing. Attached as Exhibit A is a true and correct copy of a commitment letter from National City Bank to provide $62,000,000 senior debt financing to Parent and Sub and attached as Exhibit B is a true and correct copy of a commitment letter from Massachusetts Mutual Life Insurance Company to provide $22,375,000 in aggregate subordinated debt financing to Parent and Sub (collectively, the “Debt Commitment Letters”). Parent has previously provided to the Company a copy of that certain Equity Commitment Letter, dated as of the date hereof, by and between Parent and Brazos Private Equity Partners, LLC (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”). Upon satisfaction of the terms and conditions set forth in the Commitment Letters, Parent and Sub will have cash funds sufficient to pay all cash payments for shares of Company Common Stock, Company Stock Options, Company Warrants and Directors’ Shares in the Merger. The Commitment Letters have not been amended or modified or withdrawn or rescinded and are in full force and effect. Parent agrees that it will provide the Company with prompt written notice (“Financing Notice”) in the event Parent determines that it will be unable to secure debt financing on terms consistent with the Debt Commitment Letters. As of the date of this Agreement, Parent has no reason to believe that the debt financing contemplated by the Debt Commitment Letters will not be consummated on a timely basis for the transactions contemplated by this Agreement. Parent represents and warrants that the terms of the debt financing set forth in the Debt Commitment Letters are terms acceptable to Parent.

Parent shall use commercially reasonable efforts to proceed with the debt financing on the terms described in the Debt Commitment Letters and to satisfy the conditions to the debt financing contemplated hereby.
      Section 4.08.     Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Sub (and, as of the date of this Agreement, Parent is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
      Section 4.09.     Management Transactions. Except as set forth in Part 4.09 of the Parent Disclosure Letter, as of the date hereof, neither Parent nor any of its Affiliates have entered into any agreement, arrangement, or understanding (whether written or oral) with any executive officer, director or stockholder of the Company including any employment, consulting, advisory or purchase and sale agreement or any other similar type of agreement.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 5.01.     Conduct of Business.
      (a) Conduct of Business by the Company. Except for matters set forth in the Part 5.01 of the Company Disclosure Letter or expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of the date of termination of this Agreement or the Effective Time, the Company shall, and shall cause each Subsidiary to, conduct the business of the Company and the Subsidiaries taken as a whole in compliance in all material respects with all applicable Laws and in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. From the date of this Agreement until the earliest to occur of the date of termination of this Agreement or the Effective Time, without the written consent of Parent, the Company and its Subsidiaries shall keep in force all insurance policies in force on the date of this Agreement, and the Company shall promptly notify Parent of (i) any notice from any person alleging that the Consent of such individual or entity is required in connection with the Merger and other Transactions, and (ii) any legal proceeding commenced or threatened in writing against or otherwise involving or affecting the Company or any of its Subsidiaries. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Part 5.01 of the Company Disclosure Letter, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement or the Effective Time, the Company shall not, and shall not permit any Subsidiary to, do any of the following without the prior written consent of Parent:

(i) (A) declare, accrue, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) except for shares of Preferred Stock redeemed pursuant to that certain Stock Redemption Agreement, dated as of December 23, 2003, by and between the Company and WI Products, Inc. (the “Redemption Agreement”), purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) except for shares of Class A Common Stock issued upon the exercise of Company Stock Options or Company Warrants, issue, deliver, sell, grant, pledge or otherwise encumber (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its certificate of incorporation, by-laws, or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(v) (A) grant to any current or former director, officer or employee of the Company or any Subsidiary any increase in compensation except, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with prior practice, (B) grant to any current or former employee, officer, or director of the Company or any Company Subsidiary any increase in severance or termination pay, (C) enter into any employment, consulting, indemnification, severance, or termination agreement with any such employee, officer, or director, (D) establish, adopt, contribute to or enter into or materially amend any collective bargaining agreement or Company Benefit Plan, or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any Company Benefit Plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities, or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license, or otherwise dispose of or subject to any Lien any material properties or assets, except sales of obsolete assets in the ordinary course of business consistent with past practice;

(viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers, or employees of the Company or any Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances, or capital contributions to, or investments in, any person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix) make or agree to make any unbudgeted capital expenditure or expenditures that are in excess of $50,000 individually or $250,000 in the aggregate;

(x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xi) (A) pay, discharge, or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 individually or $250,000 in the aggregate, other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice, (B) cancel any indebtedness or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, or similar agreement to which the Company or any Subsidiary is a party;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(xiii) settle or compromise any litigation, proceeding or investigation material to the Company and the Subsidiaries, taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 6.10);

(xiv) renew, extend, amend, modify, waive any material provision of, or terminate (A) any lease or similar commitment, in each case providing for payments in excess of $100,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty), or (B) any other Material Contract, or enter into any new contract or agreement that would have been required to be set forth on Part 3.12 of the Company Disclosure Letter had such contract or agreement been in effect as of the date hereof, or

(xv) authorize, or commit or agree to take, any of the foregoing actions.

      (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied; provided, however, that the obligations set forth in this Section 5.01(b) shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02(b).
      Section 5.02.     No Solicitation.
      (a) The Company shall not, nor shall it authorize or permit any Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant, or other advisor or representative (collectively, “Representatives”) of, the Company or any Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal, or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to the approval of this agreement by the Company’s shareholders at the Company Shareholder Meeting, the Company may, to the extent necessary to act in a manner consistent with the fiduciary obligations of the Company Board as determined by it (or the Special Committee) in good faith after consultation with, and advice from, outside counsel, in response to a Company Takeover Proposal that the Company Board (or the Special Committee) determines, in good faith after consultation with outside counsel and its independent financial advisor, is reasonably likely to lead to a Superior Company Proposal (as defined in Section 5.02(e)), that was not solicited by the Company or any of its Representatives and that did not otherwise result from a breach or (pursuant to the last sentence of this Section 5.02(a)) a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement (provided that the terms of such confidentiality agreement are on terms no less favorable to the Company that those contained in that certain Confidentiality Agreement, dated as of August 11, 2005, by and between the Company and Brazos Private Equity Partners (the “Brazos Confidentiality Agreement”)) and (y) participate in discussions or negotiations with such person and its Representatives regarding such Company Takeover Proposal; provided, (i) that Parent shall be entitled to receive a copy of such confidentiality agreement prior to the Company furnishing any information to such person or its Representatives or participating in any discussions or negotiations with such person or its Representatives, and (ii) in any event, Parent shall be given twenty-four (24) hours prior written notice before the Company furnishes any information to such person or its Representatives or participates in any discussions or negotiations with such person or its Representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.02 by the Company.
      (b) Unless the Company Board (or the Special Committee), after consultation with, and advice from, outside counsel, determines in its good faith judgment that, due to an intervening event which arose after, and was unknown to the Company Board or the Special Committee at the time of its approval of this Agreement and the Merger, it is necessary to do so in order to fulfill its fiduciary obligations under applicable Law, neither the Company Board nor the Special Committee shall (i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or the Special Committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. The Company shall not take the actions set forth in clauses (ii) or (iii) of the preceding sentence unless it has determined that the applicable Company Takeover Proposal constitutes a Company Superior Proposal and has terminated or concurrently terminates this Agreement pursuant to Section 8.01(d)(ii) after following the procedures set forth in Section 8.05(b).
      (c) The Company shall, and shall cause its Representatives to, concurrently with the execution and delivery of this Agreement, to immediately cease any discussions or negotiations with any other person regarding a Company Takeover Proposal and shall seek the return of any confidential information from any person that was considering a Company Takeover Proposal prior to the date of this Agreement. The Company promptly shall advise Parent orally and, within one business day, in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Company Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company by any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.
      (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board (or the Special Committee), after consultation with, and advice from, outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, that in no event shall the Company take any action or resolve to take any action pursuant to this Section 5.02(d) that would otherwise be prohibited by Section 5.02(b).
      (e) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any significant subsidiary of the Company (as defined in SEC Regulation S-X), or (ii) any proposal or offer to acquire in any manner, whether by way of tender offer, exchange offer, acquisition, or otherwise, directly or indirectly, and whether in a single transaction or series of related transactions, over 15% of any class of equity securities or consolidated total assets of the Company, in each case other than pursuant to the Merger and the other Transactions.

“Superior Company Proposal” means any bone fide, written, Company Takeover Proposal obtained other than in breach of this Agreement or any standstill agreement to acquire, directly or indirectly, more than 50% of the outstanding equity securities or all or substantially all of the consolidated total assets of the Company, (i) on terms which the Company Board (or the Special Committee) determines in good faith, after consultation with, and advice from, outside counsel, to be superior from a financial point of view to the holders of Company Common Stock to the Merger and other Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Merger or other Transactions) and (ii) that the Company Board (or the Special Committee) determines in good faith, after consultation with, and advice from, outside counsel, is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI
ADDITIONAL AGREEMENTS
      Section 6.01.     Preparation of Proxy Statement; Shareholders Meeting.
      (a) The Company shall, as soon as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent, and Sub shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and, (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, the Merger, this Agreement or any of the Transactions. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 6.01(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and, to the extent required by applicable Law, distribute to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC.
      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) solely for the purpose of seeking the Company Shareholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board (or the Special Committee), recommend to its shareholders that they give the Company Shareholder Approval (the “Company Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and, subject to Section 5.02(b), the Company Board Recommendation. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by any public proposal, public disclosure, or communication to the Company of any Company Takeover Proposal.

      (c) Parent shall cause all shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.
      Section 6.02.     Regulatory Approvals; Consents.
      (a) Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Transactions and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use all reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other Transactions and (iii) shall use all reasonable efforts to oppose or lift any restraint, injunction, or other legal bar to the Merger and the other Transactions. Each of the Company and Parent shall promptly deliver to the other a copy of each such filing made, each such notice given, and each such consent obtained during the period beginning on the date hereof and ending at the Effective Time (“Pre-Closing Period”).
      (b) Without limiting the generality of Section 6.02(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger and the other Transactions. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any governmental body in connection with antitrust laws or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, (2) keep the other party informed as to the status of any such legal proceeding or threat, and (3) promptly inform the other party of any communication concerning the antitrust laws to or from any Governmental Entity regarding the Merger or the other Transactions. Except as may be prohibited by any governmental body or by any Law, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act or any other antitrust law. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any legal proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust law or fair trade law or any other similar legal proceeding, each of the Company and Parent will permit authorized Representatives of the other to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental body in connection with any such legal proceeding.
      Section 6.03.     Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement, and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this Section 6.03 shall be subject to the Brazos Confidentiality Agreement.
      Section 6.04.     Employee Benefits. If any employee of the Company or any of its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary thereof following the Effective Time (the “Continuing Employees”) begin participating in any employee benefit plan (within the meaning of Section 3(3) of ERISA maintained by Parent or any Subsidiary thereof (the “New Plans”)), each such Continuing Employee shall be credited under any such New Plan with his or her periods of service with the Company or its Subsidiaries before the Closing for purposes of participation, vesting, and benefits levels where length of service is relevant to benefit levels, but not for benefit accrual under any plan or any accrual that would result in any duplication of benefits, in each such case, to the extent such periods of service were credited under a similar Company Benefit Plan.
      Section 6.05.     Notification. The Company shall give prompt written notice to Parent, and Parent or Sub shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
      Section 6.06.     Indemnification.
      (a) From the Effective Date until the sixth anniversary of the Effective Date, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent (a) required by the Company Charter and the Company Bylaws as in effect on the date of this Agreement and (b) not prohibited by applicable Law, each person who was or is or becomes, or is threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of a Covered Party (as defined below) or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, arbitrative or investigative nature (each, an “Indemnification Event”) by reason of the fact that such person is now, or has been at anytime prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Covered Parties”), from (x) any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by a Covered Party (including reasonable attorneys’ fees), and (y) any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards and amounts of any type whatsoever incurred by such Covered Party in connection with or arising from any Indemnification Event arising out of or pertaining to the fact that the Covered Party is or was an officer or director of the Company or any of the Subsidiaries (including the taking of any action or the failure to take any action as a director or officer of the Company or any of the Subsidiaries in connection with the Transactions), whether asserted or claimed prior to, at or after the Effective Date. Each Covered Party will be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of or other participation in any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten business days of receipt by Parent and the Surviving Corporation from the Covered Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
      (b) The organizational documents of the Surviving Corporation shall contain, and from and after the Effective Date Parent shall cause the organizational documents of the Surviving Corporation to so contain, provisions no less favorable to the Covered Parties with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the organizational documents of the Company and its Subsidiaries.
      (c) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its stock, properties or assets to any entity or individual, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.06.
      (d) On or prior to Closing, the Company shall purchase a “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy. From and after the Effective Date until the sixth anniversary of the Effective Time, Parent shall cause the Company (i) to maintain such “tail” policy in full force and effect, (ii) not to amend or otherwise modify such “tail” coverage or take any action that would result in the cancellation, termination, amendment or modification of such “tail” policy and (iii) to continue to honor its obligations under such “tail” coverage; provided, however that in no event shall the Company pay annual aggregate premiums for insurance under this Section 6.06(d) in excess of 200% of the amount of the aggregate premiums paid by the Company in 2005 for such purposes.
      Section 6.07.     Fees and Expenses. All fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
      Section 6.08.     Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation and the obtaining of the prior written consent of the other party, such consent not to be unreasonably withheld, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
      Section 6.09.     Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the party upon whom the primary burden for payment is placed by the applicable Law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes and shall use commercially reasonable efforts to avail itself of any available exemptions from such Transfer Taxes, and shall cooperate in providing any information and documentation that may be necessary to obtain such exemptions.
      Section 6.10.     Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to, or brought in connection with, the Merger or the other Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.
      Section 6.11.     Cooperation with Financing. In order to assist with obtaining the financing contemplated by the Debt Commitment Letters, the Company shall, and the Company shall cause the Subsidiaries to, provide such assistance and cooperation as Parent and its affiliates may reasonably request, including (i) making senior management of the Company and the Subsidiaries reasonably available for meetings with the lenders identified in the Debt Commitment Letters or their representatives and (ii) providing to the lenders identified in the Debt Commitment Letters or their representatives all documentation and information that such persons shall reasonably request.
      Section 6.12.     Payoff Letters. Two business days prior to Closing, the Company shall deliver to Parent payoff letters from the holders of all outstanding Indebtedness, setting forth the amount of Indebtedness owed to such holder as of the Closing Date and providing that, upon receipt of the amount set forth therein, that such Indebtedness shall be paid in full and discharged.
      Section 6.13.     Rule 16b-3. Parent, Sub and the Company shall take all commercially reasonable actions as may be required to cause the transactions contemplated by Article II and any other dispositions of equity securities of the Company or acquisitions of equity securities of Parent by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      Section 6.14.     Amendment of Employment Agreements. The Company agrees that it shall not amend or terminate any of the Employment Agreements listed in Part 4.09 of the Parent Disclosure Letter without the prior written consent of Parent.
ARTICLE VII
CONDITIONS PRECEDENT
      Section 7.01.     Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval in accordance with applicable Law and the Company Charter and Company Bylaws.

(b) Governmental Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated early or shall have expired. Any consents, approvals and filings under any other antitrust Law the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

(c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the other Transactions shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.
      Section 7.02.     Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have a Company Material Adverse Effect (other than the representations and warranties contained in (i) Section 3.01 (Organization, Standing and Power), (ii) Section 3.02 (Subsidiaries, Equity Interests), (iii) Section 3.03 (Capitalization), (iii) Section 3.18 (Brokers) and Section 3.24 (State Takeover Statutes), which representations and warranties shall be true and correct in all respects), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) Required Consents. The Consents set forth in Part 3.05 of the Company Disclosure Letter shall have been obtained;

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Financing. Parent or Sub shall have received the financing contemplated by the Debt Commitment Letters.

(f) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a “United States real property holding corporation” (within the meaning of Section 897(c) of the Code) in a form reasonably satisfactory to Parent.

(g) Appraisal Rights. Appraisal rights shall not have been exercised and notice of the intention shall not have been given in accordance with Article 13 of the GBCC by the shareholders of the Company with respect to, in the aggregate, more than five percent (5%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

(h) Company Stock Options. Each holder of any Company Stock Options shall have (i) executed and delivered an acknowledgment that the Company Stock Options held by such holder as of the Effective Time are terminated and that such holder has no further rights in respect of such Company Stock Options other than the right to receive the Option Consideration and (ii) delivered the Stock Option Agreement representing such Company Stock Options to the Company for cancellation.

(i) Director’s Shares. Each holder of the right to receive any Directors’ Shares shall have executed and delivered an acknowledgment that such holder’s right to receive such Directors’ Shares is terminated as of the Effective Time and that such holder has no further rights in respect of such Directors’ Shares other than the right to receive the Directors’ Shares Consideration.

(j) Warrants. Each holder of a Company Warrant shall have (i) executed and delivered to the Company an acknowledgment that the Company Warrants are exercisable for the number of shares of Class A Common Stock set forth in Part 3.03 of the Company Disclosure Letter as the minimum number of shares subject to such Company Warrant and that such Company Warrant shall be terminated at the Effective Time and that such holder shall have no further rights with respect thereto other than the right to receive the Warrant Consideration with respect thereto and (ii) delivered the Stock Purchase Warrant representing such Company Warrant to the Company for cancellation.

(k) Preferred Stock. The Company shall have redeemed all of the outstanding Preferred Stock at a price per share no greater than $150.00 per share, and each of the Company and WI Industries, Inc. shall have executed an acknowledgement to the effect that the Redemption Agreement has been terminated and that none of the parties thereto has any further rights or obligations with respect thereto.

(l) Contribution Agreement. The transactions contemplated by the Contribution Agreement shall have been consummated.
      Section 7.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have a Parent Material Adverse Effect (other than the representations and warranties contained in (i) Section 4.01 (Organization, Standing and Power) and (ii) Section 4.06 (Brokers), which representations and warranties shall be true and correct), in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect; and

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
      Section 8.01.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or, with the prior written approval of the Special Committee (with a copy of such prior written approval delivered to Parent), the Company:

(i) if the Merger is not consummated on or before September 30, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.02 or 6.01.

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 10 calendar days following receipt of written notice from Parent of such breach or failure;

(ii) if the Company Board or the Special Committee withdraws or modifies in a manner adverse to Parent or Sub, or publicly proposes to withdraw or modify in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, or publicly approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal;

(iii) if the Company or any of its officers, directors, representatives or agents materially breaches its obligations under Section 5.02 or 6.01;

(iv) if any event shall have occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect; or

(v) if there shall be instituted, commenced, pending or threatened any action, investigation, proceeding or litigation by or before any Governmental Entity that seeks or that would or that is reasonably likely to (a) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Sub or the consummation of the Merger or the other Transactions, (b) impose limitations on the ability of Parent or its affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation,

(c) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company and its subsidiaries, taken as a whole, or, as a result of the Merger or the Transactions, of Parent and its subsidiaries, taken as a whole, or (d) impose damages on Parent, the Company or any of their respective subsidiaries as a result of the Merger or the Transactions; provided, however, that Parent shall not terminate this Agreement under this Section 8.01(c)(v) with respect to any threatened or pending action, investigation, proceeding, or litigation brought or asserted by any third party solely challenging the fairness of the Merger or Merger Consideration unless such action, investigation, proceeding, or litigation, together with any other such action, investigation, proceeding, or litigation (whether or not settled or otherwise resolved), has had or would reasonably be expected to have (i) a material adverse effect on the Company or Parent or (ii) a Parent Material Adverse Effect.

(d) by the Company, with the prior written approval of the Special Committee (with a copy of such prior written approval delivered to Parent):

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 10 calendar days following receipt of written notice from the Company of such breach or failure;

(ii) in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

(iii) if any event shall have occurred that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
      Section 8.02.     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect. Such termination shall be without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.18 (Brokers), Section 4.06 (Brokers), the last sentence of Section 6.03 (Access to Information; Confidentiality), Section 6.07 (Fees and Expenses), this Section 8.02, Section 8.06 and Article IX (General Provisions), which provisions shall survive such termination, except nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.
      Section 8.03.     Amendment. This Agreement may be amended, modified and supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval by written agreement of the parties hereto, by action taken by their respective Boards of Directors, and with respect to the Company, if such amendment, modification or supplement shall (x) reduce the Merger Consideration, (y) amend or modify Section 6.06 in any respect or (z) discriminate against the holders of Company Common Stock, by the Special Committee; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      Section 8.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 8.03 waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      Section 8.05.     Procedure for Termination, Amendment, Extension or Waiver.
      (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.
      (b) The Company may terminate this Agreement pursuant to Section 8.01(d)(ii) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Company Board (or the Special Committee) shall have determined in good faith, after consultation with, and advice from, outside counsel, that it is necessary for the Company Board (or the Special Committee) to withdraw or modify in a manner adverse to Parent and Sub its approval or recommendation of this Agreement or the Merger in order to act in a manner consistent with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Company Board (or the Special Committee) has again made the determinations referred to in clause (ii) above, (v) the Company is in material compliance with Section 5.02, (vi) the Company has previously paid any fee due under Section 8.06 and (vii) the Company Board (or the Special Committee) concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.
      Section 8.06.     Termination Fee; Expense Reimbursement.
      (a) In the event that:

(i) this Agreement is terminated by (1) the Company pursuant to Section 8.01(b)(i) (other than in a circumstance where the financing contemplated by the Debt Commitment Letters is not available to Parent or Sub as of the Outside Date, except as a result of the failure of any of the other conditions to Parent’s and Sub’s obligation to effect the Merger set forth in Section 7.01 or 7.02 to be satisfied as of such date, inserting the term “Outside Date” for the term “Closing Date” in such Sections) or (2) the Company or Parent pursuant to Section 8.01(b)(iii), and (i) after the date of this Agreement, a Company Takeover Proposal has been announced or another person has announced an intention to make a Company Takeover Proposal and (ii) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Company Takeover Proposal within 12 months of the date this Agreement is terminated;

(ii) this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii) or 8.01(c)(iii); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii);
then in any such event under clause (i), (ii), or (iii) of this Section 8.06, the Company shall pay to Parent a termination fee of $2,600,000 in cash (the “Termination Fee”).
      (b) Any payment required to be made pursuant to clause (i) of Section 8.06(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Company Takeover Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment), any payment required to be made pursuant to clause (ii) of Section 8.06(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 8.01(c)(ii) or 8.01(c)(iii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment), and any payment required to be made pursuant to clause (iii) of Section 8.06(a) shall be made to Parent concurrently with, and as a condition to, the effectiveness of such termination by the Company pursuant to Section 8.01(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

      (c) In addition to the Termination Fee set forth in Section 8.06(a), in the event that (i) the Company Shareholder Approval is not obtained and this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(iii) or (ii) Parent terminates this Agreement pursuant to Section 8.01(c)(v), then, regardless of whether a Company Takeover Proposal has been announced or whether the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Company Takeover Proposal within 12 months of the date this Agreement is terminated, the Company shall reimburse Parent for documented out-of-pocket expenses actually and reasonably incurred by Parent and its affiliates in connection with this Agreement and the Transactions (including, but not limited to, fees and expenses of such persons’ counsel, accountants and financial advisors); provided, however, that in no event shall the Company be required to reimburse Parent for such expenses in excess of $250,000 (the “Expense Reimbursement”). The Expense Reimbursement shall be paid promptly upon termination of this Agreement pursuant to Section 8.01(b)(iii) or Section 8.01(c)(v), as applicable.
      (d) The Company acknowledges that the fee and the other provisions of this Section 8.06 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.
ARTICLE IX
GENERAL PROVISIONS
      Section 9.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 (including any rights arising out of any breach of such representations and warranties) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 9.02.     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or electronic mail, or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to

c/o Brazos Private Equity Partners LLC
100 Crescent Court, Suite 1777
Dallas, Texas 75201

Attention:	Patrick K. McGee

Michael D. Salim
Facsimile: (214) 756-6505

Email:	pmcgee@brazosinv.com

msalim@brazosinv.com

with a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Jeffrey B. Hitt
Facsimile: (214) 746-7777
Email: jeffrey.hitt@weil.com

(b) if to the Company, to

Morton Industrial Group, Inc.
1021 W. Birchwood
Morton, Illinois 61550
Attention: William D. Morton
Facsimile: (309) 263-3216
Email: bmorton@mortongroup.com

with a copy to:

Husch & Eppenberger, LLC
401 Main Street, Suite 1400
Peoria, IL 61602
Attention: Tyler D. Petersen
Facsimile: (309) 637-4928
Email: Tyler.Peterson@husch.com

And a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: Steven J. Gavin
Facsimile: 312-558-5700
Email: sgavin@winston.com
      Section 9.03.     Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“GAAP” means generally accepted accounting principles, as in effect in the United States on the date of this Agreement, consistently applied.

“Indebtedness” means the aggregate amount of all indebtedness, including accrued interest thereon and any prepayment penalties associated with the repayment thereof, for money borrowed by the Company and the Subsidiaries from others and for capital lease obligations, including all amounts payable pursuant to (i) that certain Second Amended and Restated Credit Agreement, dated as of March 26, 2004, by and among the Company, Harris Trust and Savings Bank, as agent, and the other lenders party thereto, (ii) that certain Note and Warrant Purchase Agreement, dated as of March 26, 2004, by and among the Company, BMO Nesbitt Burns Capital (U.S.) Inc., as agent, and the other lenders party thereto, and (iii) any other indebtedness that would be required under GAAP to be reflected as such on the balance sheet of the Company as of the Closing.

A “key employee” means an employee of the Company or any Subsidiary whose total annual compensation (including incentive compensation), for the 2005 fiscal year, exceeded $100,000.

“Law” means any federal, state, local, municipal, foreign, or other law, statute constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity.

A “material adverse effect” on a party means a material adverse effect on the business, assets, prospects, financial condition or results of operations, condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, other than, (i) with respect to determining whether the condition set forth in Section 7.02(d) has been satisfied and (ii) with respect to determining whether Parent is entitled to exercise its right of termination set forth in Section 8.01(c)(v), effects due to (A) general economic, market or political conditions, (B) matters generally affecting the industry in which such party operates; provided that such matters do not have a disproportionate impact on such party, or (C) the announcement or consummation of this Agreement or the other Transactions.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“to the knowledge” of any specified corporation means to the actual knowledge, after reasonable inquiry, of any director or officer of such corporation. “To the knowledge” of the Company means the actual knowledge, after reasonable inquiry, of the directors of the Company and each of its executive officers.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, the Contribution Agreement, and the Voting Agreements and the transactions contemplated thereby.

      Section 9.04.     Interpretation; Disclosure Letter. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any Section of the Company Disclosure Letter shall be deemed disclosed for the purposes of any Sections of this Agreement for which such disclosed matter would apply to the extent the applicability of such disclosure to such Section is readily apparent on its face.
      Section 9.05.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 9.06.     Counterparts. This Agreement may be executed by facsimile or electronically transmitted counterparts and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 9.07.     Entire Agreement; Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreements, the Contribution Agreement, the Confidentiality Agreement and the other agreements contemplated in connection herewith, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except, after the Closing has occurred, for the right to receive the Merger Consideration in accordance with Article II, and as contemplated by Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies.
      Section 9.08.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the provisions of the GBCC are applicable.

      Section 9.09.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 9.10.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.
      Section 9.11.     Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.04 and 8.05. Sub hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.
      Section 9.12.     No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto. No past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative any party hereto shall have any liability for any obligations or liabilities the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

MMC PRECISION HOLDINGS CORP.

By:	/s/ Patrick K. McGee

Name: Patrick K. McGee

Title:	President

MMC PRECISION MERGER CORP.

By:	/s/ Patrick K. McGee

Name: Patrick K. McGee

Title:	President

MORTON INDUSTRIAL GROUP, INC.

By:	/s/ William D. Morton

Name: William D. Morton

Title:	Chairman & CEO
SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

APPENDIX B
[Houlihan Lokey Howard & Zukin Financial Advisors, Inc. Letterhead]
March 22, 2006
The Special Committee of the Board of Directors of
Morton Industrial Group, Inc.
The Board of Directors of Morton Industrial Group, Inc.
1021 West Birchwood
Morton, IL 61550
Dear Members of the Special Committee and Board of Directors:
      We understand that Morton Industrial Group, Inc. (the “Company”) is currently in discussions with Brazos Holdings II, LP (“Brazos”) regarding a recapitalization of the Company in which Brazos will purchase all of the outstanding shares of common stock owned by the shareholders (the “Shareholders”) of the Company, except for those shares held by the Rollover Shareholders (as defined below), for $10.00 per share. It is also our understanding that as part of such a transaction, certain shareholders of the Company, Messrs. William D. Morton, Mark W. Mealy, Brian Geiger, Brian Doolittle, and Daryl Lindemann (collectively, the “Rollover Shareholders”), have agreed to reinvest a portion of their shares of common stock into the recapitalized Company. Such transaction is referred to herein as the “Transaction.”
      You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) and Board of Directors of the Company as to whether, as of the date hereof, the consideration to be received by the Shareholders of the Company (other than the Rollover Shareholders) in the Transaction is fair to them from a financial point of view.
      In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and quarterly reports on Form 10-Q for the quarters ended October 1, 2005 and September 25, 2004, and Company-prepared interim financial statements for the four month period ended January 31, 2006 which the Company’s management has identified as being the most current financial statements available;

The Special Committee of the Board of Directors of
Morton Industrial Group, Inc.
The Board of Directors of Morton Industrial Group, Inc.
March 22, 2006

2. spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction, and spoken with representatives of the Company’s independent accounting firm and financial advisor, and legal counsel to the Special Committee regarding the Company, the Transaction, and related matters;

3. visited the Company’s headquarters and two manufacturing facilities located in Morton, IL;

4. reviewed drafts of the following agreements and documents (the “Agreements”):

a. Agreement and Plan of Merger, dated March 21, 2006;

b. Voting and Support Agreement, dated March 13, 2006;

c. Contribution Agreement, dated March 13, 2006;

5. reviewed the Confidential Information Memorandum dated August 2005 and the Management Presentation dated September 2005 prepared by the Company’s financial advisor, Edgeview Capital Partners (“Edgeview”);

6. reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ended December 31, 2006 through December 31, 2009;

7. reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past three years and those of certain publicly traded companies which we deemed relevant;

8. reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant; and

9. conducted such other financial studies, analyses and inquiries as we have deemed appropriate and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.
      We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have relied on management’s representations regarding the expected value of the Company’s net operating loss tax carryforwards. In particular, management estimated that net operating loss utilization will total as much as $19.1 million during the fiscal years 2006 to 2009.

The Special Committee of the Board of Directors of
Morton Industrial Group, Inc.
The Board of Directors of Morton Industrial Group, Inc.
March 22, 2006
      We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreements and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such Agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreements without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the Agreements identified above will not differ in any material respect from such draft copies of the agreements.
      Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal any of the assets, properties or liabilities (contingent or otherwise) of the Company. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.
      We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee or the Board of Directors with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.
      This Opinion is furnished for the use and benefit of the Committee and the Board of Directors in connection with their consideration of the Transaction and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.
      In the ordinary course of business, we and our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, for our and such affiliates’ own accounts and for the accounts of customers, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company and any other party that may be involved in the Transaction.
      We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Committee, the Board of Directors, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as

The Special Committee of the Board of Directors of
Morton Industrial Group, Inc.
The Board of Directors of Morton Industrial Group, Inc.
March 22, 2006
compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the solvency or fair value of the Company or any other participant in the Transaction under any applicable federal or state laws relating to bankruptcy, insolvency or similar matters, or (vii) the fairness of any portion or aspect of the Transaction to any one class of the Company’s security holders vis-à-vis any other class of the Company’s security holders. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the Shareholders of the Company (other than the Rollover Shareholders) in the Transaction is fair to them from a financial point of view.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX C
Article 13 of the Georgia Business Corporation Code
14-2-1301. Definitions
      As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)
14-2-1302. Right to dissent
      (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
      (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
      (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11; Ga. L. 2003, p. 897, § 11.)
14-2-1303. Dissent by nominees and beneficial owners
      A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)
14-2-1320. Notice of dissenters’ rights
      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

      (b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)
14-2-1321. Notice of intent to demand payment
      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.
      (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)
14-2-1322. Dissenters’ notice
      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
      (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)
14-2-1323. Duty to demand payment
      (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
      (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
      (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)
14-2-1324. Share restrictions
      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

      (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)
14-2-1325. Payment
      (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
      (b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327;
and

(5) A copy of this article.
      (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)
14-2-1326. Failure to take action
      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)
14-2-1327. Procedure if shareholder dissatisfied with payment or offer.
      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
      (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
      (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)
14-2-1330. Court action
      (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)
14-2-1331. Court costs and attorney fees
      (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

      (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
      (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)
14-2-1332. Limitation of actions
      No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

MORTON INDUSTRIAL GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS
     The undersigned shareholder of Morton Industrial Group, Inc. hereby appoints Daryl R. Lindemann and Brian L. Geiger, or either of them, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the special meeting of shareholders to be held on August 25, 2006, at 9:00 a.m., local time, at 1021 West Birchwood, Morton, Illinois, and at any adjournments or postponements thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.
PROXY VOTING INSTRUCTIONS
     You may vote by:

MAIL —	Date, sign, and mail this proxy card in the envelope provided as soon as possible.

TELEPHONE —	Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch tone telephone and follow the instructions you receive. Have your proxy card available when you call this number.

INTERNET —	Access “www.voteproxy.com” and follow the on screen instructions. Have your proxy card available when you access this page.
You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com until 11:59 PM Eastern Daylight Savings Time the day before the August 25, 2006, meeting date or any adjournment thereof.
     This proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, FOR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.
(continued and to be signed and dated on reverse side)

☑	Please mark your votes as indicated in this example:
1.	Approval of the merger agreement

FOR	AGAINST	ABSTAIN

☐	☐	☐
2.	To adjourn or postpone the meeting, if the board of directors determines such postponement or adjournment is advisable, for the purpose of soliciting additional votes in favor of the merger agreement:

FOR	AGAINST	ABSTAIN

☐	☐	☐
3.	At their discretion, the proxies, or either of them, are authorized to vote upon such other business (not known a reasonable time before the solicitation of my proxy) as may properly come before the meeting, or any adjournments or postponements thereof.
If you receive more than one proxy card, please sign and return ALL cards in the accompanying envelope.
Date:

Signature of Shareholder or Authorized Representative
Please date and sign exactly as your name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. Only one signature is required in the case of stock ownership in the name of two or more persons, but all should sign if possible.